EXHIBIT 10.09

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

dated as of September 4, 2008

by and among

ACUCELA INC.

and

OTSUKA PHARMACEUTICAL CO., LTD.

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EXHIBITS

Exhibit A	Acucela Patent Rights
Exhibit B	Financial Terms
Exhibit C	Initial Formulation
Exhibit D	Initial Development Activities
Exhibit E	Promissory Note
Exhibit F	Security Interest Agreement
Exhibit G	Press Release

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CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Co-Development and Commercialization Agreement (this “Agreement”) is made as of September 4, 2008 (the “Effective Date”), by and between Acucela Inc., a Washington corporation having its principal offices at 21720 23rd Drive SE, Suite 120, Bothell, WA 98021 (“Acucela”), and Otsuka Pharmaceutical Co., Ltd., a Japanese corporation (“Otsuka”) having its principal offices at 2-9 Kanda Tsukasa-cho Chiyoda-ku, Tokyo 101-8535, Japan. Acucela and Otsuka are each referred to herein as a “Party” and collectively as the “Parties.”

A. Acucela is a biopharmaceutical company developing new drug therapies for ophthalmologic conditions and diseases.

B. Otsuka is an established pharmaceutical company which focuses its experience and expertise in the development and commercialization of pharmaceutical products in select areas, including among them ophthalmologic conditions and diseases.

C. Otsuka desires to acquire rights to Acucela’s lead candidate, ACU-4429, and potential backup compounds in Japan and certain other Asian countries and to collaborate with Acucela on the further development and commercialization of Collaboration Products in the Shared Territory (as defined below), all on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings.

1.1. “Acquirer” means, with respect to a Party, another Person who controls (as defined in Section 1.4) such Party as a result of the occurrence of Change of Control in respect of such Party after the Effective Date.

1.2. “Acucela Core Compounds” means any and all small molecule compounds within the * chemical family consisting of *. For the purposes of this definition, *. An * can be optionally substituted by one or more of the following substituents or other substituents as can be prepared by those skilled in the art: *.

*	Confidential Treatment Requested.

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1.3. “Acucela IP” means the Acucela Know-How and Acucela Patent Rights, defined as follows:

1.3.1 “Acucela Know-How” means Know-How Controlled by Acucela or its Affiliates (other than its Acquirer or such Acquirer’s Affiliates) on the Effective Date or during the Term that is necessary or useful to Develop, Manufacture or Commercialize Potential Collaboration Compounds or Potential Collaboration Products in the Field in the Otsuka Territory or in the Shared Territory in accordance with this Agreement, including Acucela’s interest in the Joint Know-How, but excluding Otsuka Know-How licensed to Acucela by Otsuka under this Agreement.

1.3.2 “Acucela Patent Rights” means those Patent Rights listed on Exhibit A and any and all other Patent Rights Controlled by Acucela or its Affiliates (other than its Acquirer or such Acquirer’s Affiliates) on the Effective Date or during the Term that are necessary or useful to Develop, Manufacture or Commercialize Potential Collaboration Compounds or Potential Collaboration Products in the Field in the Otsuka Territory or in the Shared Territory, including the Patents Rights with respect to inventions contained in the Acucela Inventions that, if prosecuted, would disclose or claim a composition of matter comprising a Potential Collaboration Compound or Potential Collaboration Product, a use of a Potential Collaboration Compound or Potential Collaboration Product in the Field, or a method of Manufacturing of a Potential Collaboration Compound or a Potential Collaboration Product, and Acucela’s interest in the Joint Patent Rights, but excluding Otsuka Patent Rights licensed to Acucela by Otsuka under this Agreement. Exhibit A shall be updated from time to time as requested by either Party to reflect all Patent Rights then within the Acucela Patent Rights.

1.4. “Affiliate” means, with respect to a Party, any person, corporation or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be. As used in this Section 1.4, “control” shall mean: (a) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) in a corporation or other entity; or (b) possession, direct or indirect, of the power to affirmatively direct the management and policies of a person, corporation or other entity, whether through ownership of voting stock or other ownership interest or by contract relating to voting rights or corporate governance.

1.5. “Allowable Expenses” means those expenses incurred in connection with the Commercialization of a Collaboration Product in the Shared Territory that are incurred in accordance with the approved Commercialization Plan and are specifically attributable to Collaboration Products in the Shared Territory, and shall consist of (a) Cost of Goods Sold, (b) Marketing Expenses, (c) Distribution Expenses, (d) Allocable Administration Expenses, (e) Patent Expenses, (f) Trademark Expenses, (g) Regulatory Expenses, (h) Product Recall Expenses, (i) Product Withdrawal Expenses, (j) Liabilities for an Intrinsic Defect, and (k) Pre-Marketing Expenses. Allowable Expenses shall exclude Development Costs, even if incurred after the First Commercial Sale of a Collaboration Product in the Shared Territory.

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1.6. “Backup Collaboration Compound” means a Potential Collaboration Compound (a) that meets criteria agreed upon by the Joint Development Committee, and (b) that is selected by the Parties for Development as further described in Section 5.2. In the event of the failure of a Lead Compound, the Parties may designate a Backup Collaboration Compound as the Lead Compound at the meetings of the JDC.

1.7. “Calendar Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of any year.

1.8. “Change of Control” means, with respect to a Party, (a) a sale, conveyance, or other disposition of all or substantially all of such Party’s assets, (b) any merger, consolidation or other business combination transaction of such Party with or into another Person, in which the holders of the shares of voting capital stock of such Party outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) less than a majority of the total voting power represented by the shares of voting capital stock of such Party (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a “group” within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended, excluding in either case any Person who was a shareholder of Acucela as of the Effective Date, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of such Party; provided, however, that in no event shall (1) the acquisition of shares issued by such Party in an equity financing be considered for purposes of determining whether there has been a Change of Control, or (2) in the case of clause (c) of this Section 1.8, the acquisition of the right to acquire beneficial ownership of shares of capital stock of such Party be deemed to be the acquisition of beneficial ownership of such shares unless and until such right has been exercised.

1.9. “Collaboration Compound” means the Lead Compound and any Backup Collaboration Compound.

1.10. “Collaboration Product” means any pharmaceutical formulation containing a Collaboration Compound as an active chemical entity, which is developed under the Development Plan in the Shared Territory or which is developed in either Party’s Sole Territory, as the case may be.

1.11. “Collaboration Product Marks” means the product-specific trademarks, Internet domain names, logos, trade dress or other symbols approved by the JCC for use with the Collaboration Products in the Field in the Shared Territory, and under which a Collaboration Product may be marketed in the Field in the Shared Territory, but excluding the Acucela and Otsuka company names, tradenames, logos, trade dress and the like.

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1.12. “Commercialization” means activities directed to marketing, advertising, promoting, co-promoting, detailing, distributing, importing or selling a product, including Pre-Marketing, Post-Marketing Studies, Phase IV Clinical Trials commenced after First Commercial Sale of a Collaboration Product, Manufacture of commercial supplies and education, planning, product support and medical efforts related to a product, and when used as a verb, “Commercialize” means to engage in such activities. For clarity, Manufacturing process development, scale-up and validation of Manufacturing with respect to a Collaboration Product in connection with Manufacture of commercial supplies of any such Collaboration Product shall be included within Commercialization, even if such activities are conducted prior to the first Regulatory Approval in a country for any such Collaboration Product.

1.13. “Commercially Reasonable Efforts” means, with respect to a Collaboration Compound or Collaboration Product, the carrying out of obligations under this Agreement with those efforts and resources that a similarly situated company within the pharmaceutical industry would reasonably use were it developing or commercializing its own pharmaceutical compounds or products that are of similar market and profit potential and of similar risk profile at a similar stage in their product life as the Collaboration Compound or Collaboration Product, as applicable, taking into account anticipated product labeling, anticipated financial return, relevant medical and clinical considerations, anticipated regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due, but in no event less than the type and scope of efforts that the applicable Party would devote to any of its other products of similar market and profit potential and similar risk profile at a similar stage of product life.

1.14. “Controlled” means, with respect to any intellectual property right or other intangible property, the possession by license or ownership by a Party or its Affiliate of the legal authority or right to grant to the other Party access and/or a license or sublicense or other right as provided herein without violating the terms of any agreement with any Third Party.

1.15. “Co-Promotion” means promotion of the Collaboration Product by Otsuka and Acucela (and/or their respective Affiliates) under the same Regulatory Approval, registration and Collaboration Product Marks in any country in the Shared Territory. When used as a verb, “Co-Promote” means to engage in such activities.

1.16. “Cost of Goods Sold” shall have the meaning assigned in Exhibit B.

1.17. “Data” means, to the extent Controlled by either Party as of the Effective Date or during the Term, any and all (a) research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and other similar technical and scientific data necessary for or actually produced in the Development or Manufacture of Collaboration Compounds or Collaboration Products in the Field in the Territory or otherwise generated under the Development Plan and (b) documentation and correspondence submitted, or required to be submitted, to a Regulatory Authority, or received from a Regulatory Authority, in connection with activities to obtain a Regulatory Approval for a Collaboration Product in the Field in any country, including, information in any drug master files or similar documentation.

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1.18. “Detail” and “Detailing” shall mean (a) for indications appropriate and labeled for treatment of patients in a physician office practice environment, a face-to-face meeting, in an individual or group practice setting, between one or more target prescribers and a sales representative of a Party or its designee, during which information regarding Collaboration Product is communicated orally to the prescriber, and (b) for indications appropriate and labeled for treatment of patients in hospitals, a face-to-face meeting, in a hospital setting, between one or more target physicians or surgeons and a sales representative of a Party or its designee, during which information regarding Collaboration Product is communicated orally to the physician or surgeon. Sample drops (if applicable) and reminders, in the absence of other activities listed above, shall not constitute a Detail or Detailing.

1.19. “Detail Costs” means the direct compensation and benefits paid to professional sales representatives making Details, including travel and any out-of-pocket costs, to the extent specifically attributable to the promotion of Collaboration Products.

1.20. “Development” means all activities related to researching or developing a Collaboration Compound or Collaboration Product, or obtaining Regulatory Approvals therefor, in the Territories, including preclinical testing, toxicology, formulation, clinical trials and regulatory affairs as well as all research and development activities under an approved Research Plan, and when used as a verb, “Develop” means to engage in such activities. Development shall also include Manufacturing activities for the purposes of producing clinical supplies (or materials used in preclinical testing or research), as well as Manufacturing process development, scale-up and validation of Manufacturing with respect to a Collaboration Compound or Collaboration Product prior to the first Regulatory Approval in the Shared Territory for such product. Development shall not include Manufacture of commercial supplies or Commercialization or other Manufacturing activities included in the term “Commercialization”. Development shall not include Phase IV Clinical Trials commenced after First Commercial Sale of a Collaboration Product anywhere in the world. For clarity, the Parties may continue to perform Development activities for a Collaboration Product following the First Commercial Sale of such Collaboration Products to explore additional indications or formulations of such Collaboration Products.

1.21. “Development Costs” means the expenses incurred by a Party or for its account after the Effective Date that are incurred in accordance with the approved Development Plan and are specifically attributable to the Development of a Collaboration Compound or a Collaboration Product for the Shared Territory. More specifically, Development Costs shall include amounts paid by a Party to Third Parties involved in the Development of Collaboration Compounds or Collaboration Products for the Shared Territory pursuant to the Development Plan, and all fixed and variable, direct and indirect, internal costs (calculated on an FTE basis as provided in Sections 1.28 and 1.29) incurred by a Party in connection with Development of Collaboration Compounds or Collaboration Products for the Shared Territory under the approved Development Plan.

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Development Costs shall include, but are not limited to, the following costs incurred for the Development of a Collaboration Compound or Collaboration Product for the Shared Territory: the cost of studies on the Collaboration Product conducted internally or by individual investigators or consultants necessary or useful for the purpose of obtaining and/or maintaining Regulatory Approval of a Collaboration Product for the Shared Territory, costs (and related fees) of preparing the NDA for submission to a governmental authority to obtain and/or maintain Regulatory Approval of a Collaboration Product for the Shared Territory and manufacturing and scaling up manufacturing processes for Collaboration Products in bulk and finished form, except to the extent included in the term Commercialization. Development Costs shall exclude all costs and expenses incurred (i) in connection with the Research Program under the Research Plan which costs and expenses shall be borne as set forth in Section 5.5.4, and (ii) by Otsuka in performing its primary responsibilities pursuant to Section 3.2.4(b)(i), which costs and expenses shall be borne by Otsuka.

1.22. “Discovery Research” means research activities directed to (a) modifying, or making derivatives of, any Collaboration Compound or Collaboration Product, (b) identifying the molecular target of any Collaboration Compound or Collaboration Product, or (c) conducting any structure activity relationship work using a Collaboration Compound or Collaboration Product.

1.23. “Distribution Expenses” shall have the meaning assigned in Exhibit B.

1.24. “Dr. Kubota” means Dr. Ryo Kubota, the Chief Executive Officer of Acucela.

1.25. “FDA” means the United States Food and Drug Administration and any successor thereto.

1.26. “Field” means the diagnosis, treatment, palliation and/or prevention of (a) ophthalmologic conditions, maladies and diseases, including age-related macular degeneration and diabetic retinopathy, and (b) if the Parties mutually agree, in accordance with Section 5.1 below, to include one or more additional indications beyond those described in the preceding clause (a) , such additional indication(s).

1.27. “First Commercial Sale” means the first bona fide commercial sale of a Collaboration Product for use in the Field within a country in the Shared Territory following issuance of all applicable Regulatory Approvals required prior to commercial sale in such country.

1.28. “FTE” means the equivalent of the work of one (1) employee full time for one (1) year * of work directly related to the Development and/or Commercialization of Collaboration Product or any other activities specifically permitted under this Agreement. No additional payment shall be made with respect to any person who works more than such number of hours per year, and any person who devotes less than such number of hours per year shall be treated as an FTE on a pro-rata basis.

*	Confidential Treatment Requested.

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1.29. “FTE Rate” means initially *, in the Consumer Price Index for Urban Consumers for the West Region, All Items, as published by the U.S. Department of Labor, Bureau of Statistics, *.

1.30. “Fully Burdened Manufacturing Costs” means, as applicable to a Collaboration Compound or Collaboration Product, a Party’s cost of manufacturing such Collaboration Compound or Collaboration Product for clinical purposes, which is equal to the sum of (a) for Collaboration Compounds or Collaboration Products (or components thereof) made by a Party, the costs of all *, in each case for the manufacture of such Collaboration Compound or Collaboration Product, (b) for Collaboration Compounds or Collaboration Products (or components thereof) made by a Third Party, *, and (c) *; to the extent such costs in (a), (b) and (c) above are incurred by a Party or its Affiliates and to the extent they are reasonably allocable to the manufacture of such Collaboration Compound or Collaboration Product. Fully Burdened Manufacturing Cost shall be calculated in a manner consistent with applicable GAAP.

1.31. “GAAP” means generally accepted accounting principles, as in effect from time to time, such accounting principles to be consistently applied. With respect to Otsuka, the term “GAAP” shall mean Otsuka’s standard corporate accounting procedures, which are and shall be in compliance with applicable, then-current Japanese accounting standards consistently applied and, with respect to Acucela, the term “GAAP” shall mean the then-current generally accepted accounting principles in the United States consistently applied.

1.32. “IND” means an investigational new drug application filed with the FDA under 21 C.F.R. Part 312 with respect to a Collaboration Product prior to beginning human clinical trials, or the equivalent application or filing with the Regulatory Authority necessary to commence clinical trials in a country in the Territories other than the United States, as applicable.

1.33. “Initial Formulation” means the formulation of the Lead Compound set forth on Exhibit C.

1.34. “Initial Indication” means dry age-related macular degeneration, which is the indication of the first priority for which the Parties hereby agree to Develop Collaboration Compounds and Collaboration Products pursuant to the Development Plan.

1.35. “Initiation of a Phase III Clinical Trial” shall mean, with respect to a Collaboration Product, first dosing of the first patient in a Phase III Clinical Trial conducted pursuant to the Development Plan for such Collaboration Product.

1.36. “Know-How” means all information, results and Data of any type, in any tangible or intangible form, including databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data,

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studies, procedures, drawings, plans, designs, diagrams, sketches, technology, documentation or descriptions. Notwithstanding the foregoing, as used in this Agreement, “Know-How” does not include Patent Rights in the foregoing.

1.37. “Joint Patent Rights” means the Patent Rights with respect to inventions contained in Joint Inventions that, if prosecuted, would disclose or claim a composition of matter comprising a Collaboration Compound or Collaboration Product, a use of a Collaboration Compound or Collaboration Product in the Field, or a method for Manufacturing of a Collaboration Compound or a Collaboration Product.

1.38. “Launch Date” means the date following Regulatory Approval for a Collaboration Product on which active Detailing regarding such Collaboration Product starts in a country in the Shared Territory.

1.39. “Lead Compound” means the following chemical entity: *, designated as ACU-4429.

1.40. “LIBOR” means the rate per annum which would have been offered to prime banks for a deposit for three months in United States Dollars in the London interbank market at or about 11:00 a.m. (London time) on the first day of the Calendar Quarter in which the due date of the relevant payment occurs and thereafter such rate on the first day of each Calendar Quarter until the full discharge of the relevant payment (or, in each case, if LIBOR is not available for such date, that on the immediately preceding business day) as published in the “Money Rates” column of the Wall Street Journal.

1.41. “Manufacture” means manufacturing and related activities including chemical synthesis, formulation, filling, processing, testing, finishing, packaging, labeling, storing, warehousing, quality control, quality assurance, releasing, disposing, handling, shipping and all other activities undertaken or required to be undertaken in order to manufacture and supply Collaboration Compounds or Collaboration Products.

1.42. “Marketing Expenses” shall have the meaning assigned in Exhibit B.

1.43. “NDA” means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States, or any equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States for authorization to market a drug in such country.

1.44. “Net Profit (Loss)” means the profits or losses resulting from the Commercialization of Collaboration Products in the relevant countries of the Shared Territory and shall be equal to Net Sales of Collaboration Products less Allowable Expenses; provided, however that any costs that

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would otherwise be included as an Allowable Expense, but which, pursuant to the definition of “Net Sales”, are deducted from gross sales to determine the Net Sales of a Collaboration Product, shall not also be deducted as an Allowable Expense. Net Profit (Loss) shall also include any license fees, milestone payments or similar payments (other than Net Sales) received by a Party from a Third Party on account of the sale, transfer, license or sublicense of Patent Rights or Know-How to the Third Party in the Shared Territory with respect to a Collaboration Compound or Collaboration Product, excluding (a) *, (b) *, (c) *; and (d) * (subsections (a) through (d) shall be referred to hereafter as “Sublicensing *”).

1.45. “Net Sales” means the gross amounts invoiced to and paid by or otherwise received from non-licensee Third Parties or non-Sublicensee Third Parties for sales of Collaboration Products by a Party, its Affiliates, licensees and/or its Sublicensees to such non-licensee Third Parties or non-Sublicensee Third Parties, less reasonable and customary deductions for the following costs actually incurred or allowed:

1.45.1 freight, postage and duties, and transportation charges on shipment of such Collaboration Product, including handling and insurance on such shipment;

1.45.2 sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and other governmental charges imposed upon the importation, use or sale of such Collaboration Product to the customer;

1.45.3 trade, quantity and cash discounts actually granted to the customer;

1.45.4 credits, rebates and charge-backs, and allowances or credits to the customer on account of rejection or returns of such product or on account of retroactive price reductions affecting such Collaboration Product; and

1.45.5 fees actually paid or credited to wholesalers, group purchasing organizations and pharmacy benefit managers and the like based on sale or dispensal of Collaboration Product.

Notwithstanding the foregoing, the amounts described in Sections 1.45.1 and 1.45.2 shall be deducted only to the extent such amounts are stated separately on the invoice and paid by a customer and the amounts described in Sections 1.45.3 and 1.45.4 shall be deductible only to the extent such amounts are granted or allowed and, except with respect to rebates, based on amounts invoiced to a customer. If a product is sold for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the then fair market value of such product. The supply of Collaboration Products without charge (x) as commercial samples, (y) as charitable donations or (z) for use in Development and Post-Marketing Studies shall be excluded from the computation of Net Sales.

With respect to Collaboration Products, if any, that are sold with other products or services, if the amount invoiced for the applicable Collaboration Products represents a discount greater than the average discount for all products and services that are sold together, then Net Sales for the Collaboration Product sold with such other products and services shall be *.

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If a Collaboration Product is sold as part of a Combination Product (as defined below) in a country, the Net Sales of the Collaboration Product, for the purposes of determining payments based on Net Sales, shall be determined by *, A/(A+B), where:

A is the * of the Collaboration Product received or set by a Party, its Affiliates, licensees or Sublicensees when sold in finished form in such country and B is the * received or set by such Party, its Affiliates, licensees or Sublicensees of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period or, if sales of both the Collaboration Product and the other product(s) did not occur in such period, then in the most recent Net Sales reporting period in which sales of both occurred.

In the event that such * cannot be determined for both the Collaboration Product and all other product(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is * of the Collaboration Product and D is * of all other product(s) included in the Combination Product. In such event, such Party shall in good faith propose to the other Party an allocation of * of the Collaboration Product and all other product(s) included in the Combination Product, the other Party shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within * after such Party provides such proposal, then such matter shall be resolved in accordance with Section 16.8 as if it were a JDC dispute.

1.46. “New Compound” means any compound discovered or developed by Acucela or its Affiliates during the Term, independently of any activities of the Collaboration hereunder. For clarity, New Compounds shall exclude any Potential Collaboration Compounds or other Acucela Core Compounds.

1.47. “Other Formulation” means any and all formulations of Collaboration Compound(s) other than the Initial Formulation.

1.48. “Other Indication” means any and all indications within the Field other than the Initial Indication or the Second Indication for which the Joint Development Committee approves the Development of Collaboration Compounds or Collaboration Products pursuant to the Development Plan.

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1.49. “Otsuka IP” means the Otsuka Know-How and Otsuka Patent Rights, defined as follows:

1.49.1 “Otsuka Know-How” means Know-How Controlled by Otsuka or its Affiliates (other than its Acquirer or such Acquirer’s Affiliates) on the Effective Date or during the Term that is necessary or useful to Develop, Manufacture, or Commercialize Potential Collaboration Compounds or Potential Collaboration Products in the Field in the Acucela Territory or in the Shared Territory in accordance with this Agreement, including Otsuka’s interest in the Joint Know-How.

1.49.2 “Otsuka Patent Rights” means those Patent Rights Controlled by Otsuka or its Affiliates (other than its Acquirer or such Acquirer’s Affiliates) on the Effective Date or during the Term that are necessary or useful to Develop, Manufacture or Commercialize Potential Collaboration Compounds or Potential Collaboration Products in the Field in the Acucela Territory or in the Shared Territory, including the Patents Rights with respect to inventions contained in the Otsuka Inventions that, if prosecuted, would disclose or claim a composition of matter comprising a Potential Collaboration Compound or Potential Collaboration Product, a use of a Potential Collaboration Compound or Potential Collaboration Product in the Field or a method of Manufacturing of a Potential Collaboration Compound or a Potential Collaboration Product, and Otsuka’s interest in the Joint Patent Rights.

1.50. “Patent Expenses” shall have the meaning assigned on Exhibit B.

1.51. “Patent Rights” means (a) all patents and patent applications (including provisional applications), and all patents issuing thereon (including utility, model and design patents and certificates of invention), (b) all reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, extensions (including supplemental protection certificates), registrations, confirmations and re-examinations and (c) foreign counterparts of any of the foregoing.

1.52. “Person” means any natural person or any corporation, company, partnership, joint venture, firm, Regulatory Authority or other governmental authority, or other entity, including a Party.

1.53. “Phase II Clinical Trial” means a human clinical trial of a Collaboration Product conducted in the specific patient population with the disease or condition of interest intended to be studied in a Phase III Clinical Trial for the purposes of preliminary assessment of safety and efficacy, and selection of the dose regimen(s) to be studied in a Phase III Clinical Trial, as described under 21 C.F.R. §312.21(b), and that if the defined end-points are met, is sufficient to allow the Initiation of a Phase III Trial, or, the equivalent thereof in any jurisdiction other than the United States.

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1.54. “Phase III Clinical Trial” means a human clinical trial of a Collaboration Product intended to be a pivotal trial for obtaining Regulatory Approval and to otherwise establish safety and efficacy in patients with the disease or condition being studied for purposes of filing an NDA with the FDA and that would satisfy the requirements under 21 C.F.R. §312.21(c) with respect to the United States, or, the equivalent thereof in any jurisdiction other than the United States.

1.55. “Phase IV Clinical Trial” means a human clinical trial for a Collaboration Product conducted after receipt of Regulatory Approval in the country for which such trial is being conducted and that is required or requested by a Regulatory Authority to be conducted after Regulatory Approval, as a condition of or in connection with obtaining and maintaining such Regulatory Approval. For clarity, Phase IV Clinical Trials shall be considered part of Commercialization.

1.56. “Plan” means each of the Development Plan, the Research Plan and the Commercialization Plan.

1.57. “Post-Marketing Studies” means marketing studies, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials and post-marketing surveillance studies of a Collaboration Product, other than Phase IV Clinical Trials, that are not intended for use as a basis for obtaining Regulatory Approval (e.g., for a further indication, label expansion or otherwise) with respect to such Collaboration Product.

1.58. “Potential Collaboration Compound” means any Acucela Core Compound in existence as of the Effective Date or generated pursuant to the Research Plan, including any Collaboration Compound.

1.59. “Potential Collaboration Product” means any pharmaceutical formulation containing a Potential Collaboration Compound as an active chemical entity.

1.60. “Pre-Marketing” means all Commercialization activities undertaken with respect to a Collaboration Product after filing with Regulatory Authority of a NDA thereof and prior to First Commercial Sale thereof and in preparation for the launch of such Collaboration Product in the Shared Territory. Pre-Marketing shall include advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution, and enforcement, and other activities included within the Commercialization Plan prior to the First Commercial Sale of a Collaboration Product in the Shared Territory.

1.61. “Pre-Marketing Expenses” means the costs, excluding Development Costs, specifically attributable to the Pre-Marketing of a Collaboration Product in the Shared Territory that are incurred in connection with the approved Commercialization Plan. The Commercialization Plan shall provide details on how to account for internal costs that constitute Pre-Marketing Expenses.

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1.62. “Product Recall” means any recall of individual batches or lots of Collaboration Product due to manufacturing or quality problems causing the failure of the Collaboration Product and/or Collaboration Compound contained therein to conform to their respective specifications, cGMP or applicable quality requirements.

1.63. “Product Withdrawal” shall mean any widespread withdrawal of Collaboration Product from a country after Launch Date for health or safety reasons (but not a mere Product Recall).

1.64. “Regulatory Authority” means any federal, national, multinational, provincial, state or local regulatory agency, department, bureau or other governmental entity, within a regulatory jurisdiction in the Territories, with the authority to grant any approvals, licenses, registrations or authorizations necessary for the Development, Manufacture, use, Commercialization or coverage and reimbursement of a Collaboration Product.

1.65. “Regulatory Approval” means, with respect to a particular country, all approvals (including where applicable, pricing and reimbursement approval and schedule classifications), licenses, registrations or authorizations by any Regulatory Authority necessary for the Development, Manufacture, use, storage, import, transport, Commercialization or sale of a Collaboration Product in such country. For clarity, as of the Effective Date, it is understood that Regulatory Approval in the United States does not require the pricing or reimbursement approval of any governmental agency or Third Party payor.

1.66. “Regulatory Filings” means a document formally filed with a Regulatory Authority, including INDs, NDAs, Drug Master Files and the like, as well as their counterparts or equivalents in jurisdictions other than the United States.

1.67. “Related Agreement” means each of the Promissory Note, Security Interest Agreement, Pharmacovigilance Agreement, Co-Promotion Agreement, or such other agreement entered into by the Parties pursuant to or in connection with this Agreement.

1.68. “Research Program Year” means a period of twelve (12) months, with the first Research Program Year to commence on the date on which the Research Program starts under the Research Plan. Each successive Research Program Year shall commence on the date following the last date of the previous Research Program Year.

1.69. “Royalty Payment” means the Royalty for Sole Territory or Royalty for Shared Territory, as applicable.

1.70. “Second Indication” means diabetic retinopathy, which is the indication of the second priority for which the Parties intend to Develop Collaboration Compounds and Collaboration Products pursuant to the Development Plan concurrently with or subsequent to Development for the Initial Indication.

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1.71. “Sole Patent Rights” means the Acucela Patent Rights (other than Acucela’s interest in the Joint Patent Rights) or the Otsuka Patent Rights (other than Otsuka’s interest in the Joint Patent Rights), as applicable.

1.72. “Sublicensee” means a Third Party to whom a Party has granted a sublicense pursuant to Section 9.3; and “Sublicense Agreement” means an agreement between a Party and a Sublicensee granting such rights. As used in this Agreement, “Sublicensee” shall not include a wholesaler or reseller of a Collaboration Product which does not market or promote such Collaboration Product.

1.73. “Territory” means each of the Shared Territory, the Acucela Territory and the Otsuka Territory, defined as follows:

1.73.1 “Shared Territory” means the United States, Canada and Mexico, provided that the JCC shall have the authority to determine whether to proceed with Development and Commercialization of Collaboration Product in the Field in Canada and Mexico.

1.73.2 “Acucela Territory” means all countries, other than those countries in the Shared Territory and the Otsuka Territory.

1.73.3 “Otsuka Territory” means Cambodia, China (including Hong Kong and Macau), Indonesia, Japan, India, Malaysia, Mongolia, Philippines, Singapore, South Korea (or both North Korea and South Korea if unified), Taiwan, Thailand, Vietnam, Turkey, Pakistan, Egypt, Kuwait, Saudi Arabia, Oman, United Arab Emirates, Quatar, Bahrain, Yemen, Libya, Tunisia, Morocco, Jordan, Lebanon, Syria, Iraq, Australia and New Zealand.

1.73.4 “Sole Territory” means the Otsuka Territory, with respect to Otsuka and the Acucela Territory, with respect to Acucela, as applicable.

1.74. “Third Party” means any Person, other than Acucela, Otsuka or their respective Affiliates.

1.75. “United States” means the United States of America, including the District of Columbia and all states, territories, possessions and protectorates thereof.

1.76. “Valid Claim” means (a) a claim of an issued and unexpired patent within the Acucela Patent Rights or Otsuka Patent Rights, as applicable, that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealed or unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise or (b) a claim of a pending patent application within the Acucela Patent Rights or Otsuka Patent Rights, as applicable, that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided, however, that (i) Valid Claim shall exclude any such pending claim in an application that has not been granted within five (5) years following the earliest priority filing date for such application

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(unless and until such claim is granted) and (ii) Valid Claim shall exclude any such pending claim that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined in accordance with Section 16.8 in the event that the Parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim as if such disagreement were a JDC dispute).

1.77. “VCM Product” means a compound for which the primary mechanism of action is to inhibit the *.

1.78. The capitalized terms defined in Exhibit B have the meanings set forth therein, unless otherwise defined herein. In addition, the following terms have the meanings defined in the corresponding sections of this Agreement referenced below:

Defined Term	Section
Activity Cessation	3.5
Acucela	Introduction
Acucela Development Cost Report	6.4.1(c)
Acucela Indemnities	13.2
Acucela Inventions	10.1.2(a)
Acucela Territory License	5.4
Agreement	Introduction
Alleged Non-Infringement”	10.5.1
Alliance Manager	2.1.3
Auditing Party	6.9.2
Breach Notice	15.2
Collaboration	2.1.1
Commercialization Plan	4.6.1
Committee	2.4.1
Committee Co-Chair	2.4.5
Confidential Information	14.1
Co-Promotion Agreement	4.1.2(d)
Copyrighted Works	11.5
Detailed Plan	3.2.1
Development Plan	3.2.1
Effective Date	Introduction
Expiration Date	5.4
Force Majeure Event	16.5
Forecast	3.2.1
Generic Version	6.3.3(b)
Granting Party	9.3.3
Indemnitee	13.3
Initial Notice	5.4
Inspected Party	8.8
Intrinsic Defect	8.6
JAMS	16.8.1(b)
JCC	2.3
JDC Committee Dispute	16.8.1

Defined Term	Section
JDC Proposal Notice	5.1
Joint Commercialization Committee	2.3
Joint Development Committee	2.2
Joint Inventions	10.1.2(a)
Joint Know-How	10.1.1
Joint Manufacturing Subcommittee	7.5
Key Milestone	3.5
Label Expansion	5.1
Liabilities	13.1
Liabilities for an Intrinsic Defect	13.4
Loan	6.4.1(b)
Milestone	6.2.3
NDA Initiation	8.1.1
Negotiating Party	2.2.1(l)
New Compound License	5.4
New Compound Negotiation Period	5.4
Non-VCM Improvements	9.5.2
Notice Date	15.5.3(a)(i)
Notice Period	15.5.3(a)(i)
Other Formulation	5.1
Otsuka	Introduction
Otsuka Indemnitees	13.1
Otsuka Inventions	10.1.2(a)
Parties	Introduction
Party	Introduction
Patent Infringement Claim	10.3.2
Patent Prosecution Plan	2.2.1(o)
Paying Party	6.3.6
Permitted Overrun	6.6
Pharmacovigilance Agreement	8.4
Phase II Costs	6.4.1(a)
Phase III Costs	6.4.1(a)
Preexisting Product	2.1.2

*	Confidential Treatment Requested.

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Defined Term	Section
Product Infringement Claim	10.4
Product Recall Expenses	8.5
Product Withdrawal Expenses	8.6
Promissory Note	6.4.1(b)
Providing Party	9.7.3
Receiving Party	9.7.3
Research Cost	5.5.4(a)
Research Plan	5.5.1
Research Program Term	5.5.4(a)
Responding Party	6.9.2
Royalty for Shared Territory	6.3.2
Royalty for Sole Territory	6.3.1

Defined Term	Section
Section 15.5.4 Notice	15.5.4
Security Interest Agreement	6.4.1(b)
Spending Party	6.6
Sublicense Agreement	1.72
Sublicensing *	1.44
Term	15.1
Third Party Claim	13.1
Third Party IP	2.2.1(l)
VCM Improvements	9.5.1
Wind-Down Development Costs	15.5.3(a)(i)
Wind-Down Period	15.5.3(b)

ARTICLE 2

SCOPE AND GOVERNANCE OF COLLABORATION

2.1 General.

2.1.1 Scope. Pursuant to and subject to the terms of this Agreement, with respect to the Shared Territory, the Parties agree to collaborate with respect to the Development of the Collaboration Product containing the Lead Compound for the Initial Indication as well as possibly for the Second Indication and/or Other Indications as provided in this Agreement, with the goal of obtaining Regulatory Approval for one or more Collaboration Products, in one or more indications in the Field, as soon as reasonably practicable. In addition, as further described in Article 5, the Parties agree to engage in the Research Program the initial purpose of which shall be to Develop the Lead Compound for the Second Indication and to research and develop the Backup Collaboration Compound. The Parties, subject to Acucela’s exercise of its option to Co-Promote pursuant to Section 4.1.2(c), will share the Net Profit (Loss) generated from sales of Collaboration Products pursuant to Section 6.5.1 (taking into account Acucela’s Specified Percentage) in the Shared Territory and will each pay the other Party a royalty based on sales of Collaboration Products generated by, or under the authority of, each Party in its respective Sole Territory. In general, the Parties shall select, through the JDC, a Third Party to be responsible for commercial manufacture of Collaboration Products in the Shared Territory, as detailed in Article 7. All activities described in this Section 2.1.1 and any other collaborative activities between the Parties under this Agreement shall be hereinafter referred to as the “Collaboration.”

2.1.2 Exclusivity.

(a) *, none of Acucela or any of its Affiliates, or Otsuka, or any of its Affiliates, shall undertake itself, or grant a license to a Third Party or otherwise enable or assist any Third Party, to develop, make, use, offer for sale, sell, import or export any Acucela Core Compound or any pharmaceutical product containing any Acucela Core Compound in the Field, or outside of the Field for indications that may result in off-label use of such Acucela Core Compound or

*	Confidential Treatment Requested.

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pharmaceutical product, in any country of the Territory, except as otherwise expressly permitted under this Agreement. The forgoing notwithstanding, in the case of a Change of Control with respect to either Party beginning on the date that is * after the effective date of the Change of Control, the restrictions set forth in this Section 2.1.2(a) shall not apply to any product owned or controlled by such Acquirer or its Affiliates prior to the effective date of the Change of Control (a “Preexisting Product”), provided that, after the effective date of the Change of Control, (i) such Acquirer and its Affiliates shall not use the Confidential Information of either Party pertaining to Potential Collaboration Compounds or Potential Collaboration Products or their Manufacture or use in making, using, offering for sale, selling, importing or exporting such Preexisting Product and (ii) no person who had been an officer, director, employee, consultant, agent or representative of Acucela within * prior to the effective date of the Change of Control shall be permitted to assist the Acquirer in making, using, offering for sale, selling, importing or exporting the Preexisting Product.

(b) From the Effective Date until *, except pursuant to the Collaboration between the Parties under this Agreement, neither Party nor any of its Affiliates shall, alone or in collaboration with a Third Party, conduct any clinical development of any VCM Product in the Field in any country of the Territory, or grant a license to a Third Party to conduct, or otherwise assist or authorize a Third Party in conducting, any clinical development of any such VCM Product in the Field in any country of the Territory.

2.1.3 Alliance Managers. Acucela and Otsuka each shall appoint a person (an “Alliance Manager”) to coordinate its part of the Collaboration. The Alliance Managers shall be the primary contacts between the Parties with respect to the Collaboration and shall be responsible to report to the committees regarding the progress of the Collaboration. Each Party shall notify the other within thirty (30) days of the Effective Date of the appointment of its Alliance Manager and shall notify the other Party as soon as practicable upon changing this appointment.

2.1.4 Guiding Principles.

(a) Each committee set forth in this Article 2 shall perform its responsibilities under this Agreement based on the principles of diligence, prudence and good scientific and business judgment, and shall have only the powers assigned expressly to it under this Article 2 and elsewhere in this Agreement. Specifically, none of such committees shall have any power to amend, modify or waive compliance under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, no decision by either Party, or any committee set forth in this Article 2, will be effective if such decision requires the other Party to breach any obligation or agreement with a Third Party, or to perform any activities that are materially different or greater in scope than those provided for specifically under this Agreement.

2.2 Joint Development Committee. Within thirty (30) days following the Effective Date, the Parties shall establish a Joint Development Committee (the “Joint Development Committee” or

*	Confidential Treatment Requested.

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“JDC”). The JDC shall be an ongoing, operational committee (and not merely an advisory body) responsible for the implementation of all phases of the Development Plan with respect to the Collaboration Compound and Collaboration Product in the Field in the Shared Territory. Specifically, the JDC shall have the duties described in Section 2.2.1 below.

2.2.1 Duties. In addition to such other duties as specifically assigned to it in this Agreement, the Joint Development Committee shall:

(a) review and approve each (i) Development Plan and (ii) Research Plan, and the budgets included therein, as needed, but no less frequently than annually;

(b) approve Backup Collaboration Compounds, along with a Development Plan for each such proposed Backup Compound, for Development as a Collaboration Compound, pursuant to Section 5.2;

(c) designate a Backup Collaboration Compound as the Lead Compound;

(d) review and approve supplements or revisions to each Development Plan with respect to Other Indications and Other Formulations;

(e) review and approve necessary or advisable clinical trials to be conducted in order to optimize the Commercialization of the Collaboration Product in the Shared Territory;

(f) review and approve clinical protocols for Collaboration Products within the Field under each Development Plan;

(g) review and finalize the NDA submission package for the Collaboration Product in each country of the Shared Territory under the Development Plan;

(h) review and approve the Collaboration Product label proposed by Otsuka pursuant to Section 8.3;

(i) monitor the progress of the activities undertaken by each of the Parties pursuant to each Development Plan (including review of the conduct of clinical trials conducted by each Party pursuant to each Development Plan) and each Research Plan;

(j) monitor the rate of spending pursuant to activities under each Development Plan and each Research Plan against the budget for such activities in each such respective Plan;

(k) review and approve proposals or recommendations submitted by the Joint Manufacturing Committee;

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(l) (i) determine whether it is necessary or advisable to license or otherwise acquire rights under a Third Party’s Patent Rights or Know-How in the Shared Territory (the “Third Party IP”, giving due consideration to each Party’s information, analyses, opinions and recommendations related thereto, and (ii) if such license or acquisition is determined by the JDC to be necessary or advisable, discuss and recommend appropriate terms and conditions (including the scope of the license to be negotiated) for each such license or acquisition agreement. Otsuka will be responsible for negotiating and executing the license or acquisition agreement, unless otherwise determined by the JDC that Acucela will be so responsible, in which case, the JDC shall also determine an appropriate allocation between the Parties of costs to reimbursed to Acucela under such license or acquisition agreement. The Party with the primary responsibility for negotiating and executing the license or acquisition agreement, (the “Negotiating Party”) shall keep the non-Negotiating Party reasonably informed at all times with respect to the negotiations and deal terms relating to the license or acquisition of the Third Party IP and shall consider any comments, recommendations or analysis of the non-Negotiating Party in good faith, taking into consideration such non-Negotiating Party’s interests relating to the Collaboration and its business as a whole; and

(m) determine the flow of information with respect to Development of the Collaboration Compounds and Collaboration Products in the Field in the Shared Territory;

(n) determine the overall strategy for all material filings with applicable Regulatory Authorities in the Shared Territory with respect to the Collaboration Compounds and Collaboration Products in the Field, in accordance with each Development Plan, and any issues or questions raised by any Regulatory Authority in the Shared Territory regarding the Collaboration Compounds and Collaboration Products or their respective Development or regulation;

(o) determine the strategy and plans for filing, prosecution and maintenance of the Sole Patent Rights and the Joint Patent Rights in the Shared Territory (the “Patent Prosecution Plan”);

(p) determine the Parties’ scientific presentation and publication strategy relating to Collaboration Compounds and Collaboration Products within the Field in the Shared Territory pursuant to Section 14.5 below, until such time as the JCC is formed pursuant to Section 2.3 below, at which time such matters shall be deemed to be within the duties of the JCC under Section 2.3.1 below;

(q) determine impact of operational activities related to Manufacturing in the Shared Territory, (for example, forecast development, growth, changes, variances, manufacturing process improvements, equipment/new facility introduction, capacity improvements, cycle time and lead time reduction, improvement in shelf life, inventory management, complaints, and in-market quality/performance reports); and

(r) review and approve any other matters pertaining to Development of Collaboration Products in the Field in the Shared Territory. It is understood that the decision-making

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authority of the JDC is limited to matters related to Development of Collaboration Compounds and Collaboration Products in the Shared Territory and does not extend to any matter in any Sole Territory, except as otherwise expressly conferred on the JDC pursuant to Section 6.3.4 or elsewhere in this Agreement.

2.3 Joint Commercialization Committee. Within thirty (30) days following Initiation of a Phase III Clinical Trial for a Collaboration Product in the Initial Indication in the United States, the Parties shall establish a Joint Commercialization Committee (the “Joint Commercialization Committee” or “JCC”). The JCC shall be an ongoing, operational (not merely advisory) committee responsible for the coordination, oversight and direction the Commercialization efforts for Collaboration Product in the Shared Territory and the Parties’ efforts and activities in connection therewith. Specifically, the JCC shall have the duties described in Section 2.3.1 below.

2.3.1 Duties. In addition to such other duties as specifically assigned to it in this Agreement, the Joint Commercialization Committee shall:

(a) review and approve the Commercialization Plan and review and approve revisions to the Commercialization Plan as needed, but no less frequently than annually;

(b) oversee the implementation of and monitor progress under and compliance with the Commercialization Plan;

(c) select and approve the Collaboration Product Marks for use in connection with Commercialization of Collaboration Product in the Shared Territory;

(d) review and approve initial launch strategies, promotional materials, marketing plans, and training program for Commercialization of Collaboration Products prior to the use thereof in the Shared Territory;

(e) determine whether to proceed with Development and Commercialization of Collaboration Product in the Field in Canada and Mexico;

(f) review and approve costs incurred by the Parties in connection with Commercialization activities in the Shared Territory, including but not limited to costs incurred in connection with medical education, symposia, opinion leader development, peer-to-peer development, publications and journal ads;

(g) review and approve the design, in collaboration with the JDC, of Phase IV Clinical Trials and Post-Marketing Studies, and the use and dissemination of the resulting data with respect to Collaboration Products in the Shared Territory;

(h) review and approve plans for branding, advertising and promotion of Collaboration Products in the Shared Territory;

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(i) determine long range forecasts and rolling monthly forecasts for sales of Collaboration Products in the Shared Territory;

(j) determine pricing and reimbursement strategies for Collaboration Products in the Shared Territory;

(k) review and approve any other matters pertaining to Commercialization of Collaboration Products in the Shared Territory. It is understood that the decision-making authority of the JCC is limited to matters related to Commercialization of Collaboration Products in the Shared Territory and does not extend to any matter for any Sole Territory, except as expressly conferred on the JCC herein.

2.4 Subcommittees; Committee Membership, Decision-Making and Operations

2.4.1 Subcommittees. Each of the JDC and JCC is referred to herein as a “Committee.” Each Committee may from time to time establish sub-committees to handle matters within the scope of its authority hereunder.

2.4.2 Membership of Committees. Each Committee shall be composed of an equal number of representatives from each of Acucela and Otsuka. Unless the Parties otherwise agree, the number of representatives for each of Acucela and Otsuka shall be: (a) with respect to the JDC, up to three (3) representatives, and (b) with respect to the JCC, up to three (3) representatives. Each Party may replace any of its representatives on a Committee at any time upon written notice to the other Party, provided that such replacement is of comparable standing and authority within that Party’s organization as the person he or she is replacing. The foregoing notwithstanding, Dr. Kubota shall be at all times one of Acucela appointed members of the JDC, and shall not be replaced with anyone, so long as the JDC exists in effect.

2.4.3 Committee Meetings. Each Committee shall hold regularly scheduled meetings at such times as it elects to do so, provided, however, that each Committee shall meet at least once every Calendar Quarter, unless the respective Committee members otherwise agree. Each Party may also call for special Committee meetings to resolve particular matters requested by such Party. The applicable Committee Co-Chair shall provide Committee members no less than fifteen (15) Business Days notice of each regularly scheduled meeting, along with its agenda, and no less than ten (10) Business Days notice, or such shorter time period as a Committee Co-Chair deems appropriate under the circumstances, but in no event less than two (2) Business Days notice, of any special meetings called by either Party. Meetings may be held by audio or video teleconference with the consent of each Party, which shall not be unreasonably withheld, provided that unless otherwise agreed at least two (2) of the meetings of the JDC per calendar year shall be held in person. Locations for meetings held in person shall alternate between Acucela’s facilities in Bothell, Washington, and Otsuka’s facilities in Tokyo, Japan, or at such other locations as the Parties may otherwise agree. A reasonable number of other employees of each Party involved in the Development, Manufacture or Commercialization of Collaboration Products may attend Committee

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meetings as nonvoting participants with the approval of the respective Committee, and, with the consent of each Committee Co-Chair, which consent shall not be unreasonably withheld, a reasonable number of consultants, representatives or advisors involved in the Development, Manufacture or Commercialization of Collaboration Products may attend Committee meetings as nonvoting observers, provided that such consultants, representatives and advisors are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as protective as those set forth in Article 14. Each Party shall be responsible for all of its own expenses of participating in the Committees.

2.4.4 Decision-Making and Dispute Resolution. Decisions of each Committee shall be made at a duly called meeting of the applicable Committee. Otsuka’s members of each Committee shall collectively have one (1) vote and Acucela’s members of each Committee shall collectively have one (1) vote, with decisions made by unanimous vote (assuming a quorum of at least two (2) representative members from each Party). Each Committee may act on a specific issue without a meeting if it is documented in a written consent signed by a quorum of the members of the applicable Committee from each Party. Notwithstanding anything herein to the contrary, no Committee shall have authority to amend, modify or waive compliance with this Agreement or the Related Agreements. If the JDC fails to reach consensus on an issue specifically designated in this Agreement for its decision, the matter shall be resolved under the procedures set forth in Section 16.8, except that all thirty (30)-day periods shall be shortened to ten (10) days, and the total time period for the procedures set forth in Sections 16.8(b) through (d) shall not exceed thirty (30) days. If the JCC fails to reach consensus on any issues specifically designated in this Agreement for its decision, the Otsuka vote shall prevail, subject to the restrictions set forth in Section 2.1.4 and may not be disputed under Section 16.8.

2.4.5 Committee Co-Chairs. Each calendar year, each Party shall appoint one of its representatives on each Committee to co-chair its meetings (the “Committee Co-Chair”), provided, however, that the Acucela appointed Co-Chair shall be at all times Dr. Kubota so long as the JDC exists in effect. For each Committee, the Committee Co-Chairs shall coordinate and prepare the agenda, insure the orderly conduct of meetings and prepare and issue minutes of each meeting within thirty (30) days thereafter. Such minutes will not be finalized until the Committee Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing. The Committee Co-Chairs will solicit agenda items from the members of the applicable Committee and provide an agenda along with appropriate information for such agenda reasonably in advance of the meeting. It is understood that such agenda will include all items requested by either Committee Co-chair for inclusion therein.

2.4.6 Reports. In addition, subject to the foregoing, each Party shall, at no additional cost to the other Party, keep the other Party (through the relevant Committees) informed of Development, Manufacturing and Commercialization activities directly or indirectly by such Party pertaining to Collaboration Compounds or Collaboration Products or their Manufacture or use in the Field in the Shared Territory and, subject to Section 9.7, its Sole Territory in a timely fashion, including by providing regular reports (or, if it is urgent, immediate reports) to the relevant

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Committees and the other Party summarizing such activities, and by providing to the other Party all Data produced during the course of such activities and such other information as the other Party may reasonably request from time to time. The Parties agree that any Confidential Information shared by a Party through the Committee, or its representatives, shall not be used or disclosed by the Party receiving such information except in accordance with the provisions of Article 14 hereof. In addition, neither Party shall have an obligation to disclose any confidential information of any licensee or sublicensee of such Party’s Sole Patent Rights or interest in Joint Patent Rights in such Party’s Sole Territory relating to any Collaboration Compound or Collaboration Product Developed or Commercialized for such Party’s Sole Territory, subject to Section 9.7.

2.5 Accounting.

2.5.1 Allocation. For the purposes of determining all costs and expenses hereunder, any cost or expense allocated by either Party to a particular category for a particular Collaboration Product shall not also be allocated to another category for such Collaboration Product, and any cost or expense allocated to a particular Collaboration Product in a particular country shall not be allocated to another Collaboration Product of such Party or the same Collaboration Product in a different country. For clarity, a cost or expense may be allocated across several Collaboration Products as long as the total allocation of such cost or expense does not exceed one hundred percent (100%) of such cost or expense.

2.5.2 Non-Cash Consideration. In the event of the payment or receipt of non-cash consideration in connection with the performance of activities under this Agreement, the Party engaging in such non-cash transaction shall advise the Joint Commercialization Committee of such transaction, including such Party’s assessment of the fair market value of such non-cash consideration and the basis therefor. Such transaction shall be accounted for on a cash equivalent basis, as mutually agreed by the Parties in good faith.

ARTICLE 3

DEVELOPMENT

3.1 Overall Efforts in Development. Acucela and Otsuka shall establish and implement the Development Plan in a prompt and expeditious manner with respect to Collaboration Products within the Field. The Parties agree that the Development Plan shall focus on Development necessary for the registration of the Collaboration Product in the United States until such time as the JCC shall determine whether to proceed with Development and Commercialization in other countries of the Shared Territory. The Parties shall use Commercially Reasonable Efforts to ensure that the Development Plan provides at all times for adequate resources to achieve such results in an expeditious and efficient manner.

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3.2 Development Plan.

3.2.1 General. The JDC shall establish a rolling * written plan and budget for the cooperative Development of Collaboration Products within the Field in the Shared Territory under this Agreement (as such may be amended from time to time in accordance with this Agreement, and as approved by the JDC, the “Development Plan”). The initial Development Plan shall be approved by the Parties within ninety (90) days of the Effective Date. The Development Plan shall include (a) a reasonably detailed written plan of Development activities and budget for * of such period (the “Detailed Plan”), together with the JDC’s then-current preliminary estimate of the Development activities for * of the rolling * period (such * estimated plan, together with the items in clause (b) below for such *, being referred to herein as the “Forecast”), (b) an allocation of Development activities between the Parties for the * of such period, including, but not limited to, the number of allocated full time equivalent personnel and the applicable FTE Rate and other out-of-pocket expenses to be incurred by each Party during such period, together with an overall allocation of responsibilities for activities to be conducted during the remaining * covered by the Development Plan, and (c) the overall program of Development for the Collaboration Products within the Field, including clinical studies, regulatory strategies and other elements for obtaining Regulatory Approval of the Collaboration Products within the Shared Territory. It is understood that the JDC will modify and update the Forecast annually in connection with the procedure for amending and updating the Development Plan under Sections 3.2.2 and 3.2.3 below. The initial Development Plan for the first * period following the Effective Date shall be consistent with the general development activities set forth on Exhibit D and the Parties shall conduct Development activities in accordance with such Plan until such Plan is updated in accordance with this Section 3.2.

3.2.2 Amendments. The Development Plan shall be updated by amendment by the JDC, not less than annually (as set forth in Section 3.2.3 below), or more frequently as needed to take into account, changed circumstances, completion, commencement or cessation of Development activities not contemplated by the then current Development Plan.

3.2.3 Timing and Process for Amendments. By September 15 of each calendar year after the Effective Date commencing *, the JDC shall review and approve a revised Development Plan for the next * in the form described in Section 3.2.1 above.

3.2.4 Allocation of Responsibilities. In addition to the information described in Section 3.2.1 above, each Development Plan shall be as further described in this Section 3.2.4.

(a) Unless otherwise agreed by the Parties, the Development Plan shall allocate to Acucela:

(i) primary responsibility for the implementation of all Development activities in the Shared Territory with respect to any Collaboration Compound or Collaboration Product through completion of all Phase III Clinical Trials for such Collaboration Compound or Collaboration Product, as applicable, subject to Otsuka primary responsibility as described below; and

(ii) responsibility for such other activities as the Parties mutually agree from time to time.

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(b) Unless otherwise agreed by the Parties, the Development Plan shall allocate to Otsuka responsibility for:

(i) primary responsibility for the preparation and filing with the Regulatory Authority of the NDA for any Collaboration Product in the Shared Territory and all interactions with the Regulatory Authority associated therewith, in furtherance of which Acucela shall, promptly upon request by Otsuka, provide Otsuka with all relevant Data and other information related to Collaboration Compounds or Collaboration Products in accordance with Section 9.7, in the possession of, or under the control of, Acucela or its Affiliate, for use by Otsuka for such purposes, and any other assistance as may be reasonably requested by Otsuka; and

(ii) responsibility for such other activities as the Parties mutually agree from time to time.

The forgoing notwithstanding, the Development Plan shall at all times provide for meaningful involvement by Otsuka in the Development of each Collaboration Product in each indication in the Field to be Developed by the Parties under a Development Plan.

(c) The Development Plan shall be directed to those activities necessary to obtain Regulatory Approval of the Collaboration Products for the Initial Indication (and, if approved by the JDC pursuant to Section 5.1.1, the Second Indication and one or more Other Indications) in the Shared Territory. In addition, the Parties may, from time to time, agree to include certain voluntary Post-Marketing Studies under the Development Plan; provided, however, that unless so included, neither Party shall conduct any such study independently in the Shared Territory.

(d) It is understood that, from time to time, it may be necessary for a Party to conduct additional Development activities beyond that set forth in the Development Plan, in order to obtain Regulatory Approval for a Collaboration Product in a country of the Otsuka Territory, in the case of Otsuka, or the Acucela Territory, in the case of Acucela. Such Party may conduct such additional Development activities outside of the Development Plan in its respective Sole Territory outside the Shared Territory at its own cost, but, unless otherwise agreed in writing by the other Party, such Party may not conduct such additional Development activities outside of the Development Plan inside the Shared Territory.

3.3 Diligence; Compliance with Laws. Each Party shall use Commercially Reasonable Efforts to perform its obligations with respect to the Development of Collaboration Products in accordance with the Development Plan and without prejudice to the generality of Section 12.3 all

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such activities shall be conducted in accordance with all applicable Laws, including as applicable, GCPs, GLPs and GMPs. As part of such efforts, each Party shall commit the personnel and facilities necessary to carry out its obligations under the Development Plan. Neither Party shall be required to undertake any activity relating to the Development of a Collaboration Product that it believes, in good faith, may violate any applicable Laws. The Parties acknowledge and agree that neither Party guarantees the success of the Development tasks undertaken hereunder.

3.4 Development Costs. Unless otherwise provided in this Agreement, the Parties will share Development Costs in the Shared Territory (which have been set forth in the applicable approved Development Plan) with respect to the Development activities hereunder in accordance with the provisions of Section 6.4.

3.5 Key Member. Dr. Kubota shall be a key member of the Acucela team for the Development efforts under the Development Plan, as well as a Co-Chair of the JDC. The Parties acknowledge that the contribution of Dr. Kubota at all times until Otsuka receives FDA approval of an NDA for a Collaboration Product in the Initial Indication in the United States (the “Key Milestone”) is essential to Otsuka and his continued retention by and service to Acucela as the Chief Executive Officer of Acucela and as on an ongoing, active member in the Acucela development team and as a Co-Chair of the JDC until the achievement of the Key Milestone is a material inducement to Otsuka to its acceptance and performance of its obligations hereunder. Therefore, if (i) Dr. Kubota is removed or resigns as the Chief Executive Officer of Acucela, or (ii) his employment with Acucela ends, for whatever reason prior to the achievement of the Key Milestone, or (iii) if, in Otsuka’s reasonable judgment, Dr. Kubota ceases to act (A) as an ongoing, active member of the Acucela development team, or (B) as a Co-Chair of the JDC, then Otsuka may, at its sole discretion, either (x) terminate this Agreement for cause without further cost or expense by giving Acucela written notice, (y) continue this Agreement without any change or amendment of the terms hereof, or (z) continue this Agreement but assume all or part of Acucela’s primary responsibilities and roles under Section 3.2.4(a), in which Acucela shall cooperate with reasonable requests by Otsuka to achieve a smooth and orderly transition to Otsuka of the responsibilities and roles assumed by Otsuka, including making its personnel and consultants reasonably available to Otsuka, and, to the extent requested by Otsuka, assigning each agreement with a Third Party then in effect to Otsuka. The forgoing notwithstanding, in the case in which Otsuka, in its reasonable judgment, believes Dr. Kubota has ceased to act as an ongoing, active member of Acucela’s development team (the “Activity Cessation”), prior to exercising any of its rights under this Section 3.5 on account of such Activity Cessation, Otsuka shall notify Dr. Kubota in writing of its belief and permit Dr. Kubota a period of fifteen (15) days from receipt of such notice from Otsuka the opportunity to resume acting as an ongoing, active member of Acucela’s development team within such fifteen (15) day period. If Dr. Kubota resumes acting as an ongoing, active member of Acucela’s development team, Otsuka shall not be permitted to exercise its rights under this Section 3.5 for such Activity Cessation.

3.6 Term of Ongoing Development and Committee Obligations. * after the Effective Date, all Committees under this Agreement will terminate. However, each Party will continue to have an

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approval right with respect to matters specified to be decided by such Committees under this Agreement to the extent such Party had an approval right under the applicable Committee; that is, Otsuka shall decide all matters that are to be decided by the JCC under this Agreement; the Party having the deciding vote under Section 16.8.2 for certain matters to be decided by the JDC under this Agreement shall be decided by such Party; and all matters to be decided by the JDC under this Agreement where neither Party has the deciding vote shall be decided pursuant to Section 16.8.1 if the Parties are unable to mutually agree.

ARTICLE 4

COMMERCIALIZATION

4.1 Shared Territory.

4.1.1 Overall Structure. As an essential part of the overall collaboration between Otsuka and Acucela, with the goal of completing the Development of a Collaboration Product and making it available to customers in the Shared Territory, in particular, in the United States, at the earliest appropriate time, the Parties agree to the following terms with respect to the Commercialization of the Collaboration Products in the Shared Territory:

(a) Otsuka or its Affiliates will be the holder of the Regulatory Approval in the Shared Territory;

(b) Unless otherwise decided by the JCC, the Collaboration Product Marks will be the same throughout the Shared Territory for each distinct Collaboration Product, except that country-specific Internet domain names may be used in each country in the Shared Territory; and Otsuka shall own all right, title and interest in the Collaboration Product Marks;

(c) Otsuka shall use Commercially Reasonable Efforts to Commercialize Collaboration Products throughout the Shared Territory, subject to Section 1.73.1;

(d) To the extent legally permissible, Acucela retains the option, for itself and its Affiliates, to Co-Promote Collaboration Products in the Shared Territory. The Parties acknowledge that as of the Effective Date it would be legally permissible for Acucela and its Affiliates to Co-Promote Collaboration Products in each country in the Shared Territory, assuming Regulatory Approval for such Collaboration Products had been obtained by the Parties in such country.

(e) If Acucela elects to participate in Co-Promotion, the Net Profits (Losses) with respect to Net Sales of Collaboration Products in the Field in the relevant country of the Shared Territory in respect of which Acucela has elected to participate in Co-Promotion shall be shared between the Parties pursuant to Section 6.5.1 in accordance with Acucela’s Specified Percentage. If Acucela does not elect to participate in Co-Promotion in any country or countries in the Shared Territory pursuant to Section 4.1.2(c), Acucela shall only be entitled to receive the Royalty for the Shared Territory for the country or countries in which Acucela does not elect to Co-Promote in the Shared Territory pursuant to Section 6.3.2; and

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(f) all sales of Collaboration Products in the Shared Territory, whether arising from the activities of Otsuka’s (or its Affiliates’) sales forces or Acucela’s (or its Affiliates’) sales forces, shall be booked in the name of Otsuka or its Affiliate(s) (as Otsuka may choose), and title to all units of Collaboration Products shall remain in Otsuka or its Affiliate until sold to customers.

4.1.2 Commercialization Rights and Obligations of Otsuka.

(a) Grant of Commercialization Rights. During the term of this Agreement, Otsuka shall have the exclusive right, subject to the Co-Promotion rights of Acucela in the Shared Territory, to Commercialize Collaboration Products in the Shared Territory under the approved Collaboration Product Marks.

(b) Commercialization Obligations of Otsuka. Except for Acucela’s specific obligations set forth in this Article 4, Otsuka shall be responsible for Commercializing Collaboration Products throughout the Shared Territory; in doing so, Otsuka shall use Commercially Reasonable Efforts to implement the strategies, Commercialization Plan and other decisions and directives of the JCC.

(c) Acucela’s Co-Promotion Option.

(i) Co-Promotion Territory. To the extent legally permissible, Acucela retains the option, exercisable in its sole discretion, to Co-Promote Collaboration Products with Otsuka in the Shared Territory, which option Acucela may exercise on a country-by-country basis. In any country in the Shared Territory for which Acucela exercises its option, Acucela shall elect to participate in the Co-Promotion of Collaboration Products at a participation level that is between a minimum of thirty-five percent (35%) and a maximum of fifty percent (50%) of the budgeted sales representatives for such country as set forth in the applicable Commercialization Plan. Acucela shall specify the exact percentage of its elected participation level (“Specified Percentage”) in its notice to Otsuka exercising such option to Co-Promote. Acucela’s share of Net Profit (Loss) shall be the same as the Specified Percentage; e.g. if the Specified Percentage is thirty-five percent (35%), Acucela’s share of Net Profit (Loss) shall be thirty-five percent (35%), with Otsuka receiving the remaining share and if the Specified Percentage is fifty percent (50%), each Party’s share of Net Profit (Loss) shall be fifty percent (50%).

(ii) Acucela Election to Co-Promote. No later than * prior to the date projected by the JCC to be the Launch Date in each country in the Shared Territory (on a country-by-country basis), Otsuka will notify Acucela in writing of the sales force needs in such country, in accordance with the then-current Commercialization Plan for such country approved by the JCC. No later than the date that is * prior to the JCC’s projected Launch Date in such country, or

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the date that is * after receipt of Otsuka’s notice of the sales force needs in such country, whichever is later, Acucela shall decide whether to participate in such Co-Promotion of Collaboration Products in such country. If Acucela elects to participate in Co-Promotion of the Collaboration Products, it will concurrently notify Otsuka in writing of such election and of Acucela’s Specified Percentage. Acucela’s commitment to Co-Promote Collaboration Products in such country, once decided, shall not be withdrawn without the prior written approval of Otsuka. Should the Commercialization Plan’s budgeted number of sales representatives for such country increase or decrease (as determined by the JCC), Acucela’s Specified Percentage shall be applied to such increased or decreased number of sales representatives, provided however, in the case of an increase, Acucela shall have a commercially reasonable amount of time to satisfy any required increase. If Acucela elects to participate in Co-Promotion, Otsuka and/or its Affiliates shall meet the remainder of the sales force needs.

(iii) Acucela Does Not Elect to Co-Promote. If Acucela does not elect to participate in Co-Promotion of Collaboration Products in any country in the Shared Territory pursuant to Section 4.1.2(c), Otsuka and its Affiliates may, at their cost, except where costs are otherwise expressly allocated between the Parties in this Agreement, freely (but in accordance with the approved Commercialization Plan) Commercialize Collaboration Product in such county by themselves or together with or through any Third Party in accordance with the terms of this Agreement (including, Sections 9.3.2 and 9.3.3) and shall provide the entire sales force needs in such country as they see fit.

(iv) Co-Promotion Activities. If Acucela elects to participate in Co-Promotion of Collaboration Products in any country in the Shared Territory, the following (v) through (ix) shall apply on a county-by-country basis.

(v) Sales Team Assignments. Each Party shall deploy its sales forces in accordance with Acucela’s Specified Percentage and the Commercialization Plan applicable to the country in question, but each Party shall retain direct supervision of its own sales force, including the power to hire and fire. The assignment by the JCC of each Party’s sales force within each country in the Shared Territory, *. Acucela sales representatives will be geographically dispersed in each country in the Shared Territory *. In geographic areas where both Parties have sales representatives, every effort will be made by the JCC to *. The Parties shall attempt to minimize sales force realignments so as not to disrupt representative-to-representative and representative-to-physician relationships. On a monthly basis, each Party shall submit to the JCC a detailed written report describing its Detailing and promotional activities during the preceding month, on a country-by-country basis.

(vi) Training. Otsuka shall prepare for and hold Collaboration promotion training programs prior to and periodically after the Launch Date in each country in the Shared Territory to ensure the sales forces are adequately trained, provided that there will a single training program which is commonly provided to both Otsuka and Acucela sales representatives in the Shared Territory.

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(vii) Effective Co-Promotion Practices. Otsuka and Acucela, and their respective Affiliates, shall cooperate to employ and implement effective Co-Promotion practices. Such cooperation shall include the development, through the JCC, of a clear understanding of the marketing roles and responsibilities of each Party in each country in the Shared Territory and the establishment, through the JCC, of effective communication systems and processes to ensure that the promotional activities of the Parties’ sales forces are efficient, coordinated and productive.

(viii) Exchange of Marketing Information. Otsuka and Acucela shall together develop and maintain current Detailing lists, schedules, and other appropriate information for the purpose of determining the physicians and other Persons involved in the drug purchase decision-making process to whom Otsuka and Acucela sales forces may Detail Collaboration Products.

(ix) Advertising and Promotional Materials. Otsuka shall prepare and select all advertising and promotional materials used for the sales and marketing of Collaboration Product in each country in the Shared Territory, provided that there will be a single set of advertising and promotional materials used by the Otsuka sales force and, if approved by Acucela, the Acucela sales forces. All advertising and promotional materials shall be in full compliance with all applicable Laws. All such materials shall be subject to review and approval by Acucela for use by its sales force as will be more specifically set forth in the Co-Promotion Agreement. Otsuka shall own all right, title and interest in all such materials.

(d) Co-Promotion Agreement. If Acucela elects to participate in Co-Promotion of any Collaboration Product in any country in the Shared Territory, the Parties shall, as soon as practicable after such election, enter into a separate co-promotion agreement which shall contain material terms as described in this Section 4.1 as well as other customary and commercially reasonable terms, including (i) a fair and reasonable allocation of the roles and responsibilities between the Parties in connection with the Co-Promotion in such country; and (ii) a sufficiently detailed mechanism or structure under which the Parties shall share all Net Profits (Losses) in such country, taking into account Acucela’s Specified Percentage on terms to be consistent with the relevant provisions of this Article 4 and Section 6.5.1(the “Co-Promotion Agreement”). The JCC, by mutual agreement of the Parties, shall develop reasonable reporting, reconciliation and payment provisions to effectuate the sharing of Net Profit (Losses) as described in this Article 4 and Section 6.5.1 and such provisions shall be set forth in the Co-Promotion Agreement.

4.2 Otsuka Territory. Subject to the terms and conditions of this Agreement, Otsuka shall have the sole right and responsibility to control the Development, Manufacture and Commercialization of Collaboration Compounds and Collaboration Products in the Field in the Otsuka Territory without the involvement of the JDC, the JCC or Acucela except as specifically provided hereby, and shall use Commercially Reasonable Efforts to Commercialize Collaboration Products in the Field in the Otsuka Territory. All Know-How pertaining to Development, Manufacture and Commercialization of Collaboration Compounds and Collaboration Products in the Field in the Shared Territory may be used by Otsuka in the Otsuka Territory in accordance with the licenses granted under Sections 9.1.1 and 9.1.5.

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4.3 Acucela Territory. Subject to the terms and conditions of this Agreement, Acucela shall have the sole right and responsibility to control the Development, Manufacture and Commercialization of Collaboration Compounds and Collaboration Products in the Field in the Acucela Territory without the involvement of the JDC, the JCC or Otsuka except as specifically provided hereby, and shall use Commercially Reasonable Efforts to Commercialize Collaboration Products in the Field in the Acucela Territory. All Know-How pertaining to Development, Manufacture and Commercialization of Collaboration Compounds and Collaboration Products in the Field in the Shared Territory may be used by Acucela in the Acucela Territory in accordance with the licensed granted under Sections 9.2.1 and 9.2.4.

4.4 Territory Compliance. Acucela shall use diligent lawful efforts to take the actions reasonably necessary to prevent importation or sales of Collaboration Products sold by Acucela into the Otsuka Territory by a Third Party, and Otsuka shall use diligent lawful efforts to take the actions reasonably necessary to prevent importation or sales of Collaboration Products sold by Otsuka into the Acucela Territory by a Third Party.

4.5 Sales and Distribution. Subject to the terms and conditions of this Agreement, Otsuka in the Shared Territory, Otsuka in the Otsuka Territory and Acucela in the Acucela Territory shall be responsible for invoicing, booking sales, establishing all terms of sale and warehousing and distributing Collaboration Products, order processing, invoicing and collection, distribution and inventory and receivables with respect to Collaboration Products in the Field.

4.6 Commercialization Plan.

4.6.1 General. All Commercialization activities with respect to Collaboration Products in the Field in the Shared Territory shall be governed by a rolling * written commercialization plan and budget to be reviewed and approved by the JCC (as such may be amended from time to time in accordance with this Agreement, the “Commercialization Plan”). The Commercialization Plan may be amended from time to time in writing by the JCC.

4.6.2 Amendments. The Commercialization Plan shall be updated by amendment by the JCC not less than annually, as well as more frequently as the JCC determines necessary.

4.6.3 Timing and Process. At least * prior to the anticipated date of the First Commercial Sale of a Collaboration Product in the Field in Shared Territory, the JCC shall review and approve the initial Commercialization Plan. By September 15 of each calendar year following the approval of the initial Commercialization Plan by the JCC, the JCC shall review and approve a revised Commercialization Plan for *.

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4.6.4 Plan Contents. The Commercialization Plan shall include a reasonably detailed description of Commercialization activities and budget for each calendar year covered by such plan, including a timeline for initiation and completion of Commercialization Plan tasks and a list of proposed Launch Dates country-by-country in the Shared Territory as may be consistent with the JCC decision to whether to Develop and Commercialize Collaboration Compound and Collaboration Product outside the United States. The Commercialization Plan will include (a) general strategies for promoting Collaboration Products in the Field in the Shared Territory; (b) marketing plans, including advertising and public relations programs; (c) an outline of promotion, detailing and marketing activities in each country in the Shared Territory as may be appropriate; (d) plans related to Phase IV Clinical Trials and Post-Marketing Studies of Collaboration Products in the Field in the Shared Territory as may be appropriate; and (e) a budget for all of the foregoing, including Pre-Marketing Expenses and Allowable Expenses in the Shared Territory.

ARTICLE 5

CERTAIN OTHER ACTIVITIES

5.1 Label Expansions and Other Formulations within the Field. In the event that either Party proposes to Develop in the Shared Territory (a) a Collaboration Product for the Second Indication or Other Indication, within the Field (a “Label Expansion”) or (b) an Other Formulation for an indication within the Field, such Party shall make a written proposal to the JDC for the Development thereof, including a proposed work plan, budget and timeline (the “JDC Proposal Notice”).

5.1.1 If the JDC determines to include such Label Expansion or Other Formulation in the Development Plan, then such Development Plan shall include the work plan, budget and timeline proposed by the Developing Party, or as the JDC may otherwise determine, and the Parties shall share the costs of Development for such Label Expansion or Other Formulation in accordance with Section 6.4 below.

5.1.2 If the JDC determine to not include such Label Expansion or Other Formulation under the applicable Development Plan, then neither Party shall have the right to further Develop such Label Expansion or Other Formulation in the Shared Territory, but may do so in its Sole Territory at its sole expense.

5.2 Development of Backup Collaboration Compounds. If the Joint Development Committee determines that it will be beneficial to pursue the Development of a Backup Collaboration Compound, it shall designate one or more Backup Collaboration Compounds, that have been mutually agreed upon by the Parties and meet criteria established by the JDC, for which such efforts shall be conducted. In such event, the JDC shall, within * after designation of such Backup Collaboration Compound for Development activities, amend the Development Plan to reflect Development activities for each such Backup Collaboration Compound, and each such Backup Collaboration Compound shall thereafter be deemed to be a Collaboration Compound. For

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clarity, a Potential Collaboration Compound shall not be considered a Backup Collaboration Compound until it has been selected in accordance with this Section 5.2 and until the JDC has amended the Development Plan to reflect the Development activities for each such Backup Collaboration Compound.

5.3 Activities Inside and Outside the Field. The application of Section 5.1 is limited to activities within the Field with respect to the Collaboration Compounds and the Collaboration Products. In this regard, during the Term, nothing in this Agreement shall be deemed to grant to Otsuka the right to Develop or Commercialize Collaboration Compounds and Collaboration Products (including Other Formulations) outside the Field. The Parties may discuss from time to time expanding the Field to include indications outside the Field for a given Collaboration Compound or Collaboration Product, and if the Parties so agree, then the Field shall be deemed to include such additional indication with respect to Collaboration Products containing such Collaboration Compound. Unless so agreed, however, during the Term, Otsuka shall not, directly or indirectly, Develop or Commercialize in any country a pharmaceutical product containing a Collaboration Compound outside the Field.

5.4 Right of First Negotiation for New Compound License and Acucela Territory License. Prior to Acucela entering into negotiations to grant to a Third Party (i) rights to develop or commercialize a Collaboration Product in any country in the Acucela Territory (an “Acucela Territory License”), or (ii) rights to develop or commercialize any New Compound in the Field in the Territory (a “New Compound License”), Acucela agrees to notify Otsuka in writing, and in the case of a New Compound, to provide a summary description of the New Compound, and the relevant data available therefor, that would be the subject of such negotiations (“Initial Notice”). Upon request by Otsuka following its receipt of such Initial Notice, Acucela shall be required to negotiate in good faith with Otsuka for the terms and conditions under which Acucela would grant such rights to Otsuka. If a binding, definitive, written agreement between the Parties with respect to the rights described in the relevant Initial Notice has not been entered into by the date that is (x) * after the date Acucela provided the Initial Notice to Otsuka in the case of an Acucela Territory License, or (y) * after the date Acucela provided the Initial Notice to Otsuka in the case of a New Compound License (the “New Compound Negotiation Period”), Acucela shall be free to grant to any Third Party the Acucela Territory License, or the New Compound License, as applicable, without further obligations to Otsuka, and on any terms that Acucela considers appropriate. It is understood that Acucela need only provide one such Initial Notice to Otsuka before engaging in negotiations with the first Third Party, and that Acucela is not obligated to provide any further notice if Acucela subsequently engages in discussions with one or more additional Third Parties with respect to the subject matter described in the Initial Notice. In addition, Acucela’s obligations with respect to New Compounds under this Section 5.4 shall expire on the date that is * after the Effective Date (the “Expiration Date”), at which time Acucela shall have no further obligations to Otsuka under this Section 5.4 with respect to any New Compound, provided that, for any Initial Notice delivered less than * prior to the Expiration Date, the Expiration Date shall be extended for the period of time required for Otsuka to have the benefit of the full New Compound Negotiation Period.

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5.5 Research Program.

5.5.1 General. Within sixty (60) days following the Effective Date, the JDC shall establish a * written plan for cooperative research with respect to (a) Collaboration Compounds and Collaboration Products for the Second Indication and Other Indications in the Field, (b) Other Formulations (e.g., topical formulations) for Collaboration Compounds, (c) basic research designed to further elucidate the mechanism of action of the Lead Compound, and (d) Backup Collaboration Compounds in the Field (as such may be amended from time to time in accordance with this Agreement, and as approved by the JDC, the “Research Plan”). The initial Research Plan shall provide, at a minimum, for Acucela to conduct (i) * and (ii) *. The Research Plan shall include (a) a reasonably detailed written plan of research activities and budget for the first * period of the * in effect and (b) an allocation of research activities between the Parties for such period, including, but not limited to, the number of allocated full time equivalent personnel and the applicable FTE Rate and other out-of-pocket expenses to be incurred by each Party during such period. It is understood that Acucela personnel shall have the sole responsibility for performing research activities under the Research Plan, provided that the Research Plan shall at all times provide for meaningful involvement by Otsuka in the oversight and supervision of activities under the Research Plan. Any compounds discovered as a result of the Research Program shall be promptly presented by Acucela to the JDC.

5.5.2 Amendments. The Research Plan shall be updated or amended by the JDC from time to time, not less than annually (as set forth in Section 5.5.3 below), or more frequently as needed.

5.5.3 Timing and Process for Amendments. With respect to the Research Plan, by September 15 of each calendar year after the Effective Date commencing in *, the JDC shall review and approve a proposed Research Plan for calendar year(s) remaining in the Research Program Term in the form described in Section 5.5.1 above.

5.5.4 Research Cost; Research Program Term.

(a) The initial Research Program shall be for a period of three (3) years from the Effective Date, unless extended by the Parties by mutual written agreement (the “Research Program Term”). During the initial three (3) Research Program Years, Otsuka shall pay to Acucela five million dollars ($5,000,000) per Research Program Year (the “Research Cost”), provided that the Research Plan, and any amendment or update thereto, shall be reviewed and approved by the JDC; and provided further that all Research Costs paid by Otsuka shall be used solely for the performance of the Research Program and shall not be used for any other purpose. Unless mutually agreed by the Parties in writing, the Research Plan shall not require Acucela to incur costs in excess of the amounts received by it pursuant to this Section 5.5.4. Acucela shall be solely responsible for any costs incurred in excess of the Research Costs.

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(b) Otsuka shall pay to Acucela the amount of Research Cost for each Research Program Year in four equal installments, each to be paid within ten (10) Business Days after the beginning of each Calendar Quarter.

5.5.5 Research Program Term Extension. The Research Program Term may be extended, or a new Research Program may be initiated, upon mutual written agreement of the Parties, provided that, Acucela personnel shall have the sole responsibility for performing research activities under any research plan, subject to Otsuka’s oversight and supervision of activities under any such research plan.

ARTICLE 6

PAYMENTS, ROYALTIES AND THE SHARING OF COST AND NET PROFIT (LOSS)

6.1 Initial License Fee. Otsuka shall pay to Acucela a license fee in the amount of $5,000,000 within ten (10) Business Days after the Effective Date, in accordance with Section 6.7. The license fee set forth in this Section 6.1 shall not be refundable or creditable against any future milestone payments, royalties or other payments by Otsuka to Acucela under this Agreement.

6.2 Milestone Payments for Collaboration Products.

6.2.1 Development Milestone Payments for Collaboration Products. Otsuka shall pay to Acucela the Milestone payments set forth below following the first achievement by Acucela or Otsuka or any of their Affiliates (or in the case of Ostuka, its Sublicensees) of the corresponding Milestone event set forth below with respect to the Initial Indication:

Milestone Event	Milestone Payment Amount
Initiation of a Phase III Clinical Trial of a Collaboration Product in the Field in the United States	$10,000,000
Filing of an NDA for a Collaboration Product in the Field with the FDA in the United States	$15,000,000
Receipt of approval by the FDA of an NDA for a Collaboration Product in the Field in the United States	$20,000,000
Receipt of approval by the Regulatory Authority of a Marketing Approval Application in Japan for a Collaboration Product in the Field	$10,000,000

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6.2.2 Net Sales Milestone Payments for Collaboration Products. In addition, Otsuka shall pay to Acucela the one-time Milestone payments set forth below at such time as the aggregate, worldwide, annual Net Sales of all Collaboration Products in the Field during a particular calendar year first reaches the following amounts:

Aggregate Annual Worldwide Net Sales of All Collaboration Products	Milestone Payment Amount
$250,000,000	$25,000,000
$500,000,000	$50,000,000
$1,000,000,000	$100,000,000

6.2.3 Reports and Payments. Each Party shall notify the other Party of its achievement of any of the foregoing milestones events under Sections 6.2.1 and 6.2.2 (each, a “Milestone”), and payment of the amount corresponding to such Milestone shall be due within ten (10) Business Days after such achievement. For the avoidance of doubt, the Milestone payments set forth in this Section 6.2 shall not be creditable against any future Milestone payments, royalties or other payments by Otsuka to Acucela under this Agreement.

6.2.4 Other Indications. Without limiting Aucela’s rights to receive Milestone Payments pursuant to Section 6.2.1 for the First Indication, Otsuka shall pay to Acucela one-half (1/2) of the Milestone payments set forth in Section 6.2.1 above within sixty (60) days after the achievement of the corresponding development Milestone with respect to the Second Indication for which such development Milestones are achieved. No development Milestones shall be due with respect to any indication after Otsuka has paid Acucela development Milestones for the Initial Indication and the Second Indication. For the avoidance of doubt, the Milestone payments set forth in Section 6.2.1 shall be made only for the Initial Indication and Second Indication (as set forth in this Section 6.2.4), without taking into account which Collaboration Product is used therefor or which formulation of Collaboration Product is used therefor.

6.3 Royalties.

6.3.1 Royalty for Sole Territory. Subject to this Section 6.3, each Party shall pay the other Party a royalty of two percent (2%) on annual, aggregate Net Sales of Collaboration Products in such Party’s Sole Territory during the Royalty Term set forth in Section 6.3.5 (“Royalty for Sole Territory”).

6.3.2 Royalty for Shared Territory. If Acucela does not elect to participate in Co-Promotion pursuant to Section 4.1.2(c) in a country or countries in the Shared Territory, subject to this Section 6.3, Otsuka shall pay Acucela the royalties set forth below on annual, aggregate Net Sales of Collaboration Products in the country or countries in the Shared Territory for which Acucela did not elect to participate in Co-Promotion during the Royalty Term set forth in Section 6.3.5 (“Royalty for Shared Territory”). For clarity, the royalty tiers in the table below include Net Sales of Collaboration Products in only those countries in the Shared Territory where Acucela does not elect to participate in Co-Promotion pursuant to Section 4.1.2(c). Except as provided for in this Section 6.3.2, neither Party shall owe the other Party a royalty in respect of Net Sales in the Shared Territory.

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Annual Net Sales	Royalty
On the portion of Net Sales up to and including *	19%
On the portion of Net Sales greater than * and up to and including *	21%
On the portion of Net Sales greater than * and up to and including *	22%
On the portion of Net Sales greater than *	23%

6.3.3 Generic Competition.

(a) Upon commencement of Generic Competition with respect to a Collaboration Product in a country in the Sole Territory or the Shared Territory, as the case may be, the Royalty Payment payable thereafter under this Section 6.3 with respect to such Collaboration Product sold in such country shall be reduced by *.

(b) “Generic Competition” with respect to a Collaboration Product in the Field in a country shall be deemed to commence only after: (i) the expiration of all Valid Claims covering such Collaboration Product in the Field and all regulatory exclusivity with respect to such Collaboration Product in the Field, (ii) one or more Generic Versions of such Collaboration Product in the Field are being marketed for an approved indication of such Collaboration Product in such country and (iii) such Generic Version(s) represent a total prescription unit volume of at least * of such Collaboration Product and such Generic Version(s) for all indications in the Field, in the aggregate, in such country in a Calendar Quarter, determined by the number of prescriptions written for such Collaboration Product and such Generic Version(s), in the aggregate, during such Calendar Quarter (as measured by a Scott-Levin Associates audit or other mechanism determined by the JCC); and “Generic Version” shall mean, with respect to any Collaboration Product, any pharmaceutical product sold by a Third Party, not authorized by Otsuka or Acucela, or their respective Affiliates, licensees or Sublicensees, (a) (i) which is “therapeutically equivalent” as evidenced by the FDA’s issuance of a therapeutic equivalence code of “A” with respect to such Collaboration Product (as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication), or by the similar finding or designation by the Regulatory Authority in the country in which the pharmaceutical product is being sold or (ii) if, in such countries in which no such similar funding or designation is made, has substantially the same indication as that for the Collaboration Product approved by the relevant Regulatory Authority, and (b) which contains a Collaboration Compound as its active pharmaceutical ingredient and is approved in reliance on the prior approval of a Collaboration Product as determined by the applicable Regulatory Authority.

6.3.4 Third Party Royalties. If a Party is required (a) to enter into an agreement to license or acquire rights under a Third Party’s Patent Rights or Know-How that are necessary to use, import, export, Manufacture or Commercialize (i) a Collaboration Compound contained in a Collaboration Product in the Field or (ii) a Collaboration Product in the Field and (b) pursuant to such agreement, to pay to a Third Party royalties or other payments in order to use, import, export, Manufacture or Commercialize such Collaboration Compound or Collaboration Product in the Field

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in a country of the Territory, then such Party may deduct up to * of the royalty or other payments payable to such Third Party from the Royalty Payment thereafter payable to the other Party under Sections 6.3.1 and 6.3.2 above, as applicable, with respect to such Collaboration Compound or Collaboration Product in the Field in such country, provided that the Royalty Payment paid under Sections 6.3.1 and 6.3.2 shall not be reduced by greater than * of what would otherwise have been received pursuant to the terms of this Agreement (and any such amounts not so deducted as a result of the application of the foregoing limitation shall be carried forward and deducted from subsequent payments of royalties until fully absorbed); and provided further that, if Acucela elects to participate in the Co-Promotion pursuant to Section 4.1.2(c), all the royalties and other payments to such Third Party for use, import, export, Manufacture or Commercialization of a Collaboration Compound or Collaboration Product in the Shared Territory in the Field shall be treated as *. In the event of a dispute between the Parties whether such Third Party’s Patent Rights or Know-How are required, such dispute shall be resolved by the JDC based upon the well reasoned opinion of a qualified independent patent attorney retained by the JDC.

6.3.5 Royalty Term. Royalty payments under this Section 6.3 shall apply to each Collaboration Product on a country-by-country basis until the last to expire Valid Claim covering the manufacture, importation, use or sale of such Collaboration Product in the country in which such Collaboration Product is sold, or * years after First Commercial Sale of the first Collaboration Product in such country, whichever is later.

6.3.6 Reports and Royalty Payment. Within sixty (60) days after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment obligation of a Royalty Payment, a Party owing a Royalty Payment pursuant to Section 6.3.1 or 6.3.2 above (a “Paying Party”) shall deliver to the other Party a report setting out, for each Collaboration Product on a country-by-country basis, the following:

(a) gross sales of Collaboration Products in the Field in such country during the relevant Calendar Quarter;

(b) Net Sales of Collaboration Products in the Field in such country during the relevant Calendar Quarter;

(c) all relevant deductions in accordance with Section 1.45 and this Section 6.3.6; and

(d) all relevant exchange rate conversions; and

(e) Any amounts due under this Section 6.3 for such Calendar Quarter shall accompany such report.

*	Confidential Treatment Requested.

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6.4 Development Costs.

6.4.1 Shared Territory.

(a) Cost Sharing. Subject to the terms and conditions of this Agreement, (i) Otsuka shall be responsible for all Development Costs incurred in accordance with the Development Plan with respect to each Collaboration Compound or Collaboration Product in the Field in the Shared Territory in connection with all Development activities up to and including those in connection with Phase II Clinical Trials for each such Collaboration Compound or Collaboration Product in each such indication (including the Second Indication) in the Field in the Shared Territory, provided, however, that the total amount of such Development Costs borne by Otsuka hereunder for all Collaboration Compounds and Collaboration Products in all indications shall not exceed forty million dollars ($40,000,000), subject to Section 6.4.1(d) (the “Phase II Costs”); and (ii) each Party shall be responsible for fifty percent (50%) of all Development Costs incurred in accordance with the Development Plan with respect to each Collaboration Compound and Collaboration Product in the Field in the Shared Territory in connection with all Development activities in connection with Phase III Clinical Trials for each such Collaboration Compound and Collaboration Product in each such indication (including the Second Indication) in the Field in the Shared Territory (the “Phase III Costs”).

(b) Loan to Acucela. Otsuka shall loan to Acucela the amount of the Phase III Costs for which Acucela is responsible pursuant to the foregoing clause (or Phase II Costs pursuant to Section 6.4.1(d)) pursuant to the Promissory Note in the form attached here to as Exhibit E (the “Promissory Note”). The Promissory Note shall provide that (v) interest shall accrue and be payable on all amounts loaned to Acucela thereunder by Otsuka (the “Loan”) from the date of advance of the Loan until paid in full at the applicable rates set forth in the Promissory Note; (w) such interest shall accrue from day to day and shall be calculated on the basis of 360 days per year; (x) the Loan shall be repayable to Otsuka out of the sum of fifty percent (50%) of either Acucela’s share in positive Net Profits generated by the Parties in the Shared Territory or fifty percent (50%) of the Royalty for the Shared Territory payable to Acucela pursuant to Section 6.3.2 (after taking into account any applicable deductions under Section 6.3.3 or Section 6.3.4), as the case may be on a country-by-country basis; and fifty percent (50%) of positive net profits (calculated in the same manner as Net Profits) generated by Acucela from sales of Collaboration Products in the Acucela Territory; and fifty percent (50%) of any consideration (excluding any and all Sublicensing Deductions) received by Acucela from the sale, licensing or sublicensing of rights to Collaboration Compounds or Collaboration Products or the underlying intellectual property rights in the Acucela Territory; (y) if the Loan has not been so repaid in full within five (5) years from the First Commercial Sale in the Shared Territory, seventy-five percent (75%) of the forgoing items shall be applied to the repayment of the Loan and accrued interest until paid in full; and (z) the foregoing notwithstanding, all or any portion of the Loan may be prepaid by Acucela to Otsuka at any time by giving Otsuka fourteen (14) days prior written notice. Further, in order to secure the repayment of all the Loans advanced by Otsuka to Acucela under this Section 6.4.1(b), Acucela shall create and perfect a security interest of first priority in favor of Otsuka on Acucela’s entire interests in Net

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Profits, Royalty Payments and the other amounts as described clause (x) above and on Acucela’s entire interests in ownership of the related Collaboration Compound and Collaboration Product and the underlying intellectual property rights, both in the Shared Territory and Acucela Territory, pursuant to Security Interest Agreement in the form attached hereto as Exhibit F (the “Security Interest Agreement”). Repayments under the Loan payable to Otsuka pursuant to clause (x) or clause (y), as applicable, of this Section 6.4.1(b) with respect to positive net profits generated or consideration received by Acucela with respect to the Acucela Territory shall be made to Otsuka within thirty (30) days of Acucela’s receipt of such net profits or consideration; provided, however, that in the case of net profits generated from Commercialization of a Collaboration Product in the Acucela Territory where Acucela books sales, repayments under the Loan on account of such net profits shall be made to Otsuka within sixty (60) days after the end of each Calendar Quarter. Repayments under the Loan payable to Otsuka out of amounts generated in the Shared Territory (whether such amounts are Acucela’s share in positive Net Profits generated by the Parties in the Shared Territory pursuant to Section 6.5.1 or the Royalty for the Shared Territory payable to Acucela pursuant to Section 6.3.2, as applicable) shall be applied in the percentages set forth above in clause (x) or clause (y), as applicable, of this Section 6.4.1(b) on the date payment of such amounts to Acucela would have been otherwise due under this Agreement as payment to the outstanding obligations due under the Promissory Note and any remaining amounts with respect to Acucela’s share of the Net Profits or the Royalty for the Shared Territory shall be paid by Otsuka to Acucela by the date payment of such amounts to Acucela are due under this Agreement.

(c) Reporting and Payment of Development Costs. Within ten (10) days after the end of each Calendar Quarter during which any Development activities are performed in the Shared Territory hereunder, Acucela shall provide to Otsuka a written report describing Acucela’s individual Development Cost items (with appropriate supporting documents reasonably requested by Otsuka) actually incurred during such Calendar Quarter and confirming the number of FTEs engaged for each member and reasonably approximating the portion of such FTEs allocated to each major activity (the “Acucela Development Cost Report”). The Acucela Development Cost Reports will be in such form as the JDC may reasonably agree from time to time. The Acucela Development Cost Report shall accompany an appropriate invoice to Otsuka for the amount of Development Costs owed to Acucela by Otsuka pursuant to Section 6.4.1(a). Within forty-five (45) days of receiving such appropriate invoice, Otsuka shall pay Acucela the amount of Development Costs owed to Acucela pursuant to Section 6.4.1(a) and shall advance Acucela the Loan pursuant to Section 6.4.1(b).

(d) Phase II Costs in Excess of the Cap. If the Phase II Costs exceed forty million dollars ($40,000,000), then Otsuka may, at its sole discretion, either (i) terminate this Agreement pursuant to Section 15.4.2; or (ii) continue this Agreement without any amendment to the terms hereof. If Otsuka elects the foregoing (ii), then the Parties shall continue this Agreement and each Party shall be responsible for fifty percent (50%) of the Phase II Costs in excess of forty million dollars ($40,000,000), unless otherwise agreed by the Parties, provided, however, that Otsuka shall loan to Acucela the amount of such costs for which Acucela is responsible under the same terms and conditions as set forth in Section 6.4.1(b) above and Acucela shall create and perfect a security interest in favor of Otsuka for such loan under the same terms and conditions as set forth in Section 6.4.1(b) above.

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(e) Other Development Costs. Other than the Development Costs to be paid or borne by Otsuka pursuant to this Section 6.4.1, Acucela shall be solely responsible for all Development Costs with respect to Collaboration Compounds and Collaboration Products in the Field in the Shared Territory incurred by Acucela, except to the extent set forth in Section 6.6.

6.4.2 Otsuka Territory. Subject to the terms and conditions of this Agreement, Otsuka shall be responsible for all costs incurred by it with respect to Development of all Collaboration Products in the Field for the Otsuka Territory.

6.4.3 Acucela Territory. Subject to the terms and conditions of this Agreement, Acucela shall be responsible for all costs incurred by it with respect to Development of all Collaboration Products in the Field for the Acucela Territory.

6.5 Commercialization.

6.5.1 Shared Territory. If Acucela elects to participate in Co-Promotion pursuant to Section 4.1.2(c), subject to the terms and conditions of this Agreement, and in accordance with Acucela’s Specified Percentage, Otsuka and Acucela shall share Net Profits (Losses) with respect to Net Sales of Collaboration Products in the Field in the country or countries of the Shared Territory in respect of which Acucela has exercised its right to Co-Promote. This Net Profits (Losses) sharing shall apply to each Collaboration Product on a country-by-country basis in the Shared Territory until the JCC decides to terminate the Commercialization of such Collaboration Product in such country. The Parties shall mutually agree, through the JCC, a mechanism or structure under which they will share all Net Profits (Losses), taking into account Acucela’s Specified Percentage and all Net Sales and Other Income and Allowable Expenses with respect to each Collaboration Product in the Shared Territory, such mechanism or structure to be set forth in the Co-Promotion Agreement. The Co-Promotion Agreement shall also set forth reconciliation and payment provisions to effectuate the sharing of Net Profits (Losses) as described in Section 4.1.2(c) and this Section 6.5.1. If Acucela does not elect to participate in the Co-Promotion pursuant to Section 4.1.2(c) in a particular country or countries in the Shared Territory, the Commercialization of Collaboration Products in the Field in such country or countries in the Shared Territory shall be at Otsuka’s cost as set forth in Section 4.1.2(c)(iii), except as otherwise specifically set forth in this Agreement, including Sections 8.5, 8.6, 10.2.3(a), 10.6.1, 11.1.4, 11.3 and 13.4.

6.5.2 Otsuka Territory. Subject to the terms and conditions of this Agreement, Otsuka shall be responsible for all costs incurred by it with respect to Manufacture and Commercialization of Collaboration Products in the Field in the Otsuka Territory.

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6.5.3 Acucela Territory. Subject to the terms and conditions of this Agreement, Acucela shall be responsible for all costs incurred by it with respect to Manufacture and Commercialization of Collaboration Products in the Field in the Acucela Territory.

6.6 Cost Overruns. With respect to each of the Phase II Costs, Phase III Costs and Allowable Expenses to be shared by the Parties under Sections 6.4.1(a) and 6.5.1 above, if the total costs incurred by a Party (such party, the “Spending Party”) in a calendar year exceed the costs budgeted for such Party in the applicable approved Plan, then the Parties shall continue to bear their respective share of such costs under this Article 6, notwithstanding such overrun, up to their respective share of * of the budgeted amounts (the “Permitted Overrun”), but the Non-Spending Party shall not be responsible for its share of such aggregate costs in excess of the Permitted Overrun unless the applicable Committee has approved such costs in excess of the Permitted Overrun, provided, however, that nothing in this Section 6.6 shall require Otsuka to bear Phase II Costs in excess of the forty million dollar ($40,000,000) cap set forth in Section 6.4.1(a).

6.7 Other Payment Terms.

6.7.1 Payment Method. All payments between the Parties under this Agreement (including the payments due under this Article 6) shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All payments due under this Agreement which are not timely paid shall bear interest to the extent permitted by Law at a rate equal to the U.S Prime Lending Rate, as quoted in The Wall Street Journal (U.S. Eastern Edition), effective for the date on which the payment was due. This Section 6.7.1 shall in no way limit any other remedies available to the Parties.

6.7.2 Currency. All dollar amounts in this Agreement are stated in, and all payments under this Agreement shall be made in, United States Dollars. With respect to amounts invoiced or incurred in a currency other than United States Dollars, the amounts shall be expressed in the currency in which such sale was originally made, or in which such cost was incurred, together with the United States Dollar equivalent, which shall be determined using the exchange rate for such currencies for the date of the respective invoice and where such exchange rate shall be the mid-price exchange rate taken from Bloomberg as published on the date of the relevant invoice or such other publication as may be mutually agreed between the Parties.

6.8 Taxes. Any withholding or other taxes that either Party is required by Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder or any of the Related Agreements, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party, provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Law (or exemption from such withholding tax payments, as applicable). Notwithstanding the foregoing, the Parties understand that, as of the Effective Date, no withholding taxes are applicable with respect to any of its payment obligations under this Agreement.

*	Confidential Treatment Requested.

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6.9 Records Retention; Audits.

6.9.1 Records Retention. Each Party will maintain complete and accurate books, records and accounts used for the determination of Development Costs and Allowable Expenses incurred in connection with the performance of this Agreement or otherwise relevant for the calculation of Net Sales and Net Profits (Losses), in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by such Party for five (5) years after the end of the period to which such books, records and accounts pertain, or longer as is required by Law.

6.9.2 Audit Request. Upon the written request of a Party (the “Auditing Party”) and not more than once each calendar year, the other Party (the “Responding Party”) shall permit the Auditing Party, accompanied by an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Responding Party, at the Auditing Party’s expense, to have access during normal business hours to the records of the Responding Party as may be reasonably necessary to verify the accuracy of the financial reports and calculations made under this Article 6 and Exhibit B for any Calendar Quarter ending not more than five (5) years prior to the date of such request. Any such audit shall be conducted at the location where the records are normally kept, unless otherwise reasonably requested by the Responding Party.

6.9.3 Discrepancies. If, as a result of such audit, it is established that additional amounts were owed by the Responding Party for the audited period, such Party shall pay such additional amounts within thirty (30) days after the date such discrepancy is established. In the event of a dispute as to whether there is a discrepancy, the matter shall be resolved by the JDC. The fees charged by such accounting firm shall be paid by the Auditing Party; provided, however, that if the audit establishes that the aggregate amounts payable by the Responding Party for such period are more than * of the aggregate amounts actually paid for such period, then the Responding Party shall pay the reasonable fees and expenses charged by such accounting firm. The Auditing Party shall treat all financial information subject to review under this Section 6.9 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 7

MANUFACTURING AND SUPPLY

7.1 Manufacture and Supply. Acucela will initially supply Collaboration Compound for use in the Collaboration through its current supplier at a price equal to Acucela’s Fully Burdened Manufacturing Costs of obtaining and testing such Collaboration Compound or Collaboration Product. Within *, the Parties intend to find one or more mutually acceptable Third Parties to assume responsibility for the supply of all Collaboration Compounds or Collaboration Products for

*	Confidential Treatment Requested.

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use in the Collaboration in the Shared Territory. Otsuka shall administer the relationship with such Third Party and shall enter into any manufacturing agreement with such Third Parties, provided that, Otsuka shall keep Acucela reasonably informed at all times with respect to the negotiations and deal terms relating to such manufacturing agreements and shall consider any comments, recommendations or analysis of Acucela in good faith, taking into consideration Acucela’s interests relating to the Collaboration and its business as a whole. Thereafter, such Third Parties shall supply Collaboration Compound and Collaboration Product for use in Development and Commercialization of Collaboration Compounds and Collaboration Products in the Shared Territory.

7.2 Retained Rights. Each Party shall have the right to Manufacture or have-Manufactured Collaboration Compounds and Collaboration Products anywhere in the Territory for use in such Party’s Sole Territory.

7.3 Process Development; Manufacturing Approvals. The continued development of the process for the manufacture of Collaboration Compounds and Collaboration Products as well as the scale up of that process and all material issues incident to the development to produce Collaboration Products for commercial purposes in the Shared Territory in sufficient quantity and in a timely manner will be overseen by the Joint Development Committee. Acucela and Otsuka will use Commercially Reasonable Efforts to make necessary filings to obtain, or to cause a Third-Party manufacturer of Collaboration Compounds and/or Collaboration Products to make necessary filings to obtain, Regulatory Approval for the manufacture of Collaboration Compounds and Collaboration Products as part of the Regulatory Approval to market each Collaboration Product in the Shared Territory. If applicable, such filings shall include the filing and maintenance of a Drug Master File with the FDA and the equivalent thereof in the other countries in the Shared Territory in which the Parties seek Regulatory Approval of Collaboration Products. Once such filings are made, no changes to the process for the manufacture of Collaboration Compounds and Collaboration Products for the Shared Territory shall be made without the prior written approval of both Parties.

7.4 Supply Expenses. The Fully Burdened Manufacturing Cost of supplying Collaboration Product for use in Development, including clinical trials, for the Shared Territory shall be included in Development Costs and borne by the Parties as provided in Section 6.4.1. The Cost of Goods Sold for the manufacture and supply of Collaboration Products for Commercialization in the Shared Territory or other Manufacturing for the Shared Territory included in the term “Commercialization” shall be included in the calculation of Allowable Expenses and, as such, shared by the Parties in accordance with Section 6.5.1 for each country or countries in the Shared Territory where Acucela elects to Co-Promote Collaboration Products pursuant to Section 4.1.2(c), or borne by Ostuka for each country or countries in the Shared Territory where Acucela does not elect to Co-Promote Collaboration Products pursuant to Section 4.1.2(c). Each Party shall be responsible for all costs of manufacturing quantities of Collaboration Products for each Party’s respective Sole Territory. The costs of any batches of Collaboration Compounds and Collaboration Products that are not manufactured in compliance with all aspects of Law or fail to conform to the applicable specifications, shall be (i) equally shared by the Parties as Phase III Costs in accordance with Section 6.4.1 if such batches are manufactured for Development in the Shared Territory, and (ii) equally

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shared by the Parties and constitute a part of Allowable Expenses in accordance with Section 6.5.1, for each country or countries in the Shared Territory where Acucela elects to Co-Promote Collaboration Products pursuant to Section 4.1.2(c), or borne by Ostuka for each country or countries in the Shared Territory where Acucela does not elect to Co-Promote Collaboration Products pursuant to Section 4.1.2(c), if such batches are manufactured for Commercialization use in the Shared Territory.

7.5 Joint Manufacturing Subcommittee. The Joint Development Committee shall, within ninety (90) days after the Effective Date, form a joint manufacturing subcommittee as a subcommittee of the JDC (the “Joint Manufacturing Subcommittee”) to review and provide advice with respect to the manufacture of Collaboration Compounds and Collaboration Products for the Shared Territory. The role of such subcommittee shall be advisory, and such subcommittee shall not have any authority itself to approve or disapprove any actions with respect to such manufacturing activities. The Joint Manufacturing Subcommittee shall propose to the Joint Development Committee mechanisms with respect to the delivery, acceptance, forecasting, and ordering of Collaboration Compounds and Collaboration Products for clinical purposes for the Shared Territory, and the Joint Development Committee shall, after approving such mechanisms, include such mechanisms in the Development Plan.

ARTICLE 8

REGULATORY MATTERS

8.1 Regulatory Responsibilities. Unless otherwise agreed between the Parties:

8.1.1 Shared Territory Regulatory Responsibility. As between the Parties, in the Shared Territory and except as otherwise provided in the Development Plan, (a) Acucela shall be responsible for filing, obtaining and maintaining, in its own name, all Regulatory Filings, and all interactions and communications with the Regulatory Authorities related thereto, up to, but not including, the submission by the Parties to the FDA of the written request for the pre-NDA meeting (“NDA Initiation”) or the foreign equivalent of such correspondence and meetings, for each Collaboration Product in each indication in the Field, and (b) Otsuka shall be responsible for filing, obtaining and maintaining, in its or its Affiliate’s own name, all NDAs and other Regulatory Filings thereafter, and all interactions and communications with the Regulatory Authorities related thereto, for each Collaboration Product in each indication in the Field, in furtherance of which Acucela shall, promptly upon request by Otsuka upon NDA Initiation, assign and transfer to Otsuka or its designee ownership of all Regulatory Filings relating to each Collaboration Product filed by Acucela and all Regulatory Approvals arising therefrom, including related correspondence with Regulatory Authorities, and provide to Otsuka copies thereof.

8.1.2 Otsuka Territory Regulatory Responsibility. As between the Parties, Otsuka shall be responsible for filing, obtaining and maintaining, in its own name, all Regulatory Filings and Regulatory Approvals for Development, Manufacture and Commercialization of Collaboration Products in the Field in the Otsuka Territory. For the avoidance of doubt, Otsuka shall not be obliged to file, obtain or maintain any of such Regulatory Filings or Regulatory Approvals.

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8.1.3 Acucela Territory Regulatory Responsibility. As between the Parties, Acucela shall be responsible for filing, obtaining and maintaining, in its own name, Regulatory Filings and Regulatory Approvals for Development, Manufacture and Commercialization of Collaboration Products in the Acucela Territory. For the avoidance of doubt, Acucela shall not be obliged to file, obtain or maintain any of such Regulatory Filings or Regulatory Approvals.

8.2 Regulatory Filings and Meetings. The Party with responsibility for regulatory matters in the Shared Territory pursuant to Section 8.1.1 shall, to the extent reasonably practicable: (a) promptly provide the JDC with reasonable advance written notice of any material Regulatory Filings, meetings, telephone conferences and/or other discussions with the Regulatory Authority of such country, scheduled or unscheduled, that pertain to Collaboration Compounds or Collaboration Products, (b) afford representatives of such other Party an opportunity to comment on such Regulatory Filings, and accept such comments or notify such other Party of the reason for not accepting any such comments, and (c) afford representatives of such other Party an opportunity to attend all such meetings, telephone conferences and/or discussions with the Regulatory Authority of such country. The Party with responsibility for regulatory matters in the Shared Territory shall provide the other Party’s representatives on the JDC with copies of all such Regulatory Filings and all minutes of any such meetings, telephone conferences and/or discussions with the Regulatory Authority of such country in the Shared Territory, and shall promptly notify the other Party’s representatives on the JDC with respect to any material changes or material matters that may arise in connection with Regulatory Approvals of Collaboration Products within such country in the Shared Territory. Each Party will provide the other Party with translations of such documents into English to the extent prepared or obtained for its own use.

8.3 Labeling. The JDC shall have ultimate control of the contents of Collaboration Product labels, as submitted to Regulatory Authorities in the Shared Territory, and the ensuing negotiations towards the finalization thereof as approved by Regulatory Authorities. Otsuka shall submit to the JDC for review, discussion and approval, as soon as reasonably practicable and not less than ten (10) Business Days prior to submission to a Regulatory Authority, the proposed label for Collaboration Product in the Shared Territory.

8.4 Adverse Events and Post-Market Surveillance. With respect to adverse drug experiences, as defined by 21 C.F.R. Section 314.80 and/or 600.80 (as applicable), and IND safety reports, as referenced in 21 C.F.R. Section 312.32, and like regulations of other Regulatory Authorities and relevant ICH guidelines, on a Collaboration Product-by-Collaboration Product and indication-by-indication basis, the Party with regulatory responsibility for a country (i.e. Acucela prior to filing an NDA with the applicable Regulatory Authority or Otsuka after such filing), Otsuka in the Otsuka Territory and Acucela in the Acucela Territory) shall (as between the Parties) be responsible for and shall establish operating procedures to report to the appropriate Regulatory Authority in that country all adverse drug experiences in accordance with the Laws of the relevant countries and agencies. Such operating procedures shall include any measures necessary for each Party to fully comply with such Laws as apply to adverse drug experiences. Such operating

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procedures, and any material revisions to them, shall be provided to the JCC for review and approval. The Parties agree to enter into and implement, as soon as reasonably practicable, a separate agreement setting forth the pharmacovigilance responsibilities and procedures for safety information exchange (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall contain such terms as are reasonable and customary for arrangements of this type, and shall in all events include such terms as are necessary to ensure that both Parties are able to comply with applicable Laws pertaining to adverse events and safety reporting and provide that there shall be one global safety database maintained by Otsuka or its designee and accessible to both Parties. The JDC shall determine standard operating procedures by which the Parties shall have access to such global safety database.

8.5 Product Recall. If either Otsuka or Acucela discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to Collaboration Product that may reasonably require Product Recall in any country in the Territory, such Party shall communicate such fact, condition, circumstance or event promptly to the other Party. Otsuka shall be responsible and have final decision making authority in the Shared Territory and the Otsuka Territory, and Acucela shall be responsible in the Acucela Territory and have final-decision-making authority in the Acucela Territory, for the management and implementation of Product Recall (which, for the avoidance of doubt, shall not include Product Withdrawal). All costs associated with such Product Recall shall be borne by the Party who shall be responsible for the management and implementation thereof, provided, however, that all such costs with respect to the Shared Territory (“Product Recall Expenses”) shall be equally shared between the Parties (and shall constitute a part of Allowable Expenses, if applicable). Each Party shall, as soon as practicably possible after Product Recall, report to the JDC and the other Party such Product Recall, along with the reason(s) therefor and the actions taken or to be taken to remedy the problem causing such Product Recall.

8.6 Product Withdrawal. If either Otsuka or Acucela discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to Collaboration Product that may reasonably require Product Withdrawal or a “Dear Doctor” letter related to Collaboration Product in any country in the Territory, such Party shall communicate such fact, condition, circumstance or event promptly to the other Party. In the event (i) any Regulatory Authority issues a request, directive or order that Collaboration Product be withdrawn from the market; (ii) a court of competent jurisdiction orders that Collaboration Product be recalled or withdrawn from the market; or (iii) the JDC (in the Shared Territory), Otsuka (in the Otsuka Territory) or Acucela (in the Acucela Territory) reasonably determines, after mutual consultation with each other, that Collaboration Product should be withdrawn from the market in a given country or countries or that a “Dear Doctor” letter should be sent relating to use of Collaboration Product, each Party shall take all appropriate remedial actions with respect thereto, provided, however, that Otsuka in the Otsuka Territory and Acucela in the Acucela Territory shall, in its sole discretion, finally determine any Product Withdrawal matters. To the extent that it is necessary or appropriate to communicate with any Person, including to any Regulatory Authority, the media or any customer, concerning any such fact, condition, circumstance or event, Otsuka with respect to the Shared Territory, Otsuka with respect to the Otsuka Territory and Acucela with respect to the Acucela Territory, shall be the primary contact concerning the remedial actions. All costs associated with

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any such remedial actions (“Product Withdrawal Expenses”) shall be borne by the Party at fault for giving rise to the fact, condition, circumstance or event resulting in Product Withdrawal as determined by a mutually acceptable testing laboratory or a regulatory consultant that is familiar with the circumstances of the Product Withdrawal. Notwithstanding the foregoing, if a Product Withdrawal in the Shared Territory becomes necessary not due to the fault of either Party but due to an intrinsic problem or defect in the efficacy or safety of Collaboration Compound contained in the Collaboration Product (the “Intrinsic Defect”), all Product Withdrawal Expenses shall be allocated as follows; (i) all Product Withdrawal Expenses with respect to the Shared Territory shall be equally shared between the Parties (and shall constitute a part of Allowable Expenses, if applicable); (ii) * of Product Withdrawal Expenses with respect to the Otsuka Territory shall be borne by Otsuka; and (iii) * of Product Withdrawal Expenses with respect to the Acucela Territory shall be borne by Acucela.

8.7 Access to Regulatory Filings. Acucela and Otsuka shall each have a right to cross reference or incorporate by reference any Regulatory Filings or drug master file (and any Data contained therein) for Collaboration Products made in any country in the Shared Territory (including all Regulatory Approvals) to support Regulatory Filings for Collaboration Products in each Party’s Sole Territory and to enable either Party to fulfill its obligations or exercise its rights granted or retained under this Agreement. In addition, in each agreement with an Affiliate or Third Party involving Data with respect to a Collaboration Product in the Field in the Shared Territory, the contracting Party shall require that such Affiliate or Third Party provide such Party with access to all such Data as is necessary or useful to be obtained for purposes of Regulatory Approvals.

8.8 Inspection. If either Party or its Affiliates or contractors (an “Inspected Party”) are to be inspected by a Regulatory Authority regarding the Development or Manufacture of a Collaboration Product, in each case within the Field, where relevant, and with respect to the Shared Territory, the Inspected Party shall promptly notify the JDC of the inspection in advance. The Inspected Party shall, where practicable, permit representatives of the other Party to participate as observers with respect to such inspection, and shall provide the JDC with a written report of any such inspection, noting with specificity any records or documents reviewed by the regulatory inspector, and including copies of any FDA 483s (or their foreign equivalent) or written communications provided by any Regulatory Authority relating to such inspection. The Inspected Party shall also provide an opportunity for the JDC to assist in responding to any issues or concerns relating to such inspections, and shall provide copies of all communications to and from any Regulatory Authority relating thereto to the JDC. The Parties shall cooperate in good faith and otherwise mutually support any such inspections by the FDA or other Regulatory Authority of facilities, clinical investigators or contract manufacturers with respect to the Shared Territory. In furtherance of the preceding sentence, if the Inspected Party receives a request by a Regulatory Authority in the Shared Territory to inspect any facilities of the other Party, such other Party shall cooperate with and makes its facilities available for such inspection.

8.9 Audit Rights. Each Party shall have the right, during normal business hours, and no more than once per year, other than following a finding of material deficiency, with more frequent audits upon agreement of the Parties, to inspect and audit: (a) those portions of the facilities of the

*	Confidential Treatment Requested.

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other Party, its Affiliate, subcontractor and investigator site used in the performance of the Development Plan or the Manufacturing of Collaboration Compound or Collaboration Products to be supplied for use in the Shared Territory hereunder, to ascertain compliance with Laws and Regulatory Approvals, including cGLP, cGCP and cGMP, and conformance with the applicable specifications and quality assurance standards, provided that the inspecting Party shall on such occasions be accompanied by a representative of the other Party; and (b) any of the other Party’s documentation or its Affiliates’, subcontractors’ or investigators’ documentation relating to such Development Plan or Manufacturing of Collaboration Compound or Collaboration Product to be supplied for use in the Shared Territory hereunder, including, to the extent permitted by Law and any applicable privacy policies, the medical records of any patient participating in any clinical study under the Development Plan. A Party’s audit rights shall be limited by bona fide Third Party agreements or confidentiality obligations in effect as of the Effective Date; provided, however, that each Party shall use its reasonable efforts to (i) obtain audit rights for the other Party under such pre-existing agreements, and (ii) ensure that such other Party is granted audit rights to the same extent which a Party has audit rights in any future agreements.

ARTICLE 9

GRANT OF RIGHTS

9.1 Acucela Grant. Subject to the terms and conditions of this Agreement, including the restrictions set forth in Section 3.2 with respect to Development outside the Development Plan in the Shared Territory, Acucela hereby grants to Otsuka, under the Acucela IP:

9.1.1 an exclusive license (even as to Acucela) to Develop (but excluding the right to engage in any Discovery Research) and Commercialize Collaboration Compounds and Collaboration Products in the Field in the Otsuka Territory and to Manufacture Collaboration Compounds and Collaboration Products in the Field in the Territory for use in the Otsuka Territory, subject to Acucela’s rights to Manufacture Collaboration Compounds and Collaboration Products in the Territory for use in the Acucela Territory as set forth in Section 7.2;

9.1.2 a co-exclusive (with Acucela and its subcontractors) license to Develop (but excluding the right to engage in any Discovery Research) Collaboration Compounds and Collaboration Products in the Field in the Shared Territory in accordance with the Development Plan;

9.1.3 a co-exclusive (with Acucela and its subcontractors) license if Acucela elects to Co-Promote with Otsuka pursuant to Section 4.1.2(c), or an exclusive (even as to Acucela) license if Acucela does not elect to Co-Promote with Otsuka pursuant thereto, to Commercialize Collaboration Compounds and Collaboration Products in the Field in the Shared Territory in accordance with the Commercialization Plan;

9.1.4 an exclusive license (even as to Acucela) to Manufacture Collaboration Compounds and Collaboration Products in the Territory for use in the Shared Territory, subject to Acucela’s right to Manufacture Collaboration Compounds and Collaboration Products in the Territory (i) for the Shared Territory pursuant to Section 7.1, and (ii) for Acucela’s Sole Territory pursuant to Section 7.2; and

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9.1.5 the right to have the foregoing performed on its behalf by subcontractors in accordance with Section 9.4 below.

9.2 Otsuka Grant. Subject to the terms and conditions of this Agreement, including the restrictions set forth in Section 3.2 with respect to Development outside the Development Plan in the Shared Territory, Otsuka hereby grants to Acucela, under the Otsuka IP:

9.2.1 an exclusive license (even as to Otsuka) to Develop and Commercialize Collaboration Compounds and Collaboration Products in the Field in the Acucela Territory and to Manufacture Collaboration Compounds and Collaboration Products in the Field in the Territory for use in the Acucela Territory, subject to Otsuka’s rights to Manufacture Collaboration Compounds and Collaboration Products in the Field in the Territory for use in the Shared Territory or the Otsuka Territory;

9.2.2 a co-exclusive (with Otsuka and its subcontractors) license to Develop Collaboration Compounds and Collaboration Products in the Field in the Shared Territory in accordance with the Development Plan;

9.2.3 (only if Acucela elects to Co-Promote with Otsuka pursuant to Section 4.1.2(c)) a co-exclusive (with Otsuka and its subcontractors) license to Commercialize Collaboration Compounds and Collaboration Products in the Field in the Shared Territory in accordance with the Commercialization Plan; and

9.2.4 the right to have the foregoing performed on its behalf by subcontractors in accordance with Section 9.4 below.

9.3 Sublicenses.

9.3.1 Affiliates. In connection with its Development, Manufacture or Commercialization of Collaboration Products under this Agreement, either Party may grant to one or more of its Affiliates a non-exclusive, non-sublicensable, non-transferable sublicense under the rights granted to such Party under Section 9.1 or 9.2 above, as applicable; provided that such Party shall remain responsible for the activities of such Affiliate to the same extent as if such activity were conducted by such Party.

9.3.2 Third Parties. Each Party may grant to one or more Third Parties a sublicense under the rights granted to such Party under Section 9.1 or 9.2 above, as applicable, to Develop, Manufacture and/or Commercialize Collaboration Products with respect to such Party’s Sole Territory only. Except as set forth in the preceding sentence, and except for Otsuka’s use of Third Parties to Manufacture Collaboration Compounds or Collaboration Products for the Shared Territory

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under Section 7.1, neither Party shall be permitted to grant to any Third Party a sublicense (or license) under the rights granted to (or by) such Party under Section 9.1 or 9.2 above, as applicable, to Develop or Commercialize Collaboration Compounds or Collaboration Products in the Shared Territory, or to Manufacture Collaboration Compounds or Collaboration Products in the Territory for use in the Shared Territory, without the other Party’s written consent. The foregoing notwithstanding, if Acucela does not elect to Co-Promote with Otsuka pursuant to Section 4.1.2(c) with respect to a specific country or countries in the Shared Territory, then Otsuka may grant to one or more Third Parties a sublicense (or license) under the rights to (or by) Otsuka under Section 9.1 (or Section 9.2) to Develop, Manufacture or Commercialize Collaboration Compounds or Collaboration Products in the country or countries in the Shared Territory with respect to which Acucela did not elect to exercise its Co-Promotion right.

9.3.3 Conditions of Sublicenses. If a Party (“Granting Party”) grants a sublicense of its rights in Section 9.3.2 above, such sublicense shall be subordinate to the terms and conditions of this Agreement, and the Granting Party shall remain responsible to the other Party for the performance of any of its Sublicensees under such rights and shall remain responsible for any payments due hereunder. It is understood and agreed that, except as may be otherwise agreed in writing by the Parties, Sublicensees shall have no rights with respect to the Committees or with respect to the Plans, nor to exercise any provision of this Agreement against a Party (other than the exercise of their rights pursuant to Section 9.1 or 9.2 above, as applicable). Upon request, the Granting Party will provide to the other Party a copy of each sublicense agreement, provided that any such sublicense agreement may be redacted to the extent not necessary for the other Party to understand the scope and terms of such sublicense. It is understood that this Section 9.3.3 shall not apply to the grant by a Party of a license under its own IP (i.e., Acucela IP, where Acucela is the Party granting such license, and Otsuka IP, where Otsuka is the Party granting such license) to the extent permitted under this Agreement.

9.4 Subcontractors. Except as otherwise set forth in this Agreement, each Party may engage subcontractors to perform, under its direction, specific functions that are assigned to it hereunder or that it carries out in the exercise of its rights hereunder, in each case in accordance with this Section 9.4. Any agreements with such subcontractors shall be at least as protective of Collaboration Compounds and Collaboration Products as the terms and conditions of this Agreement. Each Party shall be fully responsible under this Agreement for the performance hereof by its permitted subcontractors as if such Party so performed this Agreement itself.

9.5 License to Acucela.

9.5.1 VCM Improvements. Otsuka hereby grants to Acucela a non-exclusive, worldwide, irrevocable, except in the event of termination of this Agreement by Otsuka pursuant to Section 15.2 or 15.3, fully paid-up license, under Patent Rights Controlled by Otsuka that cover VCM Improvements to make, have made, use, sell, offer for sale and import VCM Products in the Field, subject to the exclusive and co-exclusive rights granted to Otsuka under this Agreement and subject to Section 2.1.2. Acucela shall have the right to sublicense its license rights to any Third

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Party under this Section 9.5.1 provided, however, that (a) any sublicensee is, with respect to any territory at issue, concurrently receiving from Acucela a license or sublicense under one or more Patent Rights Controlled by Acucela to make, have made, use, offer for sale, sell or import VCM Products in the Field in such territory, and (b) such license to Patent Rights Controlled by Acucela is granted under the same termination and expiration terms as the sublicense to the Patent Rights Controlled by Otsuka. As used herein, “VCM Improvements” means any inventions made by or under authority of Otsuka in connection with Development, Manufacture or Commercialization of Collaboration Compounds or Collaboration Products to the extent such inventions are applicable to a VCM Product, or the manufacture, use or formulation thereof.

9.5.2 Non-VCM Products. Upon the written request by Acucela, Otsuka shall be required to negotiate in good faith with Acucela for the terms and conditions under which Otsuka would grant to Acucela a non-exclusive or exclusive (as decided by Otsuka) license under Patent Rights Controlled by Otsuka covering a Non-VCM Improvement to make, have made, use, offer for sale, sell and import products other than VCM Products. If a binding, definitive, written agreement between the Parties with respect to such rights has not been entered into by the date that is sixty (60) days after the date of Acucela’s initial notice, Otsuka shall have no further obligations under this Section 9.5.2 with respect to such Non-VCM Improvement. As used herein, “Non-VCM Improvements” means any inventions made by or under authority of Otsuka in connection with Development, Manufacture or Commercialization of Collaboration Compounds or Collaboration Products to the extent such inventions are not applicable to a VCM Product, or the manufacture, use or formulation thereof.

9.5.3 Disclosure. Otsuka agrees to promptly disclose to Acucela any VCM Improvements or Non-VCM Improvements made by, or under the authority of Otsuka, during the Term of the Agreement.

9.6 No Implied Licenses. No right or license under any Acucela IP, Otsuka IP or other subject matter is granted or shall be deemed granted by implication, estoppel or otherwise. All such rights or licenses are granted only as expressly provided in this Agreement and the Related Agreements. Without limiting the foregoing, nothing herein shall be deemed to grant to Otsuka a right or license to any active pharmaceutical ingredient that may be included in a Collaboration Product other than the Collaboration Compounds. Each Party agrees that it and its Affiliates shall not use nor otherwise exploit the other Party’s Patent Rights or Know-How, except as licensed in this Agreement.

9.7 Exchange of Data and Know-How.

9.7.1 By Acucela. Promptly following the Effective Date, Acucela shall make available to Otsuka, at no cost or expense to Otsuka, all Acucela Know-How that is necessary, or useful, for Otsuka to Develop (but excluding Discovery Research), Manufacture and Commercialize Collaboration Compounds and Collaboration Products within the Field in the Shared Territory or in the Otsuka Territory, including all Data for such Collaboration Compounds and Collaboration Products within the Field applicable to the Shared Territory or the Otsuka Territory, that Acucela or its Affiliate Controls as of the Effective Date.

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9.7.2 By Either Party. During the Term, Acucela shall provide to Otsuka on an ongoing basis additional Acucela Know-How generated pursuant to the Development Plan or the Research Plan that is necessary, or useful, to Develop (but excluding Discovery Research), Manufacture and Commercialize Collaboration Compounds and Collaboration Products within the Field in the Shared Territory or in the Otsuka Territory, and Otsuka shall provide to Acucela on a ongoing basis any Otsuka Know-How generated pursuant to the Development Plan that is necessary, or useful, to Develop, Manufacture and Commercialize Collaboration Compounds and Collaboration Products within the Field in the Shared Territory or in the Acucela Territory, in each case to the extent that such Know-How has not previously been provided to the other Party hereunder. The Party providing such Know-How shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies as reasonably requested or an opportunity for the other Party to inspect (and copy) all other materials comprising such Know-How (including, for example, original patient report forms and other original source data, to the extent allowable under Laws).

9.7.3 Sole Territory Data; Other Licensees or Sublicensees. Otsuka shall provide to Acucela on an ongoing basis all Otsuka Know-How generated pursuant to its Development, Manufacture or Commercialization of Collaboration Compounds or Collaboration Products in the Otsuka Territory, and Acucela shall provide to Otsuka on an ongoing basis all Acucela Know-How generated pursuant to its Development, Manufacture or Commercialization of Collaboration Compounds or Collaboration Products in the Acucela Territory, in each case to the extent (i) such Know-How is necessary, or useful, to Develop (but in the case of Otsuka, excluding Discovery Research), Manufacture or Commercialize Collaboration Compounds or Collaboration Products within the Field in the Shared Territory or in the Receiving Party’s Sole Territory, and (ii) such Know-How has not previously been provided to the other Party hereunder. Each Party (the “Providing Party”) shall use commercially reasonable efforts to require its other licensee(s), or Sublicensee(s), as applicable, of a Collaboration Compound or Collaboration Product in its Sole Territory to provide the other Party (the “Receiving Party”) with access under this Section 9.7 to all Data generated by or on behalf of such licensee(s) or Sublicensee(s), as applicable, in the Development, Manufacture or Commercialization of a Collaboration Compound or Collaboration Product to the extent that such Data is necessary or useful to Develop (excluding Discovery Research in the case of Otsuka), Manufacture or Commercialize Collaboration Compounds or Collaboration Products in the Receiving Party’s Sole Territory. It is understood that a failure of the Providing Party to obtain such rights, despite having used such commercially reasonable efforts, shall not be deemed a breach of this Section 9.7.3 by the Providing Party. However, the Providing Party agrees that it shall not provide its other licensee(s) or Sublicensee(s), as applicable, of a Collaboration Compound or Collaboration Product with access to any Data generated by or on behalf of the Receiving Party in exercising its rights with respect to the Receiving Party’s Sole Territory except to the extent such other licensee(s) or Sublicensee(s), as applicable, agrees to provide the Receiving Party with reciprocal access to Data generated by such licensee(s) or

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Sublicensee(s), as applicable. Except as expressly provided herein, including this Section 9.7.3 and Section 8.4, neither Party shall be obligated to provide to the other Party (i) Know-How generated outside the Development Plan or Research Plan, including Know-How generated pursuant to a Party’s activities relating to Development or Commercialization exclusively for that Party’s Sole Territory, or (ii) any of the providing Party’s Confidential Information that does not relate to a Collaboration Compound or Collaboration Product or its Manufacture or use within the Field in the Shared Territory, including competitive and marketing strategies generally applicable to the Providing Party’s products.

9.7.4 Provision of Know-How to JDC. Upon request by the JDC, each Party shall promptly provide the JDC with summaries in reasonable detail of all Know-How generated or obtained in the course of such Party’s performance of activities under the Development Plan and the Research Plan.

9.7.5 Right to Use. Each Party shall have the right to use Know-How to be provided to such Party under this Section 9.7 within the scope of its rights set forth in Sections 9.1, 9.2, 9.3 and 9.4.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership.

10.1.1 Know-How. Each Party shall assign to the other Party a joint ownership interest in all Know-How pertaining to Collaboration Compounds and Collaboration Products or their Manufacture or use in the Field in the Shared Territory solely to the extent generated in the course of performing its obligations or duties under the Development Plan, excluding any inventions and Patent Rights therein (which are addressed in Section 10.1.2 below), upon which all such Know-How (“Joint Know-How”) shall be jointly owned by Otsuka and Acucela with each Party having an equal undivided interest in the whole. For clarity, it is understood that the foregoing does not apply to Regulatory Filings. All Know-How pertaining to Collaboration Compounds or Collaboration Products or their Manufacture or use in the Field generated in the course of each Party’s Development or Manufacture of Collaboration Compounds or Collaboration Products specific for its Sole Territory, which, for the avoidance of doubt, shall exclude the Joint Know-How, shall be solely owned by such Party.

10.1.2 Inventions; Patent Rights.

(a) Title to all inventions, and all Patent Rights therein, made solely by Otsuka personnel in connection with this Agreement shall be owned by Otsuka (“Otsuka Inventions”). Title to all inventions, and all Patent Rights therein, made solely by Acucela personnel in connection with this Agreement shall be owned by Acucela (“Acucela Inventions”). Title to all inventions, and all Patent Rights therein, made jointly by personnel of Acucela and Otsuka in

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connection with this Agreement shall be jointly owned by Acucela and Otsuka with each Party having an equal undivided interest in the whole (“Joint Inventions”). For such purposes, a Party’s personnel shall include personnel of such Party’s Affiliates and those of their respective subcontractors who are engaged in the Manufacture, Development or Commercialization of Collaboration Compounds or Collaboration Products (to the extent such personnel are carrying out activities in connection with this Agreement).

10.1.3 Assignment Agreement. Each Party shall enter or shall have entered into an appropriate agreement with each of its employees, consultants and Affiliates which is involved in Development or Manufacture of Collaboration Compounds or Collaboration Products in the Field under this Agreement, pursuant to which such employee, consultant or Affiliate, as applicable, shall agree to (i) assign to the contracting Party ownership to inventions and Know-How resulting from the services to such Party and (ii) not use (other than in connection with providing the services) or disclose (other than to such Party) such inventions and Know-How. Each Party shall use Commercially Reasonable Efforts to require its subcontractors involved in Development or Manufacture of Collaboration Compounds or Collaboration Products in the Field under this Agreement to agree to the obligations set forth in clauses (i) and (ii) above.

10.1.4 Joint Ownership. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to obtain any approval of, nor pay a share of the proceeds to, the other Party to practice, enforce, license, assign or otherwise exploit Joint Inventions and Joint Know-How, and each Party hereby waives any right it may have under the applicable Laws of any jurisdiction to require such approval or accounting. The Parties shall reasonably cooperate with each other and take any actions reasonably necessary to effect the purposes of this Section 10.1.4.

10.2 Patent Filing, Prosecution, and Maintenance.

10.2.1 Sole Patent Rights. Subject to Section 16.8.2, each Party shall be responsible for the filing, prosecution and maintenance, in its own name, of its Sole Patent Rights in the Shared Territory in accordance with the Patent Prosecution Plan. Each Party shall have the right, but not the obligation, at its expense, to file, prosecute and maintain its Sole Patent Rights in its or the other Party’s Sole Territory, provided, however, that, at the request and expense of the other Party, each Party shall file, prosecute and maintain its Sole Patent Rights in such other Party’s Sole Territory.

10.2.2 Joint Patent Rights.

(a) Shared Territory. The filing for, prosecution and maintenance of Joint Patent Rights in the Shared Territory, shall be made by mutual agreement of the Parties in accordance with the Patent Prosecution Plan. Otsuka shall be responsible for the preparation, filing, prosecution and maintenance, in joint names of Otsuka and Acucela, of the Joint Patent Rights in the Shared Territory in accordance with the Patent Prosecution Plan.

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(b) Sole Territory. Each Party shall be responsible, at its expense, for the preparation, filing, prosecution and maintenance, in joint names of Otsuka and Acucela, of the Joint Patent Rights in such Party’s Sole Territory.

10.2.3 Prosecution Costs. * costs of the filing for, prosecution and maintenance of Sole Patent Rights or Joint Patent Rights under Sections 10.2.1 and 10.2.2 above, in each case incurred after the Effective Date, shall be treated as follows:

(a) Shared Territory. * costs of the filing for, prosecution and maintenance of Sole Patent Rights or Joint Patent Rights under Sections 10.2.1 and 10.2.2 above in the Shared Territory, in each case incurred after the Effective Date, shall be treated as Patent Expenses. Prior to the First Commercial Sale of a Shared Product in the Shared Territory, Patent Expenses shall be treated as Development Costs and following the First Commercial Sale of a Collaboration Product in the Shared Territory, Patent Expenses shall be equally shared between the Parties (and shall be treated as an Allowable Expense and deducted from Net Sales before Net Profit (Loss) is calculated, if applicable).

(b) Sole Territory. Each Party shall be responsible for * of all such patent costs incurred by such Party in its Sole Territory.

10.2.4 Third-Party Patent Rights. Except as otherwise provided in Section 12.2, neither Party makes any warranty with respect to the validity, perfection, or dominance of any Patent Right or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the use, manufacture, sale, export or import of any Collaboration Compound or Collaboration Product. Each Party agrees to promptly bring to the attention of the other Party any Patent Right it discovers, or has discovered, and which relates to the subject matter of this Agreement.

10.2.5 Right to Consult. During the Term, each Party shall copy the other Party, or have the other Party copied, on all substantive documents for its Sole Patent Rights and the Joint Patent Rights for which it controls prosecution as set forth in Section 10.2.2, which are received from or to be filed in any patent office in the Territories, promptly following receipt from the patent office and within a reasonable time prior to filing with the patent office, as applicable, including copies of each patent application, office action, correspondence with patent officials, response to office action, declarations, information disclosure statements, requests for terminal disclaimer, requests for patent term extension and request for reexamination. Consistent with the foregoing, each Party shall have the right to comment on the prosecution of the other Party’s Sole Patent Rights and Joint Patent Rights for which it controls prosecution as set forth in Section 10.2.2 and provide such comments to such other Party’s patent counsel, and such other Party shall consider all such comments in good faith. If a Party fails to provide its comments with respect to the prosecution by the other Party of such patent application or patent reasonably in advance of the deadline for filing or otherwise responding to the relevant matter in the relevant patent office, such other Party shall be free to act without consideration of such Party’s comments.

*	Confidential Treatment Requested.

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10.2.6 Abandonment of Prosecution. Each Party will notify the other Party in the event it desires to abandon its efforts to file, prosecute, maintain or conduct any interferences, re-examinations, reissues and oppositions with respect to its Sole Patent Rights under this Section 10.2 or Section 16.8.2 or Joint Patent Rights for which it is responsible under Section 10.2.2. Notification will be given within a reasonable period (i.e., with sufficient time for such other Party to take whatever action may be necessary) prior to the date on which such Sole Patent Rights or Joint Patent Rights will lapse, go abandoned (other than to file a continuation application for the same subject matter) or otherwise diminish. Such non-abandoning Party will then have the right, exercisable upon written notification to such abandoning Party, to assume full responsibility, at its discretion and its sole cost and expense, to file, prosecute, maintain or conduct any interferences, re-examinations, reissues and oppositions in such country or countries. Should the non-abandoning Party exercise such right, the abandoning Party shall execute such documents and perform such acts as may be reasonably necessary for the non-abandoning Party to prepare, file, prosecute or maintain such Sole Patent Rights or Joint Patent Rights. Thereafter, the non-abandoning Party shall solely own such Sole Patent Rights or Joint Patent Rights and the abandoning Party shall promptly assign its entire interest in such Sole Patent Rights or Joint Patent Rights. The abandoning Party shall have the right to practice and otherwise exploit the inventions claimed in such Sole Patent Rights or Joint Patent Rights to the extent provided by the applicable license rights granted under Article 9.

10.2.7 Scope of Activities. For the purposes of this Section 10.2, “prosecution and maintenance” shall mean, with respect to a patent, the preparing, filing, prosecuting and maintenance of such patent, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a patent. Also, as used in this Section 10.2, to “abandon” particular Patent Rights shall include deciding not to defend against an opposition, not to defend an interference or similar proceeding, not to pursue an appeal of an adverse decision or not to pursue particular claims, in each case with respect to such Patent Rights in the United States Patent & Trademark Office or a corresponding patent examining authority in another country.

10.3 Infringement Claims Against Otsuka or Acucela

10.3.1 Notice. Each Party shall give the other a prompt written notice of any claim or threatened claim by a Third Party for infringement of such Third Party’s patents by a Collaboration Compound or Collaboration Product, or its use, Development, Manufacture or Commercialization, in the Field in the Territory (a “Patent Infringement Claim”). Unless otherwise agreed by the Parties, (i) in the Shared Territory, Otsuka shall have the first right, but not the obligation, to defend such Patent Infringement Claim, and if Otsuka declines or fails to assume such role within fifteen (15) Business Days after a request by Acucela to do so, Acucela shall be entitled to assume such role, (ii) in the Otsuka Territory, Otsuka shall have the first right, but not the obligation, to assume such role, and if Otsuka declines or fails to assume such role within fifteen (15) Business Days after a request by Acucela to do so, Acucela shall be entitled to assume such role, and (iii) in the Acucela Territory, Acucela shall have the first right, but not the obligation, to

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assume such role, and if Acucela declines or fails to assume such role within fifteen (15) Business Days after a request by Otsuka to do so, Otsuka shall be entitled to assume such role. The Party that defends the Patent Infringement Claim shall have a right to choose its counsel in its sole discretion.

10.3.2 Cooperation. Each Party shall, and each shall cause its Affiliates to, cooperate fully with the other Party in its efforts to defend against the Patent Infringement Claim and shall agree to be a party in any suit, if requested. Any settlement of such Patent Infringement Claim that would admit liability on the part of a non-defending Party or any of its Affiliates shall be subject to such non-defending Party’s prior written approval, such approval not to be unreasonably withheld or delayed.

10.4 Third Party Infringement.

10.4.1 Notice of Infringement. Each Party shall promptly report in writing to the other Party during the Term any infringement of any of the Sole Patent Rights or Joint Patent Rights in the Field in the Territory by use or exploitation by Third Parties of Acucela Core Compounds or any product competitive with an Acucela Core Compound (an “Product Infringement Claim”) of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement.

10.4.2 Initial Right to Enforce. Subject to Section 10.4.3 below, (i) Otsuka shall have in its sole discretion the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement of) or otherwise enforce the Acucela Sole Patent Rights or the Joint Patent Rights in the Shared Territory and in the Otsuka Territory and its Sole Patent Rights in the Territory; and (ii) Acucela shall have in its sole discretion the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement of) or otherwise enforce the Joint Patent Rights in the Acucela Territory and its Sole Patent Rights in the Acucela Territory.

10.4.3 Step-In Right. If Otsuka or Acucela, as the case may be, does not initiate a suit or take other appropriate action that it has the initial right to initiate or take in a country in the Territory pursuant to Section 10.4.2 within ninety (90) days following receipt of notice of an Infringement Claim pursuant to Section 10.4.1, then the other Party shall have the right to initiate a suit or take other appropriate action in such country that it believes is reasonably required to protect such Joint Patent Rights or Sole Patent Rights in such country. The non-initiating Party shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by the initiating Party.

10.4.4 Conduct of Certain Actions. At the request of the Party bringing an infringement action under this Section 10.4, the other Party agrees to be joined as a party to the suit if necessary for the initiating Party to bring or maintain an infringement action hereunder and to provide reasonable assistance in any such action. Neither Party may settle any action or proceeding

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brought under this Section 10.4 in a manner that materially adversely affects the other Party’s interest in the Joint Patent Rights or Sole Patent Rights, without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed. Each Party shall always have the right to be represented by counsel of its own selection in any suit or other action instituted by the other Party pursuant to this Section 10.4 for infringement in the Field and expenses related thereto shall be allocated between the Parties in accordance with Section 10.6.

10.5 Claims for Non-Infringement or Invalidity

10.5.1 If a Third Party brings an action for declaratory judgment of non-infringement or invalidity of Joint Patent Rights or Sole Patent Rights (each, an “Alleged Non-Infringement”), such Party shall promptly notify the other Party of such activities. Except as otherwise agreed: (i) Otsuka shall have the first right, but not the obligation, to control any action or proceeding under such Joint Patent Rights in respect to any Alleged Non-Infringement in the Shared Territory, (ii) Otsuka shall have the first right, but not the obligation, to control any action or proceeding under its Sole Patent Rights in respect to an Alleged Non-Infringement occurring in the Territory and (iii) Acucela shall have the first right, but not the obligation. to control any action or proceeding under its Sole Patent Rights in respect to any Alleged Non-Infringement in the Territory.

10.5.2 If Otsuka or Acucela, as the case may be, fails to file a response with respect to an Alleged Non-Infringement occurring in the Territory within twenty (20) days following service of the complaint or otherwise agree in writing to do so within the applicable time to respond by court rule or regulation, the other Party shall have the right to bring and control any such action or proceeding with respect to the Alleged Non-Infringement.

10.5.3 The Parties shall reasonably cooperate with each other in all actions or proceedings described in this Section 10.5, to the extent pertaining to an Alleged Infringement. The non-controlling Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation (including any necessary use of its name) required to prosecute such litigation. The non-controlling Party will be entitled to be represented by counsel of its own choice and expenses related thereto shall be allocated between the Parties as set forth in Section 10.6.

10.6 Costs; Recoveries

10.6.1 Shared Territory. * costs that are incurred by a Party under Sections 10.3, 10.4 and 10.5 with respect to the Shared Territory prior to Regulatory Approval to market Collaboration Product in the Shared Territory shall be borne in the same manner as if such costs were Development Costs, and such costs which are incurred following Regulatory Approval to market Collaboration Product in the Shared Territory shall be equally shared between the Parties (and thus shall be an element of Allowable Expenses, if applicable). The amount of any recovery from such Third Party (net of such enforcement costs) shall be equally shared between the Parties (by being deemed to be Net Sales and shared between the Parties as provided in Section 6.5.1, if applicable)

*	Confidential Treatment Requested.

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10.6.2 Sole Territory. * costs that are incurred by a Party under Sections 10.3, 10.4 and 10.5 with respect to its or the other Party’s Sole Territory shall be borne solely by the Party defending a claim or initiating an action under such Sections. Any amounts recovered as a result of an action under such Sections shall be use first to reimburse the expenses incurred by the Parties in connection with such action. Any remaining recovery with respect to the Sole Territory shall be allocated * to the Party whose Territory is at issue and * to the other Party.

10.7 Patent Marking. The Parties shall mark, and require their contractors and permitted Licensees to mark, Collaboration Products sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of Manufacture or sale thereof, to the extent required by Law.

ARTICLE 11

TRADEMARKS AND COPYRIGHTS

11.1 Collaboration Product Marks.

11.1.1 Shared Territory. The JCC shall select the Collaboration Product Mark to Commercialize Collaboration Product throughout the Shared Territory with a view to establishing one single brand name for Collaboration Product in the entire Shared Territory. The Parties shall use such selected Collaboration Product Marks as the common brand name under which a Collaboration Product will be marketed in the Field in the Shared Territory in order to maximize brand equity and the corresponding return on Development and marketing expenditures, unless on a country-by-country basis the JCC otherwise reasonably determines that use of such Collaboration Product Marks in a particular country in the Shared Territory would not be permitted by Law or would not be beneficial from a commercial perspective. The JCC shall have the final decision-making authority regarding the selection of alternative Collaboration Product Marks for use in any country in the Shared Territory.

11.1.2 Sole Territory. In its Sole Territory, each Party and its Affiliates may use any trademark(s) they choose, including the Collaboration Product Mark selected by the JCC, for use with Collaboration Product in the Shared Territory, provided, however, that each Party shall use Commercially Reasonable Efforts to use such selected Collaboration Product Mark in its Sole Territory, unless on a country-by-country basis such Party otherwise reasonably determines that use of such Collaboration Product Mark in a particular country in the Territories would not be permitted by Law or would not be beneficial from a commercial perspective.

11.1.3 Ownership. All right, title and interest in Collaboration Product Marks used in the Shared Territory and the Otsuka Territory, and the goodwill related thereto, shall be solely owned by Otsuka, and all right, title and interest in Collaboration Product Marks used in the Acucela

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Territory, and the goodwill related thereto, shall be solely owned by Acucela, except as may otherwise be expressly provided herein or required by Law. The Parties agree that they will not use marks that are confusingly similar to the Collaboration Product Marks.

11.1.4 Protection and Maintenance. Otsuka shall file, prosecute, register and maintain the Collaboration Product Marks in the Otsuka Territory at its own expense, Acucela shall file, prosecute, register and maintain the Collaboration Product Marks in the Acucela Territory at its own expense, and Otsuka shall file, prosecute, register and maintain the Collaboration Product Marks in the Shared Territory with the out-of-pocket expenses shared equally by the Parties (which be treated as Trademark Expenses, if applicable).

11.2 Display; Approval; Quality Control. All product labeling and promotional materials relating to a Collaboration Product in the Field in the Shared Territory shall display the appropriate Collaboration Product Marks in a form and style and with a placement determined by the JCC, subject to complying with all Laws and regulations and obtaining all necessary Regulatory Approvals. All use of Collaboration Product Marks shall be consistent with the quality control standards and reasonable trademark usage guidelines as the JCC may establish.

11.3 Enforcement. Each Party shall promptly notify the other Party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to Collaboration Product Marks in any country in the Territory. Otsuka shall defend, and shall have the sole discretion whether to enforce the Collaboration Product Marks in the Otsuka Territory at its own expense, Acucela shall defend, and shall have the sole discretion whether to enforce the Collaboration Product Marks in the Acucela Territory at its own expense, and Otsuka shall have the first right, but not the obligation, to defend and enforce the Collaboration Product Marks in the Shared Territory (and Acucela shall have the right to defend and enforce in the Shared Territory in the event that Otsuka does not assert its right) with the expenses and proceeds shared equally by the Parties (which shall be treated as Trademark Expenses, if applicable). Each of the Parties shall reasonably cooperate in any action taken by the other Party to enforce or defend its rights in Collaboration Product Marks pursuant to this Section 11.3.

11.4 Otsuka Marks and Acucela Marks.

11.4.1 Scope of Use. The Otsuka trade names and logos shall be displayed on all product packaging, labeling and other promotional materials relating to Collaboration Products in the Field in the Shared Territory. In any case, the JCC shall have final decision authority over such placement of the Parties’ trade names, trademarks and logos under this Section 11.4.1. All right, title, and interest to a Party’s trade name, trademark and logo shall be owned by such Party and use thereof shall be consistent with the quality control standards and reasonable trademark usage practices as such Party applies to its own marks. Neither Party shall permit any other person or entity to use the other Party’s trade name, trademark or logo, without the other Party’s prior written consent.

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11.4.2 Limitations. All goodwill arising out of the use of a Party’s trade name, trademark and logo will inure to the sole benefit of the Party that owns such marks.

11.5 Copyrights. Otsuka shall have exclusive ownership in and to the copyrights in all product labeling or promotional materials specifically pertaining to Collaboration Products in the Field (the “Copyrighted Works”), and Acucela agrees to execute documentation necessary to affect this provision. To the extent such materials include or incorporate original works of authorship created or Controlled by Acucela or its Affiliate prior to the Effective Date or otherwise not in connection with a Collaboration Product, Acucela grants to Otsuka a license to use, reproduce, modify and distribute the pre-existing works only in connection with Collaboration Products in the Field and in accordance with the terms of this Agreement, including the right to sublicense to the extent Acucela is authorized to grant Third Parties rights to such Collaboration Product. Otsuka shall have the sole right, but not the obligation, to enforce and defend, including but not limited to registering with the United States Copyright Office or other Regulatory Authorities in the Territories, their joint interest in the Copyrighted Works. Otsuka grants Acucela a license to use, reproduce and distribute in the Shared Territory the Copyrighted Works and any original works of authorship created or Controlled by Otsuka or its Affiliate incorporated or included in the Copyrighted Works to the extent permitted by the Co-Promotion Agreement and only in the event Acucela exercises its right to Co-Promote under Section 4.1.2(c).

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as follows:

12.1.1 Due Organization.

(a) (in the case of such Party being Acucela) Acucela is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington , and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement. Such Party is not controlled by any other entity (as the term “control” is defined in Section 1.4); or

(b) (in the case of such Party being Otsuka) Otsuka is a corporation duly organized and validly existing under the Laws of Japan and is qualified to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement.

12.1.2 Due Execution. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not

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(i) require any consent or approval of its stockholders, (ii) violate any provision of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws or (iii) conflict with or constitute a default under any other agreement to which such Party is a party.

12.1.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally).

12.1.4 Authorizations. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement, and to otherwise perform such Party’s obligations under this Agreement.

12.1.5 Conflicting Agreements. Such Party has not previously granted and, during the Term will not grant, any rights in conflict with or that would otherwise interfere with the rights and licenses granted herein. As of the Effective Date, there are no existing agreements, options, commitments or rights with, of or to any person or entity to acquire or obtain any rights with respect to such Party’s intellectual property which are in conflict with the rights and licenses granted herein.

12.1.6 Debarment. Such Party has not been debarred and is not subject to debarment and neither it nor any of its Affiliates have used or will use in any capacity, in connection with the Development, Manufacturing or Commercialization of Collaboration Products, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is subject of a conviction described in such Section 306. Further, such Party agrees to inform the other Party in writing immediately if it or any person or entity who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306, or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party, its Affiliates or any person or entity used in any capacity by such Party or its Affiliates in connection with the Development, Manufacturing or Commercialization of Collaboration Products.

12.1.7 False Statements. Neither such Party, nor any officer, employee or agent of such Party, has made or will make an untrue statement of a material fact to any Regulatory Authority with respect to Collaboration Products (whether in any submission to such Regulatory Authority or otherwise), or has knowingly failed or will fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to Collaboration Products.

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12.2 Acucela Additional Representations, Warranties and Covenants. Acucela represents and warrants to Otsuka that as of the Effective Date:

(a) Acucela solely owns or Controls all right, title and interest in and to Acucela IP, and Acucela has the right to grant to Otsuka all of the licenses and other rights with respect to Acucela IP granted to Otsuka under this Agreement. Neither Acucela nor its Affiliate has and will enter into any agreement or grant any Third Party any rights with respect to the Acucela IP that are inconsistent with the rights granted to Otsuka under this Agreement or which would limit or encumber Acucela’s ability to perform all of the obligations undertaken by Acucela hereunder or limit or encumber Otsuka’s ability to exercise the rights and licenses granted to Otsuka under this Agreement;

(b) to the knowledge of Acucela or its Affiliate, there are no Patent Rights not within the Acucela IP that cover the Collaboration Compound or Collaboration Product, or claim composition of matter or use in the Field of the Collaboration Compound or Collaboration Product. To the knowledge of Acucela or its Affiliate, the research, development, manufacture, sale, offer for sale, import or export of Collaboration Compounds or Collaboration Products as they exist as of the Effective Date does not infringe or misappropriate a claim of the Patent Rights or any other intellectual property rights of any Third Party. To Acucela’s or its Affiliate’s knowledge, none of the Acucela Patent Rights are invalid or unenforceable, all fees required to be paid to applicable governmental patent offices in the Territory as of the Effective Date in order to prosecute or maintain such Acucela Patent Rights have been paid on or before the due date for payment, and all such Acucela Patent Rights have been filed and maintained in a manner consistent with standard practice in the Territory. There are no existing actions, suits or proceedings against Acucela or its Affiliate, other than the U.S. Patent and Trademark Office’s review of pending applications for issuance as patents and Acucela or its Affiliate has not received any written claim or demand from a Third Party, that individually or together with any other, does or could have a material adverse effect on the ability of Acucela to perform its obligations under this Agreement or challenges Acucela’s or its Affiliate’s rights with respect to the Acucela IP or the Collaboration Compound or the Collaboration Product as they exist as of the Effective Date (including any invitation to license or other notice of Patent Rights relevant to the Acucela Core Compounds). For purposes of this Section 12.2, the term “knowledge” means with respect to a particular fact or other matter the actual knowledge of the following individuals: Ian Scott, Ryo Kubota, David McGee and Ahmad Fawzi as of the Effective Date, or if any of such individuals could be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation in the ordinary course of such individual’s employment.

(c) Exhibit A contains a full and complete list of the Acucela Patent Rights existing as of the Effective Date.

12.3 Compliance with Laws. Each Party shall conduct, and shall cause its Affiliates, licensees, Sublicensees, contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

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12.4 Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 12, ACUCELA AND OTSUKA EXPRESSLY DISCLAIM ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PATENT RIGHTS OR KNOW-HOW OR THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING WITH RESPECT TO COLLABORATION COMPOUNDS AND COLLABORATION PRODUCTS AND ANY RESEARCH AND DEVELOPMENT ACTIVITIES RELATING THERETO), INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification of Otsuka. Acucela shall indemnify and hold harmless each of Otsuka, its Affiliates and the directors, officers and employees of such entities and the successors and assigns of any of the foregoing (the “Otsuka Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) incurred or suffered by any Otsuka Indemnitee as result of Third Party claims, actions, suits or proceedings (including claims, actions, suits or proceedings resulting from personal injury or death caused by administration of a Collaboration Product to such Third Party or property or other damages caused by a Collaboration Product) (each, a “Third Party Claim”), arising from or occurring as a result of: (a) the Development, Manufacture or Commercialization of any Collaboration Product conducted or managed by Acucela, its Affiliates or its licensees or Sublicensees in the Acucela Territory, (b) any negligence or willful misconduct of Acucela, its Affiliates or their respective directors, officers, employees, contractors, consultants, agents, representatives or licensees in the exercise of any rights or performance of any obligations under this Agreement or (c) any breach by Acucela of any representations, warranties or covenants set forth in this Agreement, except to the extent such Third Party Claims fall within the scope of Otsuka’s indemnification obligations set forth in Section 13.2.

13.2 Indemnification of Acucela. Otsuka shall indemnify and hold harmless each of Acucela, its Affiliates and the directors, officers and employees of such entities and the successors and assigns of any of the foregoing (the “Acucela Indemnitees”) from and against any and all Liabilities incurred by any Acucela Indemnitee as a result of any Third Party Claims, arising from or occurring as a result of (a) the Development, Manufacture or Commercialization of any Collaboration Product conducted or managed by Otsuka, its Affiliates or its licensees or Sublicensees in the Otsuka Territory, (b) any negligence or willful misconduct of Otsuka, its Affiliates or their respective directors, officers, employees, contractors, consultants, agents, representatives or licensees in the exercise of any rights or performance of any obligations under this Agreement or (c) any breach by Otsuka of any representations, warranties or covenants set forth in this Agreement, except to the extent such Third Party Claims fall within the scope of Acucela’s indemnification obligations set forth in Section 13.1.

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13.3 Procedure. A Party that intends to claim indemnification under this Article 13 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to control the defense and/or settlement thereof with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to participate in such defense and/or settlement at its own expense with counsel of its choice. The indemnity arrangement in this Section 13.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall relieve such Indemnitor of any Liabilities that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim under this Section 13.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 13.3. The Indemnitee under this Section 13.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this Article 13. Any settlement of Third Party Claim that would admit liability on the part of the Indemnitor or any of its Affiliates shall be subject to such Indemnitor’s prior written approval, such approval not to be unreasonably withheld or delayed.

13.4 Intrinsic Defect. The foregoing notwithstanding, to the extent a Third Party Claim arises from any Intrinsic Defect, all Liabilities with respect to the Shared Territory that are incurred by the Parties as a result of such Third Party Claim (“Liabilities for an Intrinsic Defect”) shall be equally shared between the Parties (and shall constitute a part of Allowable Expenses, if applicable).

ARTICLE 14

CONFIDENTIALITY

14.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or other confidential and proprietary materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

14.1.1 was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

14.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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14.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

14.1.4 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

14.2 Authorized Disclosure. Except as otherwise expressly provided in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the right to grant licenses and sublicenses permitted hereunder), (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications or registrations, complying with the terms of licenses from Third Parties, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining Regulatory Approvals, conducting preclinical or clinical trials or marketing Collaboration Products, or otherwise required by Law (including securities Laws), provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, (c) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, or (d) to the extent mutually agreed to by the Parties in writing.

14.3 Termination of Prior Agreement. This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties dated May 20, 2008, including all modifications thereto. All information exchanged between the Parties under such agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 14.

14.4 Disclosure of Term. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party, except as permitted for disclosures of Confidential Information pursuant to Section 14.2.

14.5 Publications. Except as required by applicable Law, each Party agrees that it shall not publish or present the results of Development work or Post-Marketing Studies in the Shared Territory that are directed to any Collaboration Compound or Collaboration Product in the Field, including pre-clinical studies or clinical trials carried out as part of the Development Plan under this Agreement, without the prior approval of the applicable Committee, as set forth in Section 2.2.1(p).

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14.6 Press Releases and Announcements. Upon the execution of this Agreement, the Parties shall issue a joint press release announcing the execution of this Agreement in the form of Exhibit G. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 14.6, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

ARTICLE 15

TERM AND TERMINATION

15.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue on a country-by-country and Collaboration Product-by-Collaboration Product basis until the expiration of the royalty term or Net Profit (Loss) sharing, as applicable, pursuant to Section 6.3.5 or Section 6.5.1 above, as applicable, for such Collaboration Product in such country, unless and until earlier terminated as permitted under this Agreement.

15.2 Termination for Material Breach. In the event of a material breach of this Agreement or a material breach of a Related Agreement, the non-breaching Party shall have the right to give written notice (the “Breach Notice”) to the breaching Party, specifying the breach in reasonable detail. The breaching Party shall have ninety (90) days after the Breach Notice to cure any such breach. If, at the end of such ninety (90) day period, the breach remains uncured, then the non-breaching Party shall have the right to terminate this Agreement, in its entirety upon written notice to the breaching Party.

15.3 Termination for Insolvency. Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party (i) if the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee for the other Party or its assets, or (ii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding and such petition shall not be dismissed within ninety (90) days after the filing thereof, or (iii) if the other Party makes a general assignment for the benefit of creditors.

15.4 Other Termination by Otsuka. In addition to its termination rights pursuant to Sections 3.5, 15.2 and 15.3, Otsuka may terminate this Agreement in its entirety:

15.4.1 for any reason upon six (6) months prior written notice to Acucela;

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15.4.2 upon fourteen (14) days prior written notice to Acucela, if Otsuka, in its sole discretion, decides not to bear its share of the Phase II Costs in excess of forty million dollars ($40,000,000) pursuant to Section 6.4.1(d) and to terminate the Collaboration in its entirety;

15.4.3 upon fourteen (14) days prior written notice to Acucela, if Otsuka, in its sole discretion, decides not to bear any further Phase III Costs and to terminate the Collaboration in its entirety;

15.4.4 upon fourteen (14) days prior written notice to Acucela, if Otsuka, in its sole discretion, decides to terminate the Collaboration hereunder in its entirety after considering the result of a Phase II Clinical Trial or a Phase III Clinical Trial for any Collaboration Product in the Field; or

15.4.5 within sixty (60) days after Acucela has provided Otsuka with written notice of the fact that a Change of Control has occurred in respect of Acucela.

15.5 Effects of Expiration or Termination

15.5.1 Accrued Obligations. Subject to Section 15.5.4(e), expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

15.5.2 Expiration. Upon the expiration (but not earlier termination) of this Agreement with respect to a given Collaboration Product in a given country, the licenses granted to the Parties in Article 9 shall become perpetual, fully paid and non-exclusive with respect to such Collaboration Product in the Field in such country.

15.5.3 Termination by Acucela under Section 15.2 or 15.3 or by Otsuka under Section 15.4.1, 15.4.2, 15.4.3 or 15.4.4. If this Agreement is terminated by Acucela under Section 15.2 or Section 15.3 or by Otsuka pursuant to Section 15.4.1, 15.4.2, 15.4.3 or 15.4.4, then:

(a) Development Costs.

(i) Otsuka shall remain responsible for Otsuka’s share under Section 6.4.1(a) of any Development Costs incurred with respect to the Shared Territory during and with respect to Development work actually performed in accordance with the Development Plan within the * period (the “Notice Period”) following the date of the notice of termination (the “Notice Date”) (the “Wind-Down Development Costs). Promptly following the end of the Notice Period, Acucela shall provide to Otsuka the Acucela Development Cost Report that reflects such Development conducted during the Notice Period. Such Acucela Development Cost Report shall accompany an appropriate invoice delivered to Otsuka for the Wind-Down Development Costs. Within thirty (30) days of receiving such invoice, Otsuka shall pay Acucela the invoiced amount.

(b) Commercialization. With respect to Collaboration Products being Commercialized by Otsuka at the time of such termination, Otsuka, its Affiliates and its

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Sublicensees shall continue to sell such Collaboration Products in each country in the Shared Territory and the Otsuka Territory for which Regulatory Approval has been obtained, in accordance with the terms and conditions of this Agreement, for a period up to * from the effective date of termination (the “Wind-down Period”), subject to its payment obligation of Royalty for Sole Territory and its payment obligation of Royalty for Shared Territory or its obligation of Net Profits (Losses) sharing with Acucela pursuant to Section 6.5.1, as applicable, provided that Otsuka shall not be obligated to promote the sale of such Collaboration Products in the Shared Territory and the Otsuka Territory during the Wind-down Period. Notwithstanding any other provision of this Agreement, during the period from and after the notice of termination, Otsuka’s and its Affiliates’ and permitted Sublicensees’ rights with respect to the Collaboration Products in the Otsuka Territory shall be non-exclusive.

(c) Transition Assistance. Otsuka shall cooperate with reasonable requests by Acucela to achieve, as promptly as reasonably practicable during the period from notice of termination until the end of the Wind-down Period, a smooth and orderly transition to Acucela of the Development and Commercialization of the Collaboration Compounds and Collaboration Products in the Territory, including making its personnel and other resources reasonably available to Acucela during the Wind-Down Period. If Otsuka has entered into contracts with contractors (including contract manufacturers) or vendors that are necessary or useful for Acucela to take over responsibility for with respect to the Collaboration Compounds and Collaboration Products in the Territory, then Otsuka shall, to the extent reasonably possible and as requested in writing by Acucela, assign all of the relevant Third Party agreements to Acucela, or otherwise cooperate to make such arrangements available to Acucela or its designee for purposes of Development and Commercialization of the Collaboration Compounds and Collaboration Products.

(d) Assignment of Regulatory Filings and Regulatory Approvals. Otsuka shall assign and transfer, or cause to be assigned and transferred, to Acucela all Regulatory Filings and Regulatory Approvals solely for the Collaboration Products made or owned by Otsuka and its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings and Regulatory Approvals to Acucela (or, if not so assignable or not solely related to Collaboration Products, Otsuka shall take all reasonable actions to make available to Acucela the benefits of such Regulatory Filings and Regulatory Approvals). Otsuka shall require each of its Sublicensees and any other Third Party that holds Regulatory Filing or Regulatory Approvals under authority from Otsuka hereunder solely related to Collaboration Products to transfer any such Regulatory Filings and Regulatory Approvals to Acucela if this Agreement terminates pursuant to this Section 15.5.3 (or, if not so assignable or not solely related to Collaboration Products, Otsuka shall take all reasonable actions to make available to Acucela the benefits of such Regulatory Filings and Regulatory Approvals). In each case, unless otherwise prohibited by any applicable Laws, the foregoing assignment (or availability) shall be made within thirty (30) days after the effective date of termination of this Agreement pursuant to this Section 15.5.3.

(e) Data and Know-How Disclosure. Within thirty (30) days after the Notice Date, Otsuka shall disclose to Acucela (to the extent Otsuka has not already disclosed to

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Acucela) all Know-How in Otsuka’s or its Affiliates’ possession and Control pertaining to the Collaboration Compounds or Collaboration Products or their Manufacture or Use generated under this Agreement. Such disclosure shall be in electronic form to the extent available and, if reasonably necessary in connection with Acucela’s further Development, Manufacture or Commercialization of the Collaboration Compounds and Collaboration Products, shall include original hardcopies or duplicate copies thereof to the extent available, as reasonably required. Acucela shall be free to use this Know-How in accordance with the license under Section 15.5.3(f) below.

(f) License. Otsuka shall grant, and hereby grants, to Acucela, effective upon the effective date of termination pursuant to this Section 15.5.3, a perpetual, fully paid-up, non-exclusive license, with the right to grant and authorize sublicenses, under Otsuka IP (provided that Acucela’s license rights under this Section 15.5.3(f) shall be exclusive with respect to any Know-How generated by Acucela and jointly owned by Otsuka solely by virtue of Section 10.1) and all copyrighted promotional materials Controlled by Otsuka, in each case pertaining to the Collaboration Compounds or Collaboration Products or their Manufacture or use, to Develop, Commercialize and Manufacture the Collaboration Products in the Field in the Territory. Notwithstanding the foregoing, Acucela’s right to sublicense under this Section 15.5.3(f) with respect to Otsuka IP non-exclusively licensed under this Section 15.5.3(f) shall be subject to Section 9.3.3 and the following conditions must also be met: (i) any sublicensee is, with respect to any territory at issue, concurrently receiving from Acucela a license or sublicense under one or more Patent Rights Controlled by Acucela to Develop, Commercialize and Manufacture the Collaboration Compounds or Collaboration Products in the Field in such territory, and (ii) such license to Patent Rights Controlled by Acucela is granted under the same termination and expiration terms as the sublicense to the Otsuka IP.

(g) Trademarks. Otsuka shall promptly assign to Acucela (with no royalty obligations) all rights of Otsuka in and to the Collaboration Product Marks, including applicable registrations and associated goodwill.

(h) Sublicenses. Each Sublicense Agreement granted by Otsuka or its Affiliates hereunder shall, at the request of Acucela and in its discretion, be assigned to Acucela to the extent permitted. In the event that such assignment is not requested by Acucela or is not permitted or not approved by such Sublicensee, then unless Acucela and such Sublicensee enter into a direct relationship, the rights of such Sublicensee with respect to Collaboration Products shall terminate upon termination of Otsuka’s underlying license.

15.5.4 Termination by Otsuka under Section 3.5, 15.2, 15.3 or 15.4.5. If this Agreement is terminated by Otsuka under Section 3.5, 15.2, 15.3 or 15.4.5, and prior to the effective date of termination or within sixty (60) days thereafter, Otsuka provides written notice to Acucela that it desires to continue Developing, Manufacturing and Commercializing (as applicable) Collaboration Compounds and Collaboration Products in the Shared Territory and the Otsuka Territory (a “Section 15.5.4 Notice”), then all of the following paragraphs shall apply. If this Agreement is terminated by Otsuka under Section 3.5, 15.2, 15.3 or 15.4.5, and Otsuka does not timely send a Section 15.5.4 Notice, then only the first sentence of paragraph (e) below shall apply:

(a) License. Otsuka shall have the right to continue Develop, Manufacture and Commercialize any Collaboration Compounds and Collaboration Products in the Field within the scope of the licenses granted under Sections 9.1, 9.3 and 9.4 (but each co-exclusive license shall convert to an exclusive license to Otsuka, subject to its payment obligations pursuant to Sections 6.2 and 6.3, provided that Otsuka shall not be required to follow the then Development Plan or Commercialization Plan; provided further that, in case of termination pursuant to Section 3.5, 15.2 or 15.3 only, the Milestone payments and the Royalty Payment pursuant to Sections 6.2 and 6.3 after such termination shall *;

*	Confidential Treatment Requested.

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(b) Data and Know-How Disclosure. Within thirty (30) days after the date of the termination notice, Acucela shall disclose to Otsuka (to the extent Acucela has not already disclosed to Otsuka) all Know-How in Acucela’s or its Affiliates’ possession or Control required to be disclosed under Section 9.7.2. Such disclosure shall be in electronic form to the extent available and, if reasonably necessary in connection with Otsuka’s further Development (but excluding Discovery Research), Manufacture or Commercialization of the Collaboration Compounds or Collaboration Products, shall include original hardcopies or duplicate copies thereof to the extent available, as reasonably required. Otsuka shall have the right to use this Know-How in accordance with Otsuka’s license rights as set forth in Section 15.5.4(a);

(c) Assignment of Regulatory Filings and Regulatory Approvals. Acucela shall assign and transfer, or cause to be assigned and transferred, to Otsuka all Regulatory Filings and Regulatory Approvals for each Collaboration Product made or owned by Acucela and its Affiliates in the Shared Territory, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings and Regulatory Approvals to Otsuka (or, if not so assignable or not solely related to Collaboration Products, Acucela shall take all reasonable actions to make available to Otsuka the benefits of such Regulatory Filings and Regulatory Approvals). Acucela shall require each of its Sublicensees and any other Third Party that holds Regulatory Filing or Regulatory Approvals under authority from Acucela hereunder related to a Collaboration Product in the Shared Territory to transfer any such Regulatory Filings and Regulatory Approvals to Otsuka if this Agreement terminates pursuant to this Section 15.5.4 (or, if not so assignable or not solely related to Collaboration Products, Acucela shall take all reasonable actions to make available to Otsuka the benefits of such Regulatory Filings and Regulatory Approvals). In each case, unless otherwise prohibited by any applicable Laws, the foregoing assignment (or availability) shall be made within thirty (30) days after the effective date of termination of this Agreement pursuant to this Section 15.5.4, and for clarity, Acucela’s rights under Section 8.7 with respect to all Regulatory Filings and Regulatory Approvals for Collaboration Products in the Shared Territory shall continue with respect to Acucela’s Sole Territory;

(d) Assignment of Third Party Agreements. If Acucela has entered into contracts with contractors (including contract manufacturers) or vendors that are necessary or useful for Otsuka to take over responsibility for with respect to the Collaboration Compounds or Collaboration Products in the Shared Territory, then Acucela shall, to the extent permitted by such

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Third Party Agreements and requested in writing by Otsuka, assign all of the relevant Third Party agreements to Otsuka, or otherwise cooperate to make such arrangements available to Otsuka or its designee for purposes of the Collaboration Compounds and Collaboration Products.

(e) Development Costs. Otsuka shall remain responsible for its obligation to pay the Development Costs, if any, which have already accrued but not become due at the time of such termination. For clarity, Acucela shall not be required pursuant to Section 6.4.1 to share any portion of the Development Costs incurred by Otsuka after the effective time of termination.

(f) Survival of Additional Sections. The other following Sections shall survive, in addition to others specified in this Agreement to survive: 2.1.2, 3.3, 4.1.1(c), 4.2, 4.3, 4.4, 4.5, 5.3 (except with respect to the third sentence) 5.4, 6.2 (subject to Section 15.5.4(a)), 6.3 (subject to Section 15.5.4(a)), 6.4.1(b), 6.4.2, 6.4.3, 6.5.2, 6.5.3, 7.2, 7.3 (except the first and last sentences), 8.1.2, 8.1.3, 8.5, 8.6 (except the reference to “JDC” shall be replaced with “Otsuka”), 8.7, 9.2.1, 9.2.4, 9.3.1, 9.3.2 (the first sentence only), 9.3.3, 9.4, 9.6, 9.7.3, 9.7.5, 10.2-10.7, 11.1.2, 11.1.3, 11.1.4, 11.3, 11.5, 12.1.6, 12.1.7, 12.3 and 14.5.

15.5.5 Royalty Payment For Otsuka’s Previous Contribution. If this Agreement is terminated by either Party for whatever reason (other than termination by Acucela pursuant to Section 15.2) and thereafter Acucela continues Development and Commercialization of Collaboration Compound and Collaboration Product in the Field alone, or together with or through any Third Party, then Otsuka shall, by virtue of its financial and other contributions made prior to such termination, be entitled to receive a royalty of * (in case of termination prior to the initiation of the initial Phase III Clinical Trial in the United States) or * (in case of termination after the initiation of the initial Phase III Clinical Trial in the United States), as the case may be, in respect of Net Sales of Collaboration Products sold by Acucela, its Affiliates or licensees or Sublicensees in the Territory, provided that such royalties shall be capped at an amount equal to the total amount of the Development Costs and the Research Costs already funded or paid to Acucela by Otsuka prior to such termination, plus interest thereon, which amount shall be calculated as if (a) interest accrued on such Development Costs and Research Costs as from the date of payment to Acucela thereof at LIBOR plus a margin of * per annum and (b) all such amounts were repaid by Acucela to Otsuka on the effective date of termination of this Agreement. Royalty payments under this Section 15.5.5 shall apply to each Collaboration Product on a country-by-country basis until * after First Commercial Sale of the first Collaboration Product in such country, whichever is later. Sections 1.45, 6.3.3, 6.3.4, 6.3.6, 6.7 and 6.8 shall apply mutatis mutandis to royalty payments owed by Acucela to Otsuka under this Section 15.5.5.

15.5.6 Related Agreement. Termination of this Agreement for any reason shall not terminate any Related Agreement unless otherwise provided for therein.

*	Confidential Treatment Requested.

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15.6 Survival.

15.6.1 Surviving Articles and Sections. Articles 1, 13, and 16, Sections 6.7, 6.8, 6.9, 9.5.1 (unless this Agreement is terminated by Otsuka under Section 15.2 or 15.3), 9.5.2 (for * after expiration or termination of this Agreement, provided that, Otsuka has complied with its disclosure obligation under Section 9.5.3, and if it has not, * after Otsuka makes such disclosure), 9.6 (the first and last sentences only), 10.1, 10.2.2, 10.2.3 (with respect to Joint Patent Rights only), 10.2.5 (with respect to Joint Patent Rights only), 10.2.6 (with respect to Joint Patent Rights only), 10.2.7, 10.4-10.6 (with respect to Joint Patent Rights only), 12.4, 14.1-14.4 and 15.5-15.7 and any outstanding reconciliation of Net Profits (Losses) accrued prior to the date of expiration or termination pursuant to Exhibit B, if applicable, * expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 15, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

15.6.2 Committee Decisions. To the extent that any provision of this Agreement that provides for a decision to be made by a Committee survives termination of this Agreement pursuant to this Article 15, except as otherwise set forth in Section 15.5.4(f), such matter shall be decided by the Parties jointly, with respect to the JDC or any subcommittees thereunder, and any dispute between the Parties with respect to any such matter shall be resolved as if it were a JDC Committee Dispute under Section 16.8 below and decided by Otsuka with respect to the JCC and any subcommittees thereunder.

15.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign Laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or such foreign Laws. Each Party, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar foreign Laws.

ARTICLE 16

GENERAL PROVISIONS

16.1 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto, except that (a) either Party may assign this Agreement without the other Party’s consent to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to this Agreement, whether by merger, asset sale or otherwise, provided that the acquirer assumes this Agreement in writing or by operation of Law; and (b) either Party may assign this Agreement to an Affiliate upon written notice to the non-assigning Party; provided that in the case of (b), (i) the assigning Party guarantees the performance of this Agreement by such Affiliate and (ii) if the non-assigning Party reasonably believes that assignment to such Affiliate would result in adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s prior written consent. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 16.1 shall be null and void.

*	Confidential Treatment Requested.

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16.2 Independent Contractors. The Parties are and shall at all times be independent contractors. In performing under this Agreement, neither Party is an agent, employee, employer, joint venturer or partner of the other. Neither Party shall incur or hold itself out to Third Parties as having the authority to incur any expenses, liabilities or obligations on behalf of the other Party. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

16.3 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Affiliate of a Party or any Third Party unless such Affiliate or Third Party is a permitted successor, assign or Sublicensee hereunder.

16.4 Waiver. No waiver by a Party in any one or more instances shall be deemed to be a continuing waiver, a further waiver, a waiver of any other provision of this Agreement or a waiver of this Agreement as a whole. No waiver of any right under this Agreement shall be effective unless it is documented in a writing signed by the Party providing the waiver.

16.5 Force Majeure. A failure by a Party to perform any obligation under this Agreement that is prevented by an occurrence beyond the reasonable control of the non-performing Party (and which did not occur as a result of its financial condition, negligence or fault), including acts of God, embargoes, fires, floods, explosions, riots, wars, civil disorders, terrorist acts, rebellion or acts of sabotage (a “Force Majeure Event”), shall not constitute a breach of this Agreement so long as that Party notifies the other Party as soon as practicable and uses Commercially Reasonable Efforts to resume performance as soon as possible. Neither Party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

16.6 Severability. If any term of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law: (a) all other terms shall remain in full force and effect in such jurisdiction, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction and (c) the Parties shall negotiate in good faith such terms as may be necessary in order to correct any imbalance of rights and obligations that results from such invalidity, illegality or unenforceability in the relevant jurisdiction.

16.7 Governing Law; Venue. This Agreement shall be governed by and interpreted under, and any court action shall apply, the Laws of the State of New York, excluding its conflicts of Laws principles. Subject to Section 16.8, any dispute as to the performance, enforcement, termination, validity or interpretation of this Agreement shall be brought only in a federal court of competent jurisdiction (or a state court if no federal court has jurisdiction) located in California and the Parties hereby submit to the exclusive jurisdiction and venue of such courts.

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16.8 Arbitration for JDC Disputes.

16.8.1 JDC Disputes. The Parties agree that the inability of the JDC to reach consensus on a decision that is expressly designated in this Agreement to be made by such Committee (a “JDC Committee Dispute”) shall be resolved through the procedures set forth in this Section 16.8.

(a) In the event that the JDC is unable to reach consensus on a decision within its authority, such JDC Committee Dispute shall be referred for joint and mutual resolution by the Chief Executive Officer of each Party (currently Dr. Taro Iwamoto in the case of Otsuka, and Dr. Kubota in the case of Acucela) or a designated representative who shall be a senior member of the management of each Party. If such JDC Committee Dispute is not resolved by the Chief Executive Officers (or the respective designated representatives) within thirty (30) days after being referred for their joint and mutual resolution, then such JDC Committee Dispute shall, upon written notice of either Party to the other Party, be resolved by final, binding arbitration in accordance with the provisions of Sections 16.8.1(b) through (d).

(b) The arbitration shall be conducted by the Judicial Arbitration and Mediation Services (or its successor entity) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the JAMS rules, or if the JAMS rules do not provide for such selection, by the chief executive of JAMS. At the request of either Party, the arbitrator shall engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator, but final decision making authority shall remain with the arbitrator. The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery, provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.

(c) The Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within thirty (30) days, and such arbitration shall be a “baseball” type arbitration, meaning that, following all permitted discovery and in accordance with procedures otherwise determined by the arbitrator, each Party shall prepare a written report setting forth its final position with respect to the substance of the dispute and the arbitrator shall then select one of the Party’s positions as his or her final decision. The arbitrator shall not have authority to render any substantive decision other than to so select the position of either Otsuka or Acucela.

(d) The Parties agree that the decision of the arbitrator shall be the binding remedy between them regarding the dispute presented to the arbitrator, and in the case of a JDC Committee Dispute, shall become the decision of the JDC on the matter. The arbitration proceedings and the decision of the arbitrator shall be deemed Confidential Information of both Parties under Article 14 above. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in San Francisco, California. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

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16.8.2 Certain Deciding Votes. Notwithstanding Section 16.8.1 above, if the Parties’ Chief Executive Officers (or their respective designees) are unable to resolve a JDC Committee Dispute as to the Detailed Plan, then in lieu of the procedures in Section 16.8.1(b) through (d) above, (a) Otsuka shall have the right to cast a deciding vote of the JDC with respect to (i) selection and approval of one or more Potential Collaboration Compounds for Development as Backup Collaboration Compounds and the Development Plan for each such Backup Collaboration Compound (and any revisions thereof); (ii) designation of a Backup Collaboration Compound as the Lead Compound; (iii) approval of Development of a Collaboration Product for the Second Indication or Other Indications and the Development Plan for such Development (and any revisions thereof); (iv) approval of the Research Plan (and any revisions thereof); and (v) the specific allocation of resources and timelines in the (A) Detailed Plan which shall apply to each Collaboration Compound, and (B) the Research Plan; and (b) each Party shall have the right to cast a deciding vote of the JDC in determining the strategy for the filing, prosecution and maintenance of its Sole Patent Rights, provided that, such right shall be subject to the back-up prosecution rights set forth in Section 10.2.6. Each Party may cast such deciding vote after expiration of the thirty (30) day period described in Section 16.8.1(a) above for the JDC Committee Dispute to be resolved by the respective Chief Executive Officers of the Parties (or their designees), by so notifying the other Party in writing, specifying the decision. Such decision shall be deemed the decision of the JDC and be binding on the Parties.

16.9 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to any gender include all genders, (b) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (c) references to “hereunder” or “herein” relate to this Agreement and (d) the singular shall include the plural. Unless used in combination with the word “either,” the word “or” is used throughout this Agreement in the inclusive sense (and/or). The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement. In addition: (i) “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Japan or a federal holiday in the United States; and (ii) “Laws” means all laws, ordinances, rules, directives and regulations of any kind of any governmental or regulatory authority of a country in the applicable Territory (including Regulatory Authorities), in each case to the extent applicable to the respective activities of a Party that are being performed.

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16.10 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by Federal Express or other international business delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third (3rd) day after the date when sent by Federal Express or other international business delivery service to, the address set forth below, unless such address is changed by notice to the other Party:

If to Otsuka:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Monato-ku

Tokyo 108-8242, Japan

Attention: General Manager, Division of Dermatologicals & Ophthalmologicals, and Director, Legal Affairs Department

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, California 92122

Attention: David A. Charapp

If to Acucela:

Acucela, Inc.

21720 23rd Drive SE

Suite 120

Bothell, WA 98021

Attention: Ryo Kubota, M.D., Ph.D.

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Kenneth A. Clark, Esq.

16.11 Amendment. This Agreement may be amended or modified only by a writing signed by each of the Parties.

16.12 Entire Agreement. This Agreement and the Related Agreements between the Parties constitute the entire understanding between the Parties as of the Effective Date with respect to the subject matter hereof and thereof and supersede all related prior or contemporaneous oral communications, agreements or discussions with respect to the subject matter hereof or thereof.

16.13 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile or similar electronic transmission shall be deemed to be original signatures.

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The Parties have executed this Agreement as of the Effective Date.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Ryo Kubota	By:	/s/ Taro Iwamoto

Name:	Dr. Ryo Kubota	Name:	Dr. Taro Iwamoto

Title:	Chairman, President and CEO	Title:	Representative Director and President

OTSUKA PHARMACEUTICAL CO., LTD.

		By:	/s/ Minoru Okada

		Name:	Minoru Okada

		Title:	General Manager and Operating Officer, Division of Dermatologicals & Ophthalmologicals

Signature Page to Co-Development and Commercialization Agreement

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EXHIBIT A

Acucela Patent Rights

*

*	Confidential Treatment Requested.

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EXHIBIT B

Financial Terms

DETERMINATION OF CERTAIN ACCOUNTING TERMS

All amounts in this Exhibit B shall be determined in accordance with applicable GAAP. Each expense shall be allocated only to one element of Allowable Expenses. Except where the context requires otherwise, capitalized terms used but not defined below shall have the meanings assigned to them in the Agreement to which this Exhibit B is attached. References in this Exhibit B to the Field are not intended to exclude expenses relating to off-label sales.

1. “Cost of Goods Sold” means costs associated with producing Collaboration Product for commercial supply for the Shared Territory in the Field, in either bulk or final form, incurred by a Party or its Affiliates, and which shall be the sum of the following:

(i) The amounts paid by a Party to another Party or a Third Party for manufacturing, testing, filling, packaging, and/or finishing services for such Collaboration Product, or any component thereof; and

(ii) “Direct Expenses,” which means those material, labor, and service expenses captured in time sheets and invoices, that are allocable to or used in the manufacture, finishing, filling, or testing of Collaboration Products or components thereof, including (a) the cost of raw materials, filters, manufacturing supplies, solvent, containers, container components, packaging, labels, and other printed materials used in production; (b) salaries, payroll taxes, and benefits actually paid for personnel directly involved in supply of Collaboration Product; (c) the cost of process improvements, manufacturing scale up, and manufacturing site qualification occurring after Regulatory Approval of such Collaboration Product; and (d) reasonable FTE costs and direct out-of-pocket costs recorded as an expense by such Party in accordance with applicable GAAP in connection with the manufacture of such Collaboration Product or components thereof, in each case which costs shall be consistent with the applicable Commercialization Plan and the budget set forth therein; and

(iii) “Indirect Expenses,” which means a reasonable allocation of expenses associated with a Party’s personnel supporting the supply of Collaboration Product or components thereof, including expenses of labor and overhead for quality control, quality assurance, raw material acquisition and acceptance, microbiology, document control, calibration/validation, and expenses for technology development and analytical methods development supporting manufacturing and supply of Collaboration Products or components thereof, but excluding Direct Expenses, interest expenses, and capital expenditures for facilities and equipment used to manufacture Collaboration Product; and

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(iv) “Overhead Costs,” which means direct and indirect manufacturing costs with respect to Collaboration Product, that cannot be identified in a practical manner with specific units of production and, therefore, are not included in subsections (i) through (iii), above. Overhead Costs may include: (a) specific manufacturing overhead allocations, including but not limited to facilities support costs, utilities, indirect materials and supplies, consumables, plant management, engineering and development support, maintenance and repair of the production plant and production equipment, property taxes (excluding income taxes), materials management, inventory storage, information management services, and insurance, but shall exclude excess capacity; and (b) depreciation and lease costs, including interest expenses, over the expected life of buildings and equipment specifically attributable to Collaboration Product or components thereof; and

(v) “Third Party Royalties,” which means (i) allocable royalties due to Third Parties with respect to the manufacture, use, sale, offer for sale, import or export of Collaboration Compounds or Collaboration Products and (ii) other allocable payments due to Third Parties from which one or both Parties obtained a license under technology used to make, use, sell, offer for sale, import or export Collaboration Compounds or Collaboration Products, in each case for the Shared Territory.

Such Costs of Goods Sold shall not include any costs associated with process development, scale up costs, qualification lots and any other costs if they are incurred prior to Regulatory Approval of such Collaboration Product or costs of activities primarily conducted for supply for the Royalty-Bearing Territory.

2. “Marketing Expenses” means costs and expenses incurred by a Party or any of its Affiliates in accordance with applicable GAAP during the Term of this Agreement that are specifically identifiable or reasonably allocable to the Commercialization of a Collaboration Product by such Party or any of its Affiliates for the Shared Territory in the Field and that are incurred in connection with the applicable Commercialization Plan. Marketing Expenses shall include direct-to-consumer advertising and both internal costs (e.g., salaries, benefits, supplies, and materials, etc.) and costs of obtaining outside services and materials and conducting outside activities. Marketing Expenses shall also include costs and expenses incurred by a Party or any of its Affiliates that are directly related to the cost of obtaining sales and marketing data and Detail Costs. Marketing Expenses shall include costs of such activities that are incurred at any time after the Effective Date and during the term of this Agreement. Notwithstanding anything to the contrary in the foregoing, Marketing Expenses shall specifically exclude the cost and expense of activities that promote a Party’s business as a whole that are not specific to a Collaboration Product (e.g., corporate image advertising).

3. “Distribution Expenses” means the direct costs and expenses specifically identifiable to the distribution, transportation, storage, and insurance of a Collaboration Product in the Shared Territory in the Field by a Party or its Affiliates, including: (i) warehousing of such Collaboration Product from the point of completion of production to the time the Collaboration Product is turned over to a carrier for delivery; (ii) handling and transportation to fulfill orders (excluding such costs, if any, treated as a deduction in the

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definition of Net Sales), including outbound transportation costs and costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a customer; and (iii) customer services, including order entry, billing and adjustments, inquiry and credit and collection, order entry, billing, shipping, credit and collection, but in any case, not including any costs or expenses which are reimbursed by any Third Party.

4. “Post-Launch Product R&D Expenses” means certain research and development costs incurred by a Party in relation to a Collaboration Product for the Shared Territory in the Field after the First Commercial Sale in the Shared Territory of such Collaboration Product and required to obtain or maintain a Regulatory Approval in the Shared Territory. Such post-launch research and development costs shall include Phase IV Clinical Trials and ongoing medical affairs.

5. “Allocable Administration Expenses” means the administration expenses incurred by a Party or any of its operating units that are directly engaged in the Commercialization of a Collaboration Product in the Shared Territory in the Field pursuant to the applicable Commercialization Plan, to be calculated in the manner set forth below. The costs recoverable as Allocable Administration Expenses are the costs of finance, management information services, human resources, legal (other than costs applied pursuant to Section 6 below), and employees engaged in general management functions for the operating units in question. For clarity, Allocable Administration Expenses shall include the direct costs of employees performing such functions, the costs of supporting such individuals in the performance of their job (e.g., occupancy costs, travel, computers, and telephones), and outside services (e.g., consulting and audit services). Such costs shall be calculated in accordance with the customary accounting methodology of the Party incurring such expenses, consistently applied throughout such organization. Total Allocable Administrative Expenses of a Party shall not exceed * of the Allowable Expenses incurred by such Party (excluding Allocable Administrative Expense), on an annual basis. For the avoidance of doubt, neither Party shall charge the Collaboration for overhead with respect to the Commercialization of a Collaboration Product other than Allocable Administrative Expenses as provided above, except to the extent that such overhead charges are specifically set forth in the budget set forth in the Commercialization Plan.

6. “Patent Expenses” means (i) all direct costs, including the reasonable fees and expenses paid to outside counsel and other Third Parties, related to the filing and maintenance fees paid to governmental authorities recorded as an expense by a Party or any of its Affiliates in accordance with applicable GAAP after the Effective Date in connection with the preparation, filing, prosecution, and maintenance of patent rights, including costs of patent interference, opposition, reissue, or re-examination proceedings and filing and registration fees, in each case to the extent that the applicable patent claims the composition of matter, article of manufacture, method of use, or method of manufacture of a Collaboration Product in the Shared Territory and (ii) the costs of litigation (enforcement or defense) or other proceedings, under such patents, in each case only to the extent related to a Collaboration Product in the Shared Territory in the Field and not reimbursed by a Third Party.

7. “Trademark Expenses” means (i) all direct costs, including the reasonable fees and expenses paid to outside counsel and other Third Parties, related to the filing and maintenance fees paid to governmental authorities recorded as an expense by a Party or any of its Affiliates in accordance with applicable GAAP after the Effective Date in connection with the preparation, filing,

*	Confidential Treatment Requested.

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prosecution, and maintenance of trademarks used in Commercialization of a Collaboration Product, and (ii) the costs of litigation (enforcement or defense) or other proceedings, under such trademarks, in each case only to the extent related to a Collaboration Product in the Shared Territory in the Field and not reimbursed by a Third Party.

8. “Regulatory Expenses” means all costs incurred to comply with all Regulatory Approvals and requirements of all regulatory agencies, including FDA user and other fees, reporting, and other regulatory affairs activities (including filing, user, maintenance and other fees paid to Regulatory Authorities) recorded as an expense in accordance with applicable GAAP, by or on behalf of a Party or any of its Affiliates during the term of and pursuant to this Agreement, that are specifically identifiable or reasonably allocable to the preparation of regulatory submissions for, and the obtaining and maintenance of reimbursement for and Regulatory Approval of, any Collaboration Product in the Shared Territory in the Field, including compliance with requirements of such Regulatory Authorities, adverse event recordation and reporting, regulatory affairs activities, and recalls and withdrawals of any Collaboration Product, in each case in the Shared Territory.

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EXHIBIT C

ACU-4429 Drug Product

Current Clinical Formulation

The current ACU-4429 investigational drug product is immediate release tablets *. The tablets are round and white. The formulation contains two inactive ingredients: *. *. A list of the ACU-4429 tablet components is presented in Table I, and the quantitative unit compositions for the three tablet strengths are presented in Table II. Note that the drug substance (API) weights are adjusted to account for *.

Table I - List of ACU-4429 tablet components

Component	Abbreviation / Trade Name	Grade	Function
ACU-4429 HCl API	Not applicable	Meets the specification	Drug substance (API)
*	*	*	*
*	*	*	*

Table II - Unit composition of ACU-4429 tablets.

Amount (mg)
Ingredient	* Tablet	* Tablet	* Tablet
ACU-4429 HCl API	*	*	*
*	*	*	*
*	*	*	*

Total weight (mg)	*	*	*

*	Confidential Treatment Requested.

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EXHIBIT D

Overview of Initial Development Activities *

Item	Description	Approximate Initiation Date	Approximate Duration
Clinical
Phase Ia	*	*	*
Phase Ib	*	*	*
Phase IIa	*	*	*
Phase IIb	*	*	*
Clinical Pharmacology	*	*	*
Nonclinical
Toxicology Studies	*	*	*
	*	*	*
	*	*	*
DMPK Studies	*	*	*
	*	*	*
	*	*	*
Safety Pharmacology	*	*	*
Efficacy Pharmacology	*	*	*
CMC
Drug Substance	*	*	*
	*	*	*
Drug Product	*	*	*
	*	*	*

*	Confidential Treatment Requested.

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EXHIBIT E

Promissory Note

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SECURED PROMISSORY NOTE

(Grid Note)

Effective Date:             , 200

For value received, Acucela Inc., a Washington corporation (the “Company”), promises to pay to Otsuka Pharmaceutical Co., Ltd. (the “Holder”) the principal sum of the aggregate unpaid principal amount of all advances made to the Company by the Holder for the Phase III Costs for which the Company is responsible pursuant to Section 6.4.1(a) of the Co-Development and Commercialization Agreement dated as of the date hereof between the Company and Holder (as may be amended, modified or supplemented or restated from time to time, the “Development Agreement”) and for the Phase II Costs for which the Company is responsible pursuant to Section 6.4.1(d) of the Development Agreement (such advances shall collectively be referred to as the “Principal Amount”), together with interest thereon, all as hereinafter provided and upon the following agreements, terms and conditions. Each advance hereunder (together with all capitalized interest hereunder pursuant to the terms of Section 2 below) shall bear interest from the date of such advance until repaid in full at the Applicable Rate (as defined below) for each calendar quarter that such advance (together with all capitalized interest hereunder pursuant to the terms of section 2 below) is outstanding. The Principal Amount and any and all interest owing hereunder is payable in cash as set forth below. Interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days. The Applicable Rate for each outstanding Advance (including all capitalized interest included in the amount of such advance pursuant to Section 2 below) shall be adjusted on a quarterly basis reflecting the then-effective Applicable Rate for such quarter. The term “Applicable Rate” shall mean a per annum rate of interest for each calendar quarter equal to the three month LIBOR rate as published in the “Money Rates” column of the Wall Street Journal as of the first day of such calendar quarter plus three percent (3.0%).

1. This note (the “Note”) is issued in connection with the Development Agreement. All capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Development Agreement or the Security Interest Agreement (as defined below), as applicable.

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2. The Company hereby authorizes the Holder or any authorized agent of the Holder to endorse on the Schedule annexed to this Note the Principal Amount of all advances made to the Company and evidenced hereby and all payments of Principal Amounts in respect of such advances, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding Principal Amount of all advances made hereunder; provided, however, that the failure to make such notation with respect to any advance or payment shall not limit or otherwise affect the obligations of the Company under this Note. Upon request by the Holder, the Chief Financial Officer or Controller of the Company (or if none, an officer of the Company with similar responsibilities) shall meet with an agent of the Holder from time to time to discuss the advances and repayments made on this Note. The decision to advance principal under this Note shall be made in accordance with the terms of the Development Agreement. Upon each anniversary of the date of each advance, all accrued and unpaid interest on the principal balance of such advance shall be added to principal and thereafter bear interest at the rate prescribed for such advance.

3. All payments of the Principal Amount shall be in lawful money of the United States of America and shall be made to the Holder. Payment shall be credited first to the accrued and unpaid interest then due and payable and the remainder applied to the Principal Amount. This Note shall be due and payable in accordance with Section 6.4.1(b) of the Development Agreement; provided, however, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the Company being unable, or admitting in writing its inability, to pay its debts generally as they mature, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company. The Company may prepay this Note at any time without penalty or premium, provided that the Company provide Holder with not less than fourteen (14) days prior written notice.

4. This Note is secured by the Collateral identified and described as security in the Security Interest Agreement of even date herewith, by and between the Company and the Holder (as may be amended, modified or supplemented or restated from time to time, the “Security Interest Agreement”). In case of an Event of Default, the Holder shall have the rights set forth in the Security Interest Agreement.

5. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

6. The terms of this Note shall be construed in accordance with the laws of the State of Washington, as applied to contracts entered into by Washington residents within the State of Washington, which contracts are to be performed entirely within the State of Washington. Notwithstanding any provision of this Note to the contrary, the rate of interest due on this Note shall not exceed the maximum rate permitted by applicable law. To the extent that any interest

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otherwise paid or payable by the Company to the Holder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Company).

7. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, each Holder and each transferee of any Note

8. Neither this Note nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by the Company or Holder without the express written consent of the other party; provided that the express written consent of the Company shall not be required for an assignment by Holder to an Affiliated Company. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred in accordance with this Section 8 by the Holder only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. “Affiliated Company” means, with respect to Holder, an entity controlling, controlled by, or under common control with Holder.

9. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

10. NOTICE REGARDING ORAL COMMITMENTS. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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ACUCELA INC.

By:

Name:

Its:
Address:	21720 23rd Drive SE, Suite 120
Bothell, WA 98021

OTSUKA PHARMACEUTICAL CO., LTD.

By:

Name:

Its:

Address:

[SIGNATURE PAGE TO ACUCELA INC. SECURED PROMISSORY NOTE]

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SCHEDULE TO SECURED PROMISSORY NOTE

ACUCELA INC.

Advance No.	Date of Advance or Payment	Amount of Advance	Interest Rate	Interest Repaid on Such Advance	Principal Repaid on Such Advance	Remaining Unpaid Principal Balance of Advance	Name of Person Making Notation (together with Initials of Such Person)
1			%		$

2

3

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Advance No.	Date of Advance or Payment	Amount of Advance	Interest Rate	Interest Repaid on Such Advance	Principal Repaid on Such Advance	Remaining Unpaid Principal Balance of Advance	Name of Person Making Notation (together with Initials of Such Person)
4

5

6

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Advance No.	Date of Advance or Payment	Amount of Advance	Interest Rate	Interest Repaid on Such Advance	Principal Repaid on Such Advance	Remaining Unpaid Principal Balance of Advance	Name of Person Making Notation (together with Initials of Such Person)
7

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EXHIBIT F

Security Interest Agreement

ACUCELA INC.

SECURITY INTEREST AGREEMENT

This Security Interest Agreement (the “Agreement”) is made as of                  , 2008 by and between Acucela Inc., a Washington corporation (the “Debtor”), in favor of Otsuka Pharmaceutical Co., Ltd. (the “Secured Party”).

RECITALS

The Debtor and the Secured Party are parties to a Co-Development and Commercialization Agreement of even date with this Agreement (the “Development Agreement”) pursuant to which the Secured Party shall loan certain amounts to the Debtor, as reflected in the Promissory Note, for the Phase III Costs, as further described in the Development Agreement. The parties intend that the Debtor’s obligations to repay the Obligations be secured by certain assets of the Debtor.

AGREEMENT

In consideration of the Recitals above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Debtor hereby agrees with the Secured Party as follows:

1. Grant of Security Interest.

(a) To secure the Debtor’s full and timely performance of the Obligations, the Debtor hereby grants to the Secured Party a continuing Lien on and security interest (the “Security Interest”) in, all of the Debtor’s right, title and interest in and to the following personal property and assets (both tangible and intangible), whether now owned or hereafter acquired and wherever located: (i) positive Net Profits generated by the Parties in the Shared Territory; (ii) the Royalty for the Shared Territory payable to Debtor pursuant to Section 6.3.2 of the Development Agreement; (iii) positive net profits (calculated in the same manner as Net Profits) generated by Debtor from the sale of Collaboration Products in the Acucela Territory; (iv) any consideration (excluding any and all Sublicensing Deductions) received by Debtor from the sale, licensing or sublicensing of rights to Collaboration Compounds or Collaboration Products or the underlying intellectual property rights in the Acucela Territory; (v) Debtor’s ownership of the related Collaboration Compound and Collaboration Product, and the underlying Intellectual Property rights, both in the Shared Territory and Acucela Territory; and (vi) all Proceeds of each of the foregoing and all accessions to, and replacements for, each of the foregoing (collectively, the “Collateral”). The Security Interest shall be a first and prior interest in all of the Collateral. All references to Debtor herein shall be deemed to include any Affiliates of Debtor (as defined in the Development Agreement).

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(b) The following terms shall have the following meanings for purposes of this Agreement:

“Intellectual Property” means, collectively, all intellectual property rights, priorities and privileges of the Debtor relating to the Collaboration Compounds and Collaboration Products, whether arising under United States, multinational or foreign laws or otherwise in the Acucela Territory or Shared Territory, including information, results, data, discoveries, practices, methods, tests, assays, techniques, specifications, processes, procedures, drawings, plans, designs, diagrams, formulations, formulae, knowledge, skill, experience, materials, products and compositions, copyrights, copyright licenses, inventions, Patent Rights (as defined in the Development Agreement), patent licenses, trademarks, trademark licenses and trade secrets (including customer lists), domain names, Web sites and know-how.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Debtor to the Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Promissory Note (including any and all extensions, modifications, amendments, restatements and replacements thereto), including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Debtor or payable by the Debtor thereunder.

“Proceeds” means “Proceeds,” as such term is defined in the UCC.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Washington; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Secured Party’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Washington, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise defined herein, all capitalized terms used herein and defined in the Development Agreement shall have the respective meaning given to those terms in the Development Agreement, and terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

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2. Representations and Warranties. The Debtor hereby represents and warrants to the Secured Party that:

(a) Ownership of Collateral. Except as otherwise contemplated by the Development Agreement, the Debtor is the legal and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Debtor acquires rights in the Collateral, will be the legal and beneficial owner thereof). Except for the Security Interest granted to the Secured Party pursuant to this Agreement, the Debtor has rights in or the power to transfer the Collateral free and clear of any adverse Lien, security interest or encumbrance except as created by this Security Interest. No financing statements covering any Collateral or any proceeds thereof are on file in any public office (other than filings listing the Secured Party as the secured party).

(b) Valid Security Interest. The Security Interest granted pursuant to this Agreement will constitute a valid and continuing first priority, perfected security interest in favor of the Secured Party in the Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office or United States Patent and Trademark Office. Such Security Interest will be prior to all other Liens on the Collateral.

(c) Organization and Valid Existence. The Debtor has been duly incorporated and is validly existing under the laws of the State of Washington and has a Unified Business Identifier (UBI) number of 602200614.

(d) Location, State of Organization and Name of the Debtor. The Debtor’s state of organization is Washington and the Debtor’s exact legal name as it appears in the official filings in the State of Washington is as set forth in the first paragraph of this Agreement. The Debtor has only one jurisdiction of organization.

(e) Valid Lien. This Agreement is effective to create a valid and continuing Lien upon the Collateral. All action by the Debtor necessary or desirable to protect and perfect such Lien on each item of the Collateral has been duly taken.

3. Covenants. The Debtor covenants and agrees with the Secured Party that, from and after the date of this Agreement until the Obligations are paid in full:

(a) Other Liens. Except for the Security Interest, the Debtor has rights in or the power to transfer the Collateral and its title and will be able to do so hereafter free from any adverse Lien, security interest or encumbrance, and the Debtor will defend the Collateral against the claims and demands of all persons at any time claiming the same or any interest therein.

(b) Further Documentation. At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of the Debtor, the Debtor will promptly and duly authenticate and deliver such further instruments and documents and take such further action as the Secured Party determines necessary or desirable for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted including, without limitation, filing any financing or continuation statements under the UCC in effect with respect to the Liens created hereby. The Debtor also hereby authorizes the Secured Party to file any such financing, amendment or continuation statement without the authentication of the Debtor to the extent permitted by applicable law.

(c) Indemnification. The Debtor agrees to defend, indemnify and hold harmless the Secured Party against any and all liabilities, costs and expenses (including, without

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limitation, legal fees and expenses): (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay in complying with any law, rule, regulation or order of any governmental authority applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated specifically by this Agreement. The Debtor’s indemnification obligations under this Section 3(c) shall only be applicable to liabilities, costs or expenses relating to the Secured Party’s rights under this Agreement and shall not include rights arising under the Development Agreement to the extent such rights exceed those set forth herein.

(d) Maintenance of Records. The Debtor will keep and maintain at its own expense complete and satisfactory records of the Collateral.

(e) Inspection Rights. The Secured Party shall have full access during normal business hours, and upon prior notice, to all the books, correspondence and other records of the Debtor relating to the Collateral. The Secured Party or its representatives may examine such records and make photocopies or otherwise take extracts from such records. The Debtor agrees to render to the Secured Party, at the Debtor’s expense, such clerical and other assistance as the Secured Party may request with regard to the exercise of its rights pursuant to this paragraph.

(f) Compliance with Laws, etc. The Debtor (i) will comply with all laws, rules, regulations and orders of any governmental authority applicable to any part of the Collateral and (ii) shall not use or permit any Collateral to be used in violation of any provision of the Development Agreement and the Promissory Note, any law, rule or obligation or order of any governmental authority.

(g) Payment of Obligations. The Debtor will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or with respect to any income or profits derived from the Collateral, as well as all claims of any kind against or with respect to the Collateral.

(h) Limitation on Liens on Collateral. The Debtor will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Security Interest, and will defend the right, title and interest of the Secured Party in and to any of the Collateral against the claims and demands of all other persons.

(i) Limitations on Dispositions of Collateral. The Debtor will not sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, provided, however, that notwithstanding the foregoing, the Debtor shall be permitted to use any cash proceeds of the Collateral in the ordinary course of business; provided further, however, such use is otherwise in compliance with the provisions of the Development Agreement and the Promissory Note.

(j) Further Identification of Collateral. The Debtor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may request, all in detail acceptable to the Secured Party.

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(k) Notice of Change of State of Incorporation. Without prior written notice to, the Secured Party, the Debtor shall not change the Debtor’s name, state of incorporation or organization, organizational identification number or place of business (or, if the Debtor has more than one place of business, its chief executive office).

(l) Intellectual Property Matters. Subject to the terms of the Development Agreement, the Debtor shall promptly notify the Secured Party if it knows or has reason to know (i) that any application or registration relating to the Intellectual Property may become abandoned or dedicated, or (ii) of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Debtor’s ownership of the Intellectual Property, its right to register the same, or to keep and maintain the same.

(m) Intellectual Property Applications. Upon request of the Secured Party, the Debtor shall execute and deliver any and all security documents as the Secured Party may request to evidence the Secured Party’s Lien on the Intellectual Property and the general intangibles of the Debtor relating thereto or represented thereby. The Debtor hereby authorizes the Secured Party to amend this Agreement (without any further action or consent from the Debtor) to include any such patent, trademark or copyright as Collateral hereunder.

(n) Intellectual Property Abandonment. Subject to the terms of the Development Agreement, the Debtor shall take all reasonable actions to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of the Intellectual Property, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

(o) Protection of Intellectual Property. Subject to the terms of the Development Agreement, in the event that any of the Intellectual Property is infringed upon, or misappropriated or diluted by a third party, the Debtor shall notify the Secured Party promptly after the Debtor learns thereof. Subject to the terms of the Development Agreement, the Debtor shall, unless the Secured Party and Debtor shall reasonably determine otherwise, promptly sue for, and seek recovery of any and all damages resulting from such infringement, misappropriation or dilution, and shall take such other reasonable actions as the Secured Party shall deem appropriate or desirable under the circumstances to protect the Intellectual Property.

(p) Limitation on Filing of Financing Statements. The Debtor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Secured Party and agrees that it will not do so without the prior written consent of the Secured Party, subject to the Debtor’s rights under Section 9509(d)(2) of the UCC.

(q) Financial Statements. The Debtor shall deliver its annual financial statements (including an income statement, balance sheet, statement of shareholder’s equity and

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statement of cash flows) to Secured Party within 120 days of the end of each calendar year. In addition, Debtor shall deliver quarterly financial statements (including a profit or loss statement, statement of cash flows and balance sheet) within 45 days after the end of each of the first three quarters of each fiscal year. Such financial statements shall be in reasonable detail and shall be prepared in accordance with generally accepted accounting principles, consistent with past practices, except, in the case of unaudited financials, for the absence of footnotes and subject to year end audit adjustments. Notwithstanding the foregoing, to the extent Debtor otherwise prepares audited financial statements, Secured Party shall receive audited financial statements hereunder when such audited financial statements have been prepared and delivered to Debtor, otherwise the financial statements shall be unaudited.

4. Event of Default; the Secured Party’s Appointment as Attorney-in-Fact.

(a) Event of Default. For purposes of this Agreement, the occurrence of any one of the following events (each, an “Event of Default”) shall constitute an Event of Default hereunder and under the Promissory Note:

(i) The Debtor’s failure to pay or discharge the Obligations in full in accordance with the terms of the Promissory Note and such failure shall continue for 10 business days;

(ii) A material breach of a representation or warranty made by the Debtor under this Agreement as of the date hereof.

(iii) The Debtor’s failure to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the Promissory Note and such failure shall not be cured (if capable of cure) within 30 days of written notice to the Debtor from the Secured Party.

(iv) The Debtor shall be unable, or shall admit in writing its inability to pay its debts generally as they mature, the commission of any act of bankruptcy by the Debtor, the execution by the Debtor of a general assignment for the benefit of creditors, the filing by or against the Debtor of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Debtor.

(b) Powers. The Debtor hereby appoints the Secured Party and any officer or agent of the Secured Party, with full power of substitution, as its attorney-in-fact with full irrevocable power and authority in the place of the Debtor and in the name of the Debtor or its own name, from time to time in the Secured Party’s discretion, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to authenticate any instrument which may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the foregoing, so long as an Event of Default has occurred and is continuing, the Secured Party shall have the right, without notice to, or the consent of, the Debtor, to do any of the following on the Debtor’s behalf:

(i) to pay or discharge any taxes or Liens levied or placed on or threatened against the Collateral;

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(ii) to direct any party liable for any payment under any of the Collateral to make payment of any and all amounts due or to become due thereunder directly to the Secured Party or as the Secured Party directs;

(iii) to ask for or demand, collect, and receive payment of and receipt for, any payments due or to become due at any time in respect of or arising out of any Collateral;

(iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to enforce any right in respect of any Collateral;

(v) to defend any suit, action or proceeding brought against the Debtor with respect to any Collateral;

(vi) to settle, compromise or adjust any suit, action or proceeding described in subsection (v) above and to give such discharges or releases in connection therewith as the Secured Party may deem appropriate;

(vii) to assign any patent right included in the Collateral of the Debtor (along with the goodwill of the business to which any such patent right pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Secured Party shall in its sole discretion determine; and

(viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral and to take, at the Secured Party’s option and the Debtor’s expense, any actions which the Secured Party deems necessary to protect, preserve or realize upon the Collateral and the Secured Party’s Liens on the Collateral and to carry out the intent of this Agreement, in each case to the same extent as if the Secured Party were the absolute owner of the Collateral for all purposes.

The Debtor hereby ratifies whatever actions the Secured Party shall lawfully do or cause to be done in accordance with this Section 4. This power of attorney shall be a power coupled with an interest and shall be irrevocable.

(c) No Duty on the Secured Party’s Part. The powers conferred on the Secured Party by this Section 4 are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Secured Party nor any of its officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act pursuant to this Section 4.

5. Performance by the Secured Party of the Debtor’s Obligations. If the Debtor fails to perform or comply with any of its agreements or covenants contained in this Agreement and the Secured Party performs or complies, or otherwise causes performance or compliance, with such agreement or covenant in accordance with the terms of this Agreement, then the

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expenses of the Secured Party incurred in connection with such performance or compliance shall be payable by the Debtor to the Secured Party on demand and shall constitute Obligations secured by this Agreement (and shall be considered Advances under the Promissory Note).

6. Remedies. If an Event of Default has occurred and is continuing, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement relating to the Obligations, all rights and remedies of a secured party under the UCC. Without limiting the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Debtor or any other person (all of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon any or all of the Collateral, and/or may sell, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the foregoing), in one or more parcels at a public or private sale or sales, at any exchange, broker’s board or office of the Secured Party or elsewhere upon such terms and conditions as the Secured Party may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase all or any part of the Collateral so sold, free of any right or equity of redemption in the Debtor, which right or equity is hereby waived or released. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all expenses incurred therein or in connection with the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party under this Agreement (including, without limitation, attorneys’ fees and expenses) to the payment in whole or in part of the Obligations, in such order as the Secured Party may elect, and only after such application and after the payment by the Secured Party of any other amount required by any provision of law, need the Secured Party account for the surplus, if any, to the Debtor. To the extent permitted by applicable law, the Debtor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by the Secured Party of any of its rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.

7. Limitation on Duties Regarding Preservation of Collateral. The Secured Party’s sole duty with respect to the custody, safekeeping and preservation of the Collateral, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account. Neither the Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or otherwise.

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8. Powers Coupled with an Interest. All authorizations and agencies contained in this Agreement with respect to the Collateral are irrevocable and are powers coupled with an interest.

9. No Waiver; Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 11(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under the Promissory Note or in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have on any subsequent occasion. The rights and remedies provided in this Agreement are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

10. Termination of Security Interest. Upon satisfaction of the entirety of Debtor’s Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Debtor. Upon any such termination, the Secured Party shall authenticate and deliver to the Debtor such documents as the Debtor may reasonably request to evidence such termination.

11. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 11(a) shall be binding upon the parties and their respective successors and assigns.

(b) Transfer; Successors and Assigns. The terms and conditions of this Agreement shall be binding upon the Debtor and its successors and assigns, as well as all persons who become bound as a debtor to this Agreement and inure to the benefit of the Secured Party and its successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

(g) Payments Free of Taxes, Etc. All payments made by the Debtor under this Agreement and the Promissory Note shall be made by the Debtor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, the Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement. Upon request by the Secured Party, the Debtor shall furnish evidence satisfactory to the Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled.

[Signature Page Follows]

Execution Copy

The Debtor and the Secured Party have caused this Agreement to be duly executed and delivered as of the date first above written.

DEBTOR:

ACUCELA INC.

By:

Name:

Title:

Address:	21720 23rd Drive SE, Suite 120
Bothell, WA 98021

Facsimile Number:

SECURED PARTY:

OTSUKA PHARMACEUTICAL CO., LTD.

By:

Name:

Title:

Address:

Facsimile Number:

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EXHIBIT G

Press Release

For Immediate Release

Acucela and Otsuka Pharmaceutical Enter Co-Development Agreement for ACU-4429 in Dry Age Related Macular Degeneration

Contact:
For Otsuka Pharmaceutical Co., Ltd.	For Acucela Inc.
Hideki Shirai	Sayuri Refsland
Public Relations Department	Investor Relations
siraih@otsuka.jp	+1-425-527-3272
sayuri@acucela.com

Kiera Kelly
Media
+1-773-975-3538
kiera.kelly@k2-pr.com

BOTHELL, WA and TOKYO, JAPAN (September 4, 2008) — Acucela Inc. and Otsuka Pharmaceutical Co., Ltd. announced today that they have entered into a definitive agreement to co-develop Acucela’s lead compound ACU-4429 which is currently in Phase I clinical development for the dry form of age-related macular degeneration (AMD) in the United States.

Under the agreement, the parties will co-develop ACU-4429 in dry AMD as well as other potential indications in North America. Upon commercialization of ACU-4429, the parties may co-promote the product in North America and equally share all expenses and profits from sales of the product in North America. Acucela retains all rights to ACU-4429 in Europe, and Otsuka owns the exclusive development and commercialization rights to the product in Asia and selected markets in the rest of the world.

Otsuka shall pay Acucela a $5 million cash upfront payment, and potential milestone payments totaling $258 million. In addition, Otsuka will fund all clinical development activities through Phase II clinical testing. Beginning with Phase III clinical testing, the parties will share

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equally in all future clinical development expenses. Otsuka will provide Acucela with a loan facility to enable it to fund its share of the development expenses through to launch of the product in North America.

“We are pleased to be partnering with Acucela. Acucela’s proprietary drug discovery platform fits well within our emerging ophthalmology franchise,” commented Taro Iwamoto, Ph.D., president and representative director of Otsuka Pharmaceutical Co., Ltd. “Dry AMD causes progressive deterioration of visual function including narrowed vision and in many cases loss of eyesight, leading to severe impairment of one’s quality of life. At the current time there are no approved therapies for this debilitating disease that afflicts tens of millions of patients worldwide. We are hopeful that Otsuka and Acucela will learn and work together, and to be successful in developing ACU-4429 as an efficacious treatment for dry AMD,” added Dr. Iwamoto.

“Otsuka is an ideal partner for Acucela, as we believe that their strong international presence and commercialization expertise will enable us to maximize the product development opportunity that lies ahead of us for ACU-4429,” commented Ryo Kubota, M.D., Ph.D., chief executive office of Acucela. “The prevalence of dry AMD is expected to double in the next 20 years with the increase in the aging population, and given that there is no effective or approved treatment for this disease, we believe that ACU-4429 has the potential to play a prominent role in the treatment of patients with dry AMD,” added Dr. Kubota.

Acucela was advised in the transaction by Posada & Associates, Inc, with Wilson, Sonsini, Goodrich and Rosati providing legal counsel to the company.

About ACU-4429

ACU-4429 is small molecule non-retinoid visual cycle modulator. The compound is expected to slow the regeneration of 11-cis-retinal in the retina, and has been demonstrated to have beneficial effect in several preclinical models of retinal degeneration by stopping the accumulation of retinoid-related toxic byproducts including A2E. A2E is known for its toxicity to retinal cells and activates complement factor, which is also believed to play a significant role in the pathogenesis of AMD.

About Dry Age-Related Macular Degeneration

AMD afflicts over 20 million people worldwide and is segmented into “dry” and “wet” forms of the disease. Dry AMD accounts for approximately 90 percent of the total AMD population, and unlike wet AMD, there are no approved therapies for the disease, which is currently the leading cause of vision loss in people over 50 in the United States.

About Otsuka Pharmaceutical Co., Ltd.

Founded in 1964, Otsuka Pharmaceutical Co., Ltd. is a global healthcare company with the corporate philosophy: ‘Otsuka-people creating new products for better health worldwide.’ Otsuka researches, develops, manufactures and markets innovative and original products, with a focus on pharmaceutical products for the treatment of diseases and consumer products for the

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maintenance of everyday health. Otsuka is committed to being a corporation that creates global value, adhering to the high ethical standards required of a company involved in human health and life, maintaining a dynamic corporate culture, and working in harmony with local communities and the natural environment. The Otsuka Pharmaceutical Group comprises 106 companies and employs approximately 33,000 people in 18 countries and regions worldwide. Otsuka and its consolidated subsidiaries earned ¥928.4 billion (approx. US $9.2 billion*) in annual revenue in fiscal year ended in March 2008.

For more information on Otsuka please visit the company’s web site at www.otsuka-global.com

*	Exchange rate as of the end of March 2008.

About Acucela

Acucela is a private biotechnology company focused on discovering treatments for blinding eye diseases. Acucela has developed proprietary screens for discovering small molecules which have potential applications in several different ophthalmologic disorders such as dry AMD, diabetic retinopathy, and Stargardt disease. Through its proprietary approach and medicinal chemistry team Acucela has discovered a portfolio of small molecules which are orally available and show promise in various preclinical models of major blinding eye diseases. For more information on Acucela please visit the company’s web site at www.acucela.com.

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SUPPLEMENTAL AGREEMENT NO.1

TO CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Supplemental Agreement No. 1 to Co-Development and Commercialization Agreement (the “Supplement No. 1”) is intended to supplement and be read together with that certain agreement titled the Co-Development and Commercialization Agreement by and between Acucela Inc. (“Acucela”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) of September 4, 2008 (the “Agreement”). This Supplement No. 1 is incorporated herein to the Agreement by this reference.

Acucela has entered into that certain Research Study Agreement with Vanderbilt University dated as of July 26, 2011 (the “Vanderbilt Agreement”) and that certain Research Agreement with Northwestern University dated as of September 23, 2011 (the “Northwestern Agreement”)

Acucela has the right to review and comment any proposed publication, presentation or manuscript (the “Proposed Publication”) pursuant to Section 6 of the Vanderbilt Agreement or Section 6 of the Northwestern Agreement, as applicable.

Given that both the Vanderbilt Agreement and the Northwestern Agreement are related to Acucela compound known as “ACU-4429” which is the lead compound for the collaborative activities between Acucela and Otsuka under the Agreement, the parties hereby agrees:

1.	In the event Acucela receives any Proposed Publication from Vanderbilt University or Northwestern University, Acucela shall promptly provide Otsuka with the Proposed Publication for review and comment. Otsuka shall have [thirty (30) days] within which to review and comment to the Proposed Publication.

2.	Within [thirty (30) days] after Acucela receives any comments from Otsuka during that review period, the parties shall discuss in good faith and agree on the content of comments Acucela shall provide to Vanderbilt University or Northwestern University, as applicable.

3.	Acucela may not provide any comment to the Proposed Publication to Vanderbilt University or Northwestern University, as applicable, unless and until Acucela obtains Otsuka’s agreement on such comment.

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Otsuka and Acucela concur with the above and Acucela authorizes Otsuka, and Otsuka agrees, to begin this Supplement No. 1, each by signing in the space provided below.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ David L. Lowrance	By	/s/ Yoshiko Wakana

David L. Lowrance		Yoshiko Wakana

Name		Name

Operating Officer, General Manager
CFO		Division of Dermatological & Opthalmologicals

Title		Title

11-11-11		10 November, 2011

Date		Date

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SUPPLEMENTAL AGREEMENT NO.2

TO CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Supplemental Agreement No. 2 to Co-Development and Commercialization Agreement (the “Supplement No. 2”) is intended to supplement and be read together with that certain agreement titled the Co-Development and Commercialization Agreement by and between Acucela Inc. (“Acucela”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) of September 4, 2008 (the “Agreement”). This Supplement No. 2 is incorporated herein to the Agreement by this reference.

Acucela intends to enter into that certain Sponsored Research Agreement with Duke University related to Study ACU-4429-202 (the “Duke Agreement”);

Acucela provided the publication clause from the Duke Agreement to Otsuka for review and approval prior to execution. Otsuka provided Acucela with written approval for the publication clause in the Duke Agreement on January 5, 2012;

Acucela has the right to review and comment any proposed publication, presentation or manuscript (the “Proposed Publication”) pursuant to Section 10 of the Duke Agreement.

Given that the Duke Agreement is related to Acucela compound known as “ACU-4429” which is the lead compound for the collaborative activities between Acucela and Otsuka under the Agreement, the parties hereby agrees:

1.	In the event Acucela receives any Proposed Publication from Duke University, Acucela shall promptly provide Otsuka with the Proposed Publication for review and comment. Otsuka shall have fourteen (14) days within which to review and comment to the Proposed Publication.

2.	Within fourteen (14) days after Accuela receives any comments from Otsuka during that review period, the parties shall discuss in good faith and agree on the content of comments Acucela shall provide to Duke University.

3.	Acucela may not provide any comment to the Proposed Publication to Duke University, unless and until Acucela obtains Otsuka’s agreement on such comment.

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Otsuka and Acucela concur with the above and Acucela authorizes Otsuka, and Otsuka agrees, to begin this Supplement No. 2, each by signing in the space provided below.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ David L. Lowrance	By	/s/ Yoshiko Wakana

David L. Lowrance		Yoshiko Wakana

Name		Name

Chief Financial Officer		General Manager & Operating Officer
Division of Dermatologicals & Opthalmologicals

Title		Title

1/30/12		2/2/2012

Date		Date

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AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment Agreement”) is made and entered into as of December 12, 2012 (the “Effective Date”) by and between OTSUKA PHARMACEUTICAL CO., LTD., a Japanese corporation having its principal place of business at 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan (“Otsuka”) and ACUCELA INC., a Washington corporation having its principal place of business at 1301 Second Ave, Suite 1900, Seattle, Washington 98101-3805, USA (“Acucela”). Otsuka and Acucela are individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

A. The Parties have entered into that certain CO-DEVELOPMENT AGREEMENT dated September 4, 2008 relating to Rebamipide (“Co-Development Agreement”), that certain CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT dated September 4, 2008 relating to ACU-4429 (“4429 Agreement”) and that certain DEVELOPMENT AND COLLABORATION AGREEMENT dated September 15, 2010 relating to OPA-6566 (“6566 Agreement”). The Co-Development Agreement, the 4429 Agreement and the 6566 Agreement are collectively referred to as the “Acucela Collaboration Agreements and individually referred to as “Acucela Collaboration Agreement.”

B. The Parties desire to clarify development costs to be borne by the Parties under the Acucela Collaboration Agreements.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions.

(a) For the purposes of this Amendment Agreement,

“Direct FTE” means FTEs of Acucela who directly conduct one or more Ongoing Collaborations;

“Indirect FTE” means FTEs of Acucela who indirectly support performance of one or more Ongoing Collaborations; and

“Ongoing Collaborations” means the ongoing three collaborations pursuant to the Acucela Collaboration Agreements, i.e., development of Rebamipide pursuant to the Co Development Agreement, development of ACU-4429 pursuant to the 4429 Agreement and development of OPA-6566 pursuant to the 6566 Agreement.

(b) Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the meanings as set forth in each Acucela Collaboration Agreement.

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2. Indirect FTE.

(a) The rate for Indirect FTEs which shall commonly apply to each Acucela Collaboration Agreement (the “Indirect FTE Rate”) shall be (i) *, which amount shall be adjusted on * and upon every anniversary thereafter by the percentage increase, if any, in the Consumer Price Index for Urban Consumers for the West Region, All Items, as published by the U.S. Department of Labor, Bureau of Statistics, for the period since the last adjustment., plus (ii) a markup of * unless otherwise agreed by the Parties. The Parties agree to meet annually to review the markup percentage for appropriateness.

(b) The aggregate number of Indirect FTEs for all Ongoing Collaborations shall not exceed * per year. If any Ongoing Collaboration is completed, terminated or a new collaboration agreement is executed, the Parties shall meet with a view to discussing any necessary adjustment of the foregoing cap.

(c) In calculating Indirect FTEs, any person who indirectly supports performance of one or more Ongoing Collaborations shall be treated as one FTE. Acucela shall not be required to submit to Otsuka information regarding the number of hours spent by any person categorized into Indirect FTEs.

(d) The Indirect FTEs shall not be calculated an Ongoing Collaboration-by-Ongoing Collaboration basis but shall be calculated on an accumulated basis of all Ongoing Collaborations.

(e) The Indirect FTEs shall cover the costs associated with the work of Acucela personnel who indirectly support performance of Ongoing Collaborations. Accordingly, Otsuka shall not be required to pay Acucela any additional costs for such personnel, unless otherwise agreed by the Parties.

(f) Allocation of Indirect FTEs among the Ongoing Collaborations shall be determined in proportion to the number of Direct FTEs actually spent for each Ongoing Collaboration.

3. Direct FTE and Indirect FTE. The Parties shall categorize each cost item into Direct FTE or Indirect FTE through mutual consultation in good faith, which consultation shall take place when they discuss and agree upon the annual budget of development costs for the following year. If Acucela incurs any additional cost item which is not included in the agreed-upon annual budget, the Parties shall meet with a view to discussing how to treat such additional cost item. For the avoidance of doubt, Direct FTEs shall be calculated in accordance with applicable “FTE” and “FTE Rate” as such terms are defined in each Acucela Collaboration Agreement.

4. Confidentiality. The existence or terms of this Amendment Agreement shall be deemed Confidential Information of the Parties under the Acucela Collaboration Agreements.

*	Confidential Treatment Requested.

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5. Representations and Warranties. Each Party hereby represents and warrants to the other that it has the corporate power and authority to enter into this Amendment Agreement and this Amendment Agreement constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

6. No Other Change. Except as expressly set forth in this Amendment Agreement, all other terms of the Acucela Collaboration Agreements shall remain in full force and effect and once this Amendment Agreement is executed by the Parties, all references in each Acucela Collaboration Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Acucela Collaboration Agreement, as modified by this Amendment Agreement.

7. Effective Date. Except for Sections 1, 2 and 3 which shall become effective on January 1, 2013, this Amendment Agreement shall become effective on the Effective Date.

8. Governing Law. This Amendment Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.

9. Successors and Assigns. This Amendment Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

10. Counterparts. This Amendment Agreement may be executed in two counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile or similar electronic transmission shall be deemed to be original signatures.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

OTSUKA PHARMACEUTICAL CO., LTD.		ACUCELA INC.

By:	/s/ Yoshiko Wakana	By:	/s/ David L. Lowrance

Name:	Yoshiko Wakana	Name:	David L. Lowrance

Title:	Operating Officer	Title:	CFO

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AMENDMENT TO

CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS AMENDMENT TO CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Amendment”) is effective as of February 22, 2013 and amends that certain Co-Development and Commercialization Agreement, dated as of September 4, 2008 (the “Agreement”), by and between Acucela Inc. (“Acucela”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”).

RECITALS

WHEREAS, pursuant to the Agreement, Acucela has granted licenses to Otsuka under Acucela IP to Develop, Commercialize and Manufacture Collaboration Compounds and Collaboration Products (as such capitalized terms are defined in the Agreement);

WHEREAS, “Acucela IP” is defined in the Agreement as including “Know-How” that is “Controlled” by Acucela during the term of the Agreement and is necessary or useful to Develop, Manufacture or Commercialize Potential Collaboration Compounds or Potential Collaboration Products (as such capitalized terms are defined in the Agreement);

WHEREAS, pursuant to an Asset Purchase Agreement (“APA”) between Acucela and ReVision Therapeutics, Inc. (“ReVision”) dated as of May 30, 2012, Acucela acquired all right, title and interest in and to all of ReVision’s assets relating to its drug development program for Fenretinide, including “all non-clinical and clinical data and information relating to” Fenretinide and all “Intellectual Property” (as defined in the APA) related to Fenretinide; and

WHEREAS, Otsuka and Acucela desire to amend the Agreement to clarify Otsuka’s right to review and use the Fenretinide know-how, data and other Intellectual Property (as defined in the APA) acquired by Acucela under the APA, and to provide for Otsuka’s sharing of costs incurred in connection with Acucela’s acquisition of the Fenretinide assets and the Patent Expenses related to the preparation, filing, prosecution and maintenance of Patent Rights included in the Fenretinide assets acquired in the APA (such Patent Expenses, the “Fenretinide Patent Expenses”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.Acucela and Otsuka hereby acknowledge and agree that all non-clinical and clinical data and information relating to Fenretinide (including all files from the * study, the Investigators Brochure, Protocols and Amendments and Clinical Safety Report — *) and all Intellectual Property (as defined in the APA) related to Fenretinide (including trade secrets, know how, and other proprietary rights and information, as well as, all things authored, discovered, developed, made, perfected, improved designed, engineered, acquired, produced, conceived or first reduced to practice, in any stage of development, including without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, inventor’s notes and all other information not generally known) (collectively, the “Fenretinide Information”)

*	Confidential Treatment Requested.

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constitute “Know-How” (as defined in the Agreement) that is Controlled by Acucela (as “Controlled” is defined in the Agreement) and is necessary or useful to Develop, Manufacture or Commercialize Potential Collaboration Compounds or Potential Collaboration Products (as defined in the Agreement). As such, the Fenretinide Information is included in the Acucela IP licensed to Otsuka pursuant to the Agreement. All references throughout the Agreement to “Acucela IP” or “Acucela Know-How” shall include the Fenretinide Information.

2. Notwithstanding anything to the contrary in the Agreement (including, without limitation, Section 9.7.3 of the Agreement), Otsuka shall have full access to, and the right to review and use, the Fenretinide Information in connection with its exercise of the licenses and rights granted under Section 9.1 and Section 9.3 of the Agreement, including, without limitation, to Develop, Commercialize and Manufacture Collaboration Compounds and Collaboration Products as provided in Section 9.1 of the Agreement. Promptly following the date of this Amendment, Acucela shall make available to Otsuka all Fenretinide Information that is necessary or useful for Otsuka to Develop (but excluding Discovery Research), Manufacture and Commercialize Collaboration Compounds and Collaboration Products within the Field in the Shared Territory or in the Otsuka Territory.

3. In consideration of the foregoing, Otsuka shall pay to Acucela the sum of *. Otsuka shall pay to Acucela * within fourteen (14) days after execution of this Amendment. In addition, subsequent to the execution of this Amendment, Otsuka and Acucela shall share and bear all Fenretinide Patent Expenses in accordance with the relevant provisions of the Agreement, including but not limited to Sections 6.4.1(a), 6.5.1, 6.6 and 10.2.3 of the Agreement. Otsuka and Acucela agree and acknowledge that the ownership of any new Patent Rights related to Fenretinide Information filed subsequent to the date of this Amendment shall be determined in accordance with Section 10.1 of the Agreement. Furthermore, Otsuka and Acucela agree and acknowledge that any Patent Rights included in Fenretinide Information acquired in the APA shall be deemed Sole Patent Right of Acucela.

4. Otsuka and Acucela hereby acknowledge and agree that, to the extent the Fenretinide Information is confidential and proprietary, it shall be the Confidential Information of Acucela, and its use and disclosure shall be subject to the terms of Article 14 of the Agreement.

5. Capitalized terms used in this Amendment but not otherwise defined herein or in the APA shall have the meanings set forth in the Agreement.

6.Each party hereby represents and warrants to the other that it has the corporate power and authority to enter into this Amendment and this Amendment constitutes a legal, valid’ and binding obligation, enforceable against such party in accordance with its terms.

7. Except as expressly set forth in this Amendment, all other terms of the Agreement shall remain in full force and effect and once this Amendment is executed by the parties hereto, all references in the Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Agreement, as modified by this Amendment.

*	Confidential Treatment Requested.

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8. This Amendment shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.

9. This Amendment will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

10. This Amendment may be executed in two counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both parties have not executed the same counterpart. Signatures provided by facsimile or similar electronic transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ David L. Lowrance	By:	/s/ Yoshiko Wakana
Name:	David L. Lowrance	Name:	Yoshiko Wakana
Title:	CFO	Title:	Operating Officer

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AMENDMENT NO. 2 TO

CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 2 to Co-Development and Commercialization Agreement (this “Amendment No. 2”) is entered into on February 28, 2013 (the “Effective Date”) between Acucela Inc. (“Acucela”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”)

RECITALS

A.	Acucela and Otsuka have entered into that certain Co-Development and Commercialization Agreement dated. September 4, 2008 as amended by that certain Amendment to Co-Development and Commercialization Agreement dated as of February 22, 2013 (collectively, the “4429 Agreement”).

B.	The parties plan to commence a phase IIb/III clinical trial for Acucela’s lead compound known as “ACU-4429,” which could potentially be a pivotal trial for obtaining NDA approval in the United States depending upon the result of such trial.

Therefore, the parties agree to split the first Milestone payment set forth in Section 6.2.1 of the 4429 Agreement whereby Otsuka shall pay to Acucela the first Milestone payment as follows:

1.	Capitalized terms used in this Amendment No. 2 but not otherwise defined herein shall have the meanings set forth in the 4429 Agreement.

2.	Notwithstanding Section 6.2.1 of the 4429 Agreement, Otsuka shall pay to Acucela the first Milestone payment of $10,000,000 as follows:

Milestone Event	Milestone Payment Amount

Initiation of a phase IIb/III clinical trial of a Collaboration Product in the Field in the United States, which clinical trial is currently planned by the parties.	$5,000,000

Initiation of a Phase III Clinical Trial of a Collaboration Product in the Field in the United States (or Filing of an NDA for a Collaboration Product in the Field with the FDA in the United States if, after the above-mentioned phase IIb/III clinical trial, no additional Phase III Clinical Trial is conducted until the NDA filing)	$5,000,000

3.	For the avoidance of doubt, the above split Milestone payment shall each be paid by Otsuka to Acucela following the first achievement by Acucela or any of its Affiliates of the corresponding Milestone event set forth above with respect to the Initial Indication.

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4.	Except as expressly set forth in this Amendment No. 2, all other terms of the 4429 Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 2 as of the Effective Date.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ David L. Lowrance	By:	/s/ Yoshiko Wakana

Name:	David L. Lowrance	Name:	Yoshiko Wakana

Title:	CFO	Title:	General Manager & Operating Officer

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